As filed with the Securities and Exchange Commission on February 2, 2007.
Registration No. 333-138982

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Exact name of registrant as specified in its charter)

Nebraska	5047	37-1119387
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10077 South 134th Street, Omaha, NE 68138
(402) 331-4440
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

LIONEL L. REILLY, D.V.M.
President and Chief Executive Officer
Professional Veterinary Products, Ltd.
10077 South 134th Street, Omaha, NE 68138
(402) 331-4440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Richard E. Putnam, Esq.
Baird Holm LLP
1500 Woodmen Tower, Omaha, Nebraska 68102-2068
(402) 636-8285

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as maybe necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 2, 2007

500 Shares

PROFESSIONAL VETERINARY PRODUCTS, LTD.

COMMON STOCK

Professional Veterinary Products, Ltd. is offering 500 shares of its common stock.

Investing in the common stock involves risks.

See “Risk Factors” beginning on page 3.

PRICE $3,000 PER SHARE

	Price to Qualified	Proceeds, before
	Shareholders*	Expenses, to Company

Per Share	$3,000	$3,000
Total	$1,500,000	$1,500,000

*Ownership of common stock is limited to licensed, practicing veterinarians (or businesses comprised of veterinarians). Each shareholder is limited to ownership of one share of stock.

There is no established public trading market for the Company’s common stock. The stock’s price is fixed at $3,000 per share and may not be sold, assigned or otherwise transferred, except back to the Company at the same $3,000 price.

The Company plans to offer the shares directly to prospective investors through certain officers of the Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the first page. Our business, financial condition, results of operations, and prospects may have changed since that date. Information contained in our website does not constitute part of this prospectus.

PROSPECTUS SUMMARY

The following summary contains basic information about Professional Veterinary Products, Ltd. and its subsidiaries and highlights information contained elsewhere in the prospectus. It does not contain all information you should consider before deciding to purchase shares of common stock in this offering. You should read the entire prospectus carefully, including the financial statements and the notes to those financial statements, and the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision. The terms “Professional Veterinary Products”, “Company”, “we”, “us”, “our” and similar terms refer to Professional Veterinary Products, Ltd. unless the context otherwise requires.

GENERAL

Professional Veterinary Products, Ltd. was organized as a Missouri corporation on August 2, 1982, and domesticated in Nebraska on September 22, 1999 with the sole purpose of acting as a wholesale buyer of pharmaceuticals, vaccines, supplies, equipment and other items related to the practice of veterinary medicine in order to sell such items at a reduced cost to its shareholders.

Ownership of stock in our Company is limited to licensed veterinarians and veterinary clinics in which medical decisions are made by licensed veterinarians. Each shareholder is limited to ownership of one share of stock, which is purchased at the fixed price of $3,000. No veterinary practice composed of multiple veterinarians may own more than one (1) share of the Company’s stock. The share of stock may not be sold, assigned, or otherwise transferred, except repurchased by the Company for the original purchase price.

Our business purpose has been, and continues to be, to provide services and products at competitive prices, which allows our customers to be more competitive within their practice areas. Our services and products are available to both our shareholders and non-shareholder customers; however, non-shareholder customers do not benefit from our annual performance rebate program which is based on the shareholders’ profit to the company from purchases of goods from the Company. Our customers place product orders with our offices in Omaha, Nebraska, which are filled from our warehouse facilities in Omaha, York, Pennsylvania, Hereford, Texas and Lexington, Kentucky and then shipped to our customers. As a wholesaler, we acquire our products from original manufacturers of the products. Over time, we have increased our sales to non-shareholder customers. The increase in non-shareholder customer sales has not affected our underlying business objectives, and our shares continue to have the following unique characteristics:

•	Our shares have been and will continue to be sold for a fixed price of $3,000 per share.

•	Our shares have been and will continue to be redeemed for the fixed price. Shareholders may only sell their shares back to the Company. They cannot sell, assign or otherwise transfer their shares to other persons or entities.

•	Only one class of stock has been and will continue to be issued, and each shareholder is limited to ownership of one share of stock.

•	Shares have been and will continue to be issued only to licensed individual veterinarians and or business entities comprised of licensed veterinarians.

As of July 31, 2006, approximately 74% of our net sales and other revenue was generated from our shareholders and 26% of our total revenue was generated from non-shareholder customers.

We do not manufacture, re-label, or in any other manner alter packaged goods or products. We sell and distribute nearly 20,000 different products designed to meet nearly every veterinary practitioner’s product needs. Both our shareholders’ business and our business continue to change. We believe that the continuous integration of food producing animal producers has changed the method of distribution of animal health products. We are experiencing increasing interest by companion animal veterinarians which has led to more shareholders in the metropolitan areas.

We have never paid dividends on our stock, do not anticipate paying any dividends in the near future and currently are restricted from paying dividends by our credit facilities. We currently intend to use the funds from our sale of shares to repay existing indebtedness. There is no established public trading market for our shares, and we do not anticipate that such a market will exist in the near future.

Our Board of Directors is comprised of eight veterinarian shareholders who are elected on staggered terms from eight geographic districts. In addition to the eight shareholder directors, the Board of Directors may nominate up to two individuals to be elected as non-shareholder directors. Non-shareholder directors shall be elected for three-year terms and be voting members of the board. The President of the Company also may be elected to serve on the Board of Directors, and if elected, the President would be a non-voting member.

COMPANY INFORMATION

The Company was chartered on August 2, 1982 as a Missouri corporation, and on September 22, 1999, the Company surrendered its Missouri charter and became a Nebraska corporation.

The Company’s principal executive office is located at 10077 South 134th Street, Omaha, Nebraska 68138. Its telephone number is (402) 331-4440. Our website address is www.pvpl.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus.

THE OFFERING

Common Stock Offered	500 shares

Common Stock to be Outstanding After the Offering	2,543 shares (based on 2,043 shares outstanding as of October 31, 2006)

Price per Share	$3,000 per share, which is fixed in our Articles of Incorporation.

Use of Proceeds	To repay existing indebtedness. See “Use of Proceeds.”

Dividend Policy	We do not anticipate paying cash dividends in the foreseeable future. See “Dividend Policy.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under “Risk Factors” beginning on page 3 and other information contained in this prospectus before investing in our common stock.

RISK FACTORS

The value of your investment will be subject to the significant risks inherent in our business. Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus. If any of the events described below occur, our business and financial results could be adversely affected in a material way, and you, therefore, may lose all or part of your investment. The risks and uncertainties described below are not the only risks and uncertainties the Company faces. Additional risks and uncertainties not presently known to the Company or that are currently deemed immaterial also may impair its business operations in a material way.

RISKS RELATED TO OUR BUSINESS

Our Operating Results May Fluctuate Due to Factors Outside of Management’s Control

The Company’s operating results may significantly fluctuate, and you should not rely on them as an indication of the Company’s future results. Future revenues and results of operations may significantly fluctuate due to a combination of factors, many of which are outside of management’s control. The most notable of these factors include:

•	vendor rebates;

•	seasonality;

•	the impact of economic factors on the national veterinary practices;

•	the timing and effectiveness of marketing programs offered by our vendors;

•	the timing of the introduction of new products and services;

•	the timing and effectiveness of capital expenditures;

•	changes in manufacturer contracts; and

•	competition.

Any of the factors could adversely impact our results of operations and financial condition. The Company may be unable to reduce operating expenses quickly enough to offset any unexpected revenue shortfall. If the Company has a shortfall in revenue without a corresponding reduction to its expenses, operating results may suffer. The Company’s operating results for any particular quarter may not be indicative of future operating results. You should not rely on quarter-to-quarter comparisons of results of operations as an indication of the Company’s future performance.

Failure to Manage Growth Could Impair Our Business

Our business has grown rapidly. Our revenues increased from $239.9 million in fiscal 2002 to $368.9 million in fiscal 2006. During that same period, we have expanded our operations in the United States.

It may be difficult to manage rapid growth in the future, and our future success depends on our ability to implement and/or maintain:

•	Sales and marketing programs;

•	Customer support programs;

•	Current and new product and service lines;

•	Technical support which equals or exceeds our competitors;

•	Vendor relationships;

•	Recruitment and training of new personnel; and

•	Operational and financial control systems.

Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures and to expand the training of our work force. If we are not able to manage the rapid growth, there is a risk our customer service quality could deteriorate, which may lead to decreased sales or no profitability.

Loss of Key Personnel Could Harm Our Business

Our future success depends to a significant extent on the skills, experience and efforts of Company President and Chief Executive Officer, Dr. Lionel Reilly, and key members of his staff. The loss of any or all of these individuals could damage our business. In addition, we must continue to develop and retain a core group of individuals if we are to realize our goal of continued expansion and growth. We cannot assure you that we will be able to do so.

Due to the specialized nature of our products and services, generally, only highly qualified and trained individuals have the necessary skills to market our products and provide our services. We face intense competition for the hiring of these professionals. Any failure on our part to hire, train and retain a sufficient number of qualified professionals would damage our business. We do not generally enter into employment agreements or noncompetition agreements with our employees. However, we have an employment agreement with Dr. Reilly, which automatically renews for successive one year periods unless terminated by either party. For additional information, see “Employment Agreement.”

There is No Market for Our Stock and the Value of the Stock Will Not Increase

There is no established public trading market for the Company’s common stock, and there will be no established public trading market after this offering. Sales are limited to licensed veterinarians and veterinary clinics, and our common stock will not be sold, assigned, or otherwise transferred to anyone other than the Company. The price of each share is fixed at $3,000, or such lesser amount as determined by the Board of Directors in its discretion as provided in our Articles of Incorporation. A share will not increase in value. If a shareholder wishes to redeem his, her or its share, the shareholder must sell it to the Company, and the Company may, but is not obligated to purchase such share. If the Company elects to purchase the share, such shareholder will receive only the amount he, she or it paid for the share.

It is Unlikely We Will Pay Dividends

We have never declared or paid any cash dividends on our common stock. While our Articles of Incorporation and Bylaws approved by the Company shareholders allow the payment of dividends, we currently intend to retain any future earnings for funding the growth of our business and repayment of existing indebtedness, and therefore, we do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. In addition, our loan agreements restrict us from paying such dividends.

We Rely on Strategic Relationships to Generate Revenue

To be successful, we must establish and maintain strategic relationships with leaders in the manufacturing industry. This is critical to our success because we believe that these relationships will enable us to:

•	Extend the reach of our distribution and services to the various participants in the veterinary industry;

•	Obtain specialized expertise; and

•	Generate revenue.

Entering into strategic relationships is complicated because some of our current and future manufacturers are potential strategic partners, and these manufacturers may decide to compete with us in the future. In addition, we may not be able to establish relationships with key participants in the veterinary distribution industry if we have established relationships with competitors of these key participants. Consequently, it is important that we are perceived as independent of any particular customer or partner.

Some of our agreements with manufacturers run for one year. We may not be able to renew our existing agreements on favorable terms or at all. If we lose the right to distribute products under such agreements, we may lose access to certain products and lose a competitive advantage. Potential competitors could sell products from manufacturers that we fail to continue with and erode our market share.

Performance or Security Problems With Our Systems Could Damage Our Business

Our information systems are dependent on third party software, global communications providers, telephone systems and other aspects of technology and internet infrastructure that are susceptible to failure. Though we have implemented redundant systems and security measures, our customer satisfaction and our business could be harmed if we or our suppliers experience any system delays, failures, loss of data, outages, computer viruses, break-ins or similar disruptions. We currently process all customer transactions and data at our facilities in Omaha, Nebraska. Although we have safeguards for emergencies, including, without limitation, sophisticated back-up systems, the occurrence of a major catastrophic event or other system failure at either of our distribution facilities could interrupt data processing or result in the loss of stored data. This may result in the loss of customers or a reduction in demand for our services. Only some of our systems are fully redundant and although we do carry business interruption insurance, it may not be sufficient to compensate us for losses that may occur as a result of system failures. If disruption occurs, our profitability and results of operations may suffer.

We Face Significant Competition

The market for veterinary distribution services is intensely competitive, rapidly evolving and subject to rapid technological change. We compete with numerous vendors and distributors based on customer relationships, service and delivery, product selection, price and other capabilities. Some of our competitors have more customers, stronger brand recognition or greater financial resources than we do. Many of our competitors have comparable product lines, technical experience, distribution strategies and financial resources. These organizations may be better known and have more customers. We may be unable to compete successfully against these organizations.

Many of our competitors have distribution strategies that directly compete with us. We have many competitors including Walco International, Inc., Butler Animal Health Supply, LLC, Lextron Animal Health, Inc., MWI Veterinary Supply Co., and J.A. Webster, Inc. d/b/a Webster Veterinary Supply.

In addition, we expect that companies and others specializing in the veterinary products industry will offer competitive products. Some of our large manufacturers/suppliers also may compete with us through direct marketing and sales of their products. Increased competition could result in price reductions, decreased revenue, and lower profit margins; loss of market share; and increased marketing expectations. These and other competitive factors could materially and adversely affect the Company’s results of operations.

Investors May Fail to Pay the Installment Payments

An investor may choose from two payment plans:  (1) one payment for the full $3,000 cost of the share; or (2) three installments of $1,000 each, with the second and third installments due thirty and sixty days after the first installment is paid. The payment plans are not available in all states in which we offer our shares of common stock. It is possible investors may fail to pay all or a portion of the installment payments when due, thereby depriving the Company of the anticipated offering proceeds.

We May Not Be Able To Raise Needed Capital In the Future

To the extent that our existing sources of cash, plus any cash generated from operations, are insufficient to fund our activities, we may need to raise additional funds. If we issue additional stock to raise capital, your percentage of ownership in us would be reduced. Holders of debt would have rights, preferences or privileges senior to those you possess as a holder of our common stock. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to us. In addition, if we borrow money, we will incur interest charges, which could negatively impact our profitability.

Our Substantial Leverage Could Harm Our Business By Limiting Our Available Cash and Our Access To Additional Capital

As of November 30, 2006, our total long-term debt (excluding current portions) was approximately $4.4 million, and we had $19.6 million outstanding under our revolving credit facility and an additional $19.7 million of borrowing base capacity available under such facility. Our degree of leverage could have important consequences for you, including the following:

•	it may limit our and our subsidiaries’ ability to obtain additional funds for working capital, capital expenditures, debt service requirements, or other purposes on favorable terms or at all;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and thus will not be available for other purposes, including operations, capital expenditures and future business opportunities;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•	we may be more vulnerable than a less leveraged company to a downturn in general economic conditions or in our business; or

•	we may be unable to carry out capital spending that is important to our growth.

Our credit agreements contain a number of covenants, among other things, that restrict our and our subsidiaries’ ability to incur additional indebtedness; pay dividends or make other distributions; make certain investments; use assets as security in other transactions; and sell certain assets or merge with or into other companies. In addition, we are required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect our ability to comply with these provisions, and we or our subsidiaries may not be able to meet those ratios and tests. The breach of any of these covenants would result in a default under our credit agreement and the lender could elect to declare all amounts borrowed under the applicable agreement, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and the notes.

Our Variable Rate Indebtedness Subjects Us To Interest Rate Risk, Which Could Cause Our Debt Service Obligations To Increase Significantly

Certain of our borrowings, primarily borrowings under our revolving line of credit, are at variable rates of interest and expose us to interest rate risk based on market rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease. Our variable rate debt for the year ended July 31, 2006 was approximately $6.1 million with related interest expense of $1.3 million. A 1% increase in the average interest rate would increase future interest expense by approximately $201 thousand per year assuming an average outstanding balance under the revolving line of credit of $20.1 million.

We Rely Substantially On Third-Party Suppliers, and the Loss Of Products or Delays In Product Availability From One Or More Third-Party Suppliers Could Substantially Harm Our Business

We must contract for the supply of current and future products of appropriate quantity, quality and cost. Such products must be available on a timely basis and be in compliance with any regulatory requirements. Failure to do so could substantially harm our business.

We often purchase products from our suppliers under agreements that are of limited duration or can be terminated on a periodic basis. There can be no assurance, however, that our suppliers will be able to meet their obligations under these agreements or that we will be able to compel them to do so. Risks of relying on suppliers include:

•	If an existing agreement expires or a certain product line is discontinued, then we would not be able to continue to offer our customers the same breadth of products and our sales and operating results would likely suffer unless we are able to find an alternate supply of a similar product.

•	Current agreements, or agreements we may negotiate in the future, may commit us to certain minimum purchase or other spending obligations. It is possible we will not be able to create the market demand to meet such obligations, which would create an increased drain on our financial resources and liquidity.

•	If market demand for our products increases suddenly, our current suppliers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements or new sources of supply and may result in substantial delays in meeting market demand. If we consistently generate more demand for a product than a given supplier is capable of handling, it could lead to large backorders and potentially lost sales to competitive products that are readily available. This also could require us to seek new sources of supplies.

•	We may not be able to control or adequately monitor the quality of products we receive from our suppliers. Poor quality products could damage our reputation with our customers.

•	Some of our third party suppliers are subject to ongoing periodic unannounced inspection by regulatory authorities, including the FDA, DEA, EPA and other federal and state agencies for compliance with strictly enforced regulations, and we do not have control over our suppliers’ compliance with these regulations and standards. Violations could potentially lead to interruptions in supply that could cause us to lose sales to readily available competitive products.

Potential problems with suppliers such as those discussed above could substantially decrease sales, lead to higher costs and damage our reputation with our customers due to factors such as poor quality goods or delays in order fulfillment, which may result in decreased sales of our products and substantially harm our business.

We Rely Upon Third Parties to Ship Products to Our Customers and Interruptions in Their Operations Could Harm Our Business, Financial Condition and Results of Operations

We use UPS and FedEx as our primary delivery services for our air and ground shipments of products to our customers. If there were any significant service interruptions, there can be no assurance that we could engage alternative service providers to deliver these products in either a timely or cost-efficient manner, particularly in rural areas where many of our customers are located. Any strikes, slowdowns, transportation disruptions or other adverse conditions in the transportation industry experienced by any of our delivery services could impair or disrupt our ability to deliver our products to our customers on a timely basis and could have a material adverse effect upon our customer relationships, business, financial condition and results of operations. In addition, any increase in the shipping costs, including fuel surcharge, could have an adverse effect on our financial condition and results of operations.

We Are Exposed To Potential Risks From Recent Legislation Requiring Companies To Evaluate Their Internal Control Over Financial Reporting

We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Our management will be required to provide a report on its assessments of our internal controls over financial reporting for our fiscal year ending July 31, 2008, unless the SEC extends this deadline. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Changes in the Veterinary Distribution Industry Could Adversely Affect Our Business

The veterinary distribution industry is subject to changing political, economic and regulatory influences. Both state and federal government agencies regulate the distribution of certain animal health products and the Company is subject to regulation, either directly or indirectly, by the USDA, the FDA and the DEA. To the extent the political party in power changes, whether in the executive or legislative branch, the regulatory stance these agencies take could change. Our suppliers are subject to regulation by the USDA, the FDA, the DEA, and the EPA, and material changes to the applicable regulations could affect the supplier’s ability to manufacture certain products which could adversely impact the Company’s product supply. In addition, some of our customers may rely, in part, on farm and agricultural subsidy programs. Changes in the regulatory positions that impact the availability of funding of such programs could have an adverse impact on our customer’s financial position which could lead to decreased sales.

These factors affect our purchasing practices and operations of our business. Some of our competitors are consolidating to create integrated delivery systems with greater market presence. These competitors may try to use their market power to negotiate price reductions with the manufacturers. If we were forced to reduce our prices, our operating results would suffer. As the veterinary distribution industry consolidates, competition for customers will become more intense.

Our Business, Financial Condition And Results of Operations Depend Upon Maintaining Our Relationships With Vendors

We currently distribute more than 20,000 products sourced from more than 250 vendors. We currently do not manufacture any of our products and are dependent on these vendors for our supply of products. Our top three vendors, Pfizer, Inc., Bayer Corporation, and Fort Dodge Laboratories supplied products that accounted for approximately 51.1% of our product purchases for the fiscal year ended July 31, 2006.

Our ability to sustain our gross profits has been, and will continue to be, dependent in part upon our ability to obtain favorable terms and access to new and existing products from our vendors. These terms may be subject to changes from time to time by vendors, such as changing from a “buy/sell” to an agency relationship, or from an agency to a “buy/sell” relationship. In a “buy/sell” transaction, we purchase or take inventory of products from our vendors. Under an agency relationship, when we receive orders for products from a customer, we transmit the order to the vendor who then picks, packs, ships, invoices and collects for the products ordered. Any changes from “buy/sell” to agency or from agency to “buy/sell” could adversely affect our revenues and operating income. The loss of one or more of our large vendors, a material reduction in their supply of products or material changes in the terms we obtain from them could have a material adverse effect on our business, financial condition and results of operations.

Some of our current and future vendors may decide to compete with us in the future by pursuing or increasing their efforts in direct marketing and sales of their products. These vendors could sell their products at lower prices and maintain a higher gross margin on their product sales than we can. In this event, veterinarians or animal owners may elect to purchase animal health products directly from these vendors. Increased competition from any vendor of animal health products could significantly reduce our market share and adversely impact our financial results.

In addition, we may not be able to establish relationships with key vendors in the animal health industry if we have established relationships with competitors of these key vendors. We have written agreements with several of our vendors. Some of our agreements with vendors are for one-year periods. Upon expiration, we may not be able to renew our existing agreements on favorable terms, or at all. If we lose the right to distribute products under such agreements, we may lose access to certain products and lose a competitive advantage. Potential competitors could sell products from vendors that we fail to continue with and erode our market share.

An Adverse Change in Vendor Rebates Could Negatively Affect Our Results of Operation

The terms under which we purchase animal health products from several vendors entitle us to receive a rebate based upon the attainment of certain growth goals. If market conditions deteriorate or other factors outside of our control change, vendors may adversely change the terms of some or all of these rebate programs and there can be no assurance as to the amount of rebates that we will receive in any given year. The occurrence of any of these events could have an adverse impact on our results of operations, and as a result, you may not receive a rebate under our annual program.

Our Quarterly Operating Results May Fluctuate Significantly

Our quarterly revenues and operating results have varied in the past and may continue to do so in the future. Rebates received from vendors have historically been the greatest during the quarter ending January 31. The timing of the receipt of our revenues is directly tied to the buying patterns of veterinarians related to certain medical procedures performed on livestock during the spring and fall months. These buying patterns also can be affected by vendors’ and distributors’ marketing programs launched during the summer months which can result in veterinarians purchasing products earlier than they are needed. This kind of early purchasing may reduce our sales in the months these purchases would have otherwise been made.

If We Fail to Comply With or Become Subject to More Onerous Government Regulations, Our Business Could be Adversely Affected

The veterinary distribution industry is subject to changing political, economic and regulatory influences. Both state and federal government agencies regulate the distribution of certain animal health products, and the Company is subject to regulation, either directly or indirectly, by the USDA, the FDA, the EPA, and the DEA and state boards of pharmacy. The regulatory stance these agencies take could change. Our suppliers are subject to regulation by the USDA, the FDA, the DEA, and the EPA, and material changes to the applicable regulations could affect the supplier’s ability to manufacture certain products which could adversely impact the Company’s product supply. In addition, some of our customers may rely, in part, on farm and agricultural subsidy programs. Changes in the regulatory positions that impact the availability of funding for such programs could have an adverse impact on our customers’ financial positions which could lead to decreased sales.

We strive to maintain compliance with these laws and regulations. However, if we are unable to maintain or achieve compliance with these laws and regulations, we could be subject to substantial fines or other restrictions on our ability to provide competitive distribution services, which could have an adverse impact on our financial condition.

We cannot assure you that existing laws and regulations will not be revised or that new, more restrictive laws will not be adopted or become applicable to us or the products that we distribute or dispense. We cannot assure you that the vendors of products that may become subject to more stringent laws will not try to recover any or all increased costs of compliance from us by increasing the prices at which we purchase products from them, or, that we will be able to recover any such increased prices from our customers. We also cannot assure you that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations.

These factors affect our purchasing practices and operation of our business. Some of our competitors are consolidating to create integrated delivery systems with greater market presence. These competitors may try to use their market power to negotiate price reductions with the manufacturers. If we were forced to reduce our prices, our operating results would suffer. As the veterinary distribution industry consolidates, competition for customers will become more intense.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a Company’s future prospects and make informed investment decisions. This prospectus contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Some of the information in this prospectus, including the “Risk Factors” section above, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “project,” and “continue” or similar words. All forward-looking statements reflect our management’s present expectation of future events and are subject to a number of important factors and uncertainties that could cause results to differ materially from those described in the forward-looking statements. You should read statements that contain these words carefully because they:

•	Discuss our future expectations;

•	Contain projections of our future results of operations or of our financial condition; and/or

•	State other “forward-looking” information.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The factors listed in the “Risk Factors” section above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition. You are cautioned not to place undue reliance on forward-looking statements in this prospectus, which speak only as of the date of this prospectus. We are under no obligation and expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

USE OF PROCEEDS

We assume that we will receive net proceeds of approximately $1,259,839 from our sale of common stock in this offering after deducting $240,161 in estimated offering expenses and assuming the sale of all shares. We intend to use the proceeds for the repayment of the Company’s obligations to First National Bank of Omaha which are evidenced by a Revolving Note and a Term Note on the Company’s headquarters in Omaha. In addition to being used for working capital, the proceeds of this indebtedness were used to repay the Company’s indebtedness with its prior lender, U.S. Bank. For additional information on U.S. Bank and First National Bank of Omaha, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” below.

As of November 16, 2006, the Company had approximately $18.6 million outstanding on the Revolving Note with First National Bank of Omaha at a variable rate of 6.57%, and approximately $4,666,000 million outstanding on the Term Note with First National Bank of Omaha with a fixed rate of 7.35%. We intend to use $1,259,839, or 100%, of the net proceeds to repay the Revolving Note. After depletion of the offering proceedings, the Company intends to repay the remaining balance of the outstanding obligations owed to First National Bank of Omaha through income from its business operations.

The foregoing represents our current intentions based on our current plans and business condition. We intend to use the proceeds from this offering in the manner described above; however, the occurrence of unforeseen events or changes in business conditions could result in the application of the net proceeds from this offering in a manner other than described in this prospectus.

DIVIDEND POLICY

The Company’s Articles of Incorporation and Bylaws permit the Company to pay dividends. Any such payment of dividends would be solely in the discretion of the Board of Directors, and at this time, we do not anticipate that a dividend will be paid in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business and repay existing indebtedness. In addition, our revolving credit facilities restrict our ability to pay dividends to our shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

CAPITALIZATION

The following table sets forth our capitalization as of July 31, 2006 and October 31, 2006, on an actual basis and as adjusted to reflect the sale of the 500 shares of common stock and applying the estimated net proceeds from the offering. This table should be read in conjunction with the “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and notes thereto appearing elsewhere in this prospectus.

	At July 31, 2006		At October 31, 2006
	Actual	As Adjusted	Actual	As Adjusted
	(In thousands		(In thousands
	except share numbers)		except share numbers)

Short-term debt (including current portion of long term debt)	$7,164	$5,904	$9,457	$8,197

Long-term debt (excluding current portion)	4,052	4,052	3,778	3,778

Stockholders’ Equity
Common stock, $1 par value; authorized 30,000 shares; issued and outstanding, 2,042 and 2,043 shares, respectively, 2,542 and 2,543, as adjusted, respectively	2	3	2	3
Paid-in capital	6,039	7,538	6,060	7,559
Retained earnings	14,123	13,883	14,542	14,302

Total stockholders’ equity	20,164	21,424	20,604	21,864

Total capitalization	$31,380	$31,380	$33,839	$33,839

COMMON STOCK PRICE RANGE

No established public trading market exists for the Company’s common stock. The price for a share of Company common stock is set in our Articles of Incorporation at $3,000 per share, or such lesser amount as determined by the Board of Directors in its discretion. Therefore, unless the Board of Directors lowers the future price of common stock, an event which we do not currently anticipate occurring, the price will remain at $3,000 per share and there will be no dilution of existing shareholders’ interests.

The book value per share as of July 31, 2006 and October 31, 2006 was $9,875 and $10,085, respectively. These values were derived by dividing the $20,164,000 stockholders’ equity by the 2,042 shares outstanding as of July 31, 2006 and by dividing the $20,604,000 stockholders’ equity by the 2,043 shares outstanding as of October 31, 2006. See Note 6 of the Company’s Consolidated Financial Statements for the year ended July 31, 2006, for additional information on the presentation of the Company’s balance sheet and on the Company’s redeemable common stock and shares subject to mandatory redemption.

SELECTED FINANCIAL DATA

The following table presents selected financial data for the Company for each of the past five years ending July 31 and each of the quarters ended October 31, 2006 and 2005. The historical selected financial data are derived from the Company’s Financial Statements included elsewhere in this report and should be read in conjunction with those financial statements and notes thereto. See Note 13 to the 2006 Consolidated Financial Statements for a discussion on the Company’s 2005 restatement of its financial statements. All amounts are in thousands except per share data.

						Three Months	Three Months
						Ended	Ended
						October 31,	October 31,
	2002	2003	2004	2005	2006	2005	2006
	(Restated)	(Restated)	(Restated)

Net sales and other Revenues	239,922	298,919	335,421	387,249	368,926	98,611	89,816
Operating income	2,143	5,177	5,292	4,610	5,089	1,329	992
Net income	1,109	3,214	2,978	2,536	2,392	655	419
Income per share:
Operating income	1,386.42	2,987.10	4,421.11	3,677.01	3,611.71	1,032.68	485.52
Net income	717.14	1,854.47	2,487.77	2,022.61	1,697.62	509.21	205.18
Redeemable common shares outstanding used in the calculation	1,546	1,733	1,197	1,254	—	1,287	—
Common shares outstanding used in the calculation	—	—	—	—	1,409	—	2,043
Total assets	68,634	84,402	84,751	85,266	76,399	103,985	90,585
Total long-term obligations	5,076	7,972	5,982	5,109	5,375	8,547	4,996
Total number of shares subject to mandatory redemption(1)	—	—	716	731	—	728	—
Total number of common shares	—	—	—	—	2,042	—	2,043
Total number of redeemable common shares(1)	1,544	1,845	1,236	1,288	—	1,284	—

(1)	For additional information on the Company’s shares, see Note 6 to the 2006 Consolidated Financial Statements and for the quarter ended October 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this prospectus.

Note on Common Stock

Subsequent to the issuance of the Company’s consolidated financial statements for the year ended July 31, 2004, a review by the SEC initiated discussions among the Company, its external auditor, and the SEC relating to accounting treatment of the Company’s common stock. Based on those discussions, management concluded that for accounting purposes, the Company’s common stock that was then classified as permanent equity be reclassified as temporary equity on its balance sheet in accordance with generally accepted accounting principles. For additional information on the restatement, see Note 13 to the Company’s 2006 Consolidated Financial Statements.

On May 26, 2006, the Company’s Board of Directors adopted an amendment to the Company’s Bylaws. Prior to the amendment, Article II (Stock); Section 5 (Share Redemption) of the Bylaws allowed each shareholder the right to have his, her or its share of common stock redeemed by the Company for the price paid by the shareholder for such share. The amendment deleted and replaced Section 5 (Share Redemption) with language granting the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. Based on this amendment, management and its auditors concluded that the Company no longer is required to classify its stock as redeemable and mandatorily redeemable. All stock is now classified as common stock on the balance sheet for the fiscal year ending July 31, 2006.

All references to “common stock” herein include both Shares Subject to Mandatory Redemption and Redeemable Common Stock as described in the Company’s financial statements unless otherwise noted. For additional information on the Company’s shares, see Note 6 to the Company’s 2006 Consolidated Financial Statements.

Overview

Professional Veterinary Products, Ltd. provides distribution services of animal health products through three business segments: Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products. The Logistics Services segment provides logistics and distribution service operations for vendors of animal health products and business to business type transactions. The Direct Customer Services segment is a supplier of animal health products to the producer or consumer.

The Company’s Wholesale Distribution segment comprises the majority of its operations, representing approximately 88% of net sales and other revenue in fiscal 2006. Revenues are primarily earned by effectively distributing products to veterinarians or veterinary practices. The main factor that impacts net sales is the Company’s ability to offer a broad product line through excellent and knowledgeable customer service. For 2006, the Direct Customer Services segment represented approximately 12% of net sales and other revenues.

The Company’s revenues have increased from $239.9 million in fiscal year 2002 to $387.2 million in fiscal year 2005 with a slight decrease of $18.3 million to $368.9 million for fiscal year 2006. The Company distributes its products predominately to shareholders but over time has increased its sales to non-shareholder customers. In fiscal year 2006, net sales and other revenue to shareholders totaled $273 million or 74.1% of total net sales and other revenue.

Despite the slight decrease in 2006, we expect the long-term trend of increases in sales to continue as we continue to increase the number and type of customer accounts. We will continue our strategy of supporting the food producing animal veterinarian with a broad range of products and value-added services. In view of the increasing maturity of the food producing animal market, the Company must continue to look for future growth in the companion animal sector. The changing trends of veterinary medicine has resulted in a gradual shift toward the sale of more “companion animal” products which accounted for 53% of the Company’s revenues in fiscal year 2006.

The Company also differentiates itself from its competitors by providing annual product price reduction rebates to its shareholders. In fiscal 2005, the product price reduction rebates were approximately $5.2 million. In fiscal 2006, the product price reduction rebates were approximately $5.7 million.

The Company has planned considerable vendor rebate programs including annual targets to be achieved based on the calendar year. The Company intends to increase the profitability with the addition of new vendor rebate programs and refocusing product offerings with key vendors. The Company expects that vendor rebates will be higher during the second fiscal quarter ending January 31 than the first fiscal quarter.

We believe that there is likely to be consolidation of the many small privately owned veterinary clinics, which will result in an increasing number of larger veterinary practice business units. As a result, the larger veterinary practices will have increased purchasing leverage and will negotiate for lower product costs which will reduce margins at the distribution level and impact Company revenue and net income.

Current Assets

Current assets decreased by $8.1 million to $62.6 million for fiscal year 2006 compared to $70.7 million for the previous year. This decrease was primarily due to a decrease in accounts receivable which was partially offset by an increase in cash, inventories, and other current assets. During the three month period ending October 31, 2006, the Company’s current assets increased $14.2 million primarily due to increased accounts receivable and inventory.

Current Liabilities

Current liabilities decreased by $9.9 million to $50.9 million for fiscal year 2006 compared to $60.8 million for the previous year. This decrease was primarily due to a decrease in accounts payable which was partially offset by an increase in the note payable due to U.S. Bank and other current liabilities. During the three month period ending October 31, 2006, the Company’s current liabilities also increased $14.2 million primarily due to an increase in notes payable and accounts payable which is the result of increased product purchases from vendors.

Results of Operations for the Quarter ended October 31, 2006

The following discussion is based on the historical results of operations for the three month periods ended October 31, 2006 and 2005.

Summary Consolidated Results of Operations Table For Three Months Ended October 31, 2006

	Three Months Ended
	October 31
	2006	2005
	(In thousands)

Net sales and other revenue	$89,816	$98,611
Cost of sales	79,768	88,843

Gross profit	10,048	9,768
Operating, general and administrative expenses	9,056	8,439

Operating income	992	1,329
Interest expense, net	(322)	(225)
Other income (expense)	—	—

Income before taxes	670	1,104
Income tax expense	251	449

Net income	$419	$655

Three months ended October 31, 2006 as compared to three months ended October 31, 2005

Net sales and other revenue for the three month period ending October 31, 2006 decreased $8.8 million to $89.8 million compared to $98.6 million for the same period the previous year. The decrease in net sales and other revenue resulted primarily due to a decrease in sales to existing customers of $11.2 million and $7.0 million of this decrease was a result of a 2006 vendor contract change which moved previous invoiced sales to a commission-based agency relationship. Under an agency relationship, when the Company receives orders for products from a customer, the Company transmits the order to the vendor who then picks, packs, ships, invoices and collects for the products ordered. Partially offsetting this decrease was an increase in sales to new customers of $1.7 million. For the purpose of calculating revenue growth rates of new and existing customers, the Company has defined a new customer as a customer that did not purchase product from the Company in the corresponding fiscal quarter of the prior year, with the remaining customer base being considered an existing customer. Revenues from new customers for each fiscal quarter are summed to arrive at the year-to-date revenue for new customers. The Company’s shareholder rebate decreased $.7 million, compared to the prior period, which is netted against sales and accounts receivable on the Company’s financial statements. The Company issues rebates which are earned by its shareholders. Such rebates are calculated according to current practices of management, based on the profit the Company earns from eligible purchases by the shareholder during the period. Such rebates are made on a pro rata basis to shareholders based on the aggregate amount of gross profit the Company earns from products purchased by each shareholder during the period. Rebates are included in the Company’s financial statements and are netted against sales and accounts receivable on the Company’s financial statements.

Cost of sales for the three month period ending October 31, 2006 decreased $9.1 million to $79.8 million compared to $88.9 million for the same period the previous year. This decrease is primarily attributable to decreased cost of goods sold of $9.7 million. Partially offsetting this decrease was a decrease in sales performance incentives earned by the Company of $.6 million. The cost of goods sold includes the Company’s inventory product cost. Sales performance incentives are recorded based on the terms of the contracts or programs with each vendor. Sales performance incentives are classified in the accompanying consolidated statements of income as a reduction to cost of goods sold at the time of the sales performance measures are achieved.

Gross profit for the three month period ending October 31, 2006 increased $.3 million to $10.1 million compared to $9.8 million for the same period the previous year. This increase is primarily attributable to the decrease in the shareholder rebate of $.7 million and an increase in agency sales commission of $.3 million. This increase was offset primarily due to a decrease of sales performance incentives earned by the Company of $.6 million. Gross profit as a percentage of net sales and other revenue was 11.2% compared to 9.9% for the same period the previous year.

Operating, general and administrative expenses for the three month period ending October 31, 2006 increased $.6 million to $9.0 million compared to $8.4 million for the same period the previous year. The increase in operating, general and administrative expenses resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $.4 million and an increase in taxes other than income of $.2 million. These expenses as a percentage of net sales and other revenue were 10.1% compared to 8.6% for the same period the previous year.

Operating income for the three month period ending October 31, 2006 decreased $.3 million to $1.0 million compared to $1.3 million for the same period the previous year. This decrease is primarily attributable to the increase in operating, general and administrative expenses of $.6 million. Partially offsetting this decrease was an increase in gross profit margin of $.3 million.

The Company’s other income and interest (expense) was $(322) thousand for the three month period ending October 31, 2006, compared to $(225) thousand for the same period the previous year. Interest expense increased to $386 thousand for the three month period ending October 31, 2006, from $337 thousand for the same period in the previous year while interest income decreased to $64 thousand compared to $112 thousand in the prior period. The increase in the Company’s other income and interest (expense) resulted primarily from a decrease in interest income and additional interest expense of $49 thousand due principally on outstanding debt. The decrease in interest income resulted from a decrease in the finance charges on past due accounts receivable of $48 thousand.

Net income decreased by $.2 million to $.4 million compared to $.6 million for the same period the previous year. The net income decrease was primarily due to an increase in operations and maintenance expense of $.6 million, an increase in interest expense of $.1 million principally on outstanding debt, and a decrease in the finance charges on past due accounts receivable of $.1 million. Partially offsetting this decrease was an increase in gross profit of $.3 million and a decrease in income tax expense of $.2 million.

Operating Segments — three months ended October 31, 2006 as compared to three months ended October 31, 2005

The Company has three reportable segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products to veterinarians. This segment distributes products primarily to Company shareholders, who are licensed veterinarians or business entities comprised of licensed veterinarians.

The Logistics Services segment provides animal health products to other animal health wholesalers. The Logistic Services segment serves business-to-business type transactions.

The Direct Customer Services segment is a supplier of animal health products to the producer or consumer. Animal health products are shipped to locations closer to the final destination. The segment’s trucking operations transport the products directly to the producer or consumer.

The Company’s reportable segments are strategic business units that serve different types of customers in the animal health industry. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the Company’s management, who decides how to allocate resources and assesses performance. For additional quantitative segment information, see Note 9 of the Company’s Condensed, Consolidated Financial Statements at October 31, 2006.

Wholesale Distribution

Net sales and other revenue for the three-month period ending October 31, 2006 decreased by 9.7% or $9.6 million. Net sales and other revenue for the three month period ending October 31, 2006 totaled $89.6 million compared to $99.2 million for the same three month period in the prior fiscal year. The decrease in net sales and other revenue resulted primarily because of a decrease in sales to existing customers of $11.1 million and $7.0 million of this decrease was a result of a 2006 vendor contract change which moved previously invoiced sales to a commission-based agency relationship. Under an agency relationship, when the Company receives orders for products from a customer, the Company transmits the order to the vendor who then picks, packs, ships, invoices and collects for the products ordered. Partially offsetting this decrease was an increase in sales to new customers of $.7 million and an increase in earnings in consolidated affiliates of $.1 million. For the purpose of calculating revenue growth rates of new and existing customers in the animal health industry, the Company has defined a new customer as a customer that did not purchase product from the Company in the corresponding fiscal quarter of the prior year, with the remaining customer base being considered an existing customer. Revenues from new customers for each fiscal quarter are summed to arrive at the year-to-date revenue for new customers. The Company’s shareholder rebate decreased $.7 million, compared to the prior period, which is netted against sales and accounts receivable on the Company’s financial statements. The Company issues rebates which are earned by its shareholders. Such rebates are calculated according to current practices of management, based on the profit the Company earns from eligible purchases by the shareholder during the period. Such rebates are made on a pro rata basis to shareholders based on the aggregate amount of gross profit the Company earns from products purchased by each shareholder during the period. Rebates are included in the Company’s financial statements and are netted against sales and accounts receivable on the Company’s financial statements.

Cost of sales for the three month period ending October 31, 2006 decreased $9.7 million to $81.3 million compared to $91.0 million for the same period the previous year. This decrease is primarily attributable to decreased cost of goods sold of $10.3 million. Partially offsetting this decrease was a decrease in sales performance incentives earned by the Company of $.6 million. The cost of goods sold includes the Company’s inventory product cost. Sales performance incentives are recorded based on the terms of the contracts or programs with each vendor. Sales performance incentives are classified in the accompanying consolidated statements of income as a reduction to cost of goods sold at the time of the sales performance measures are achieved.

Gross profit increased by $.1 million to $8.3 million compared to $8.2 million for the same three month period in the prior fiscal year. This increase is primarily attributable to the decrease in the shareholder rebate of $.7 million. This increase was offset primarily due to a decrease of sales performance incentives earned by the Company of $.6 million. Gross profit as a percentage of total revenue was 9.3% for the three month period ending October 31, 2006 compared to 8.3% for the same three month period in the previous year.

Operating, general and administrative expenses increased by $.5 million to $7.4 million for three-month period ending October 31, 2006 compared to $6.9 million for the previous year. This increase in operating, general and administrative expenses resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $.5 million. Such operating, general and administrative expenses as a percentage of total revenue for the three-month period ending October 31, 2006 was 8.2% compared to 6.9% for the three month period ended October 31, 2005.

Operating income decreased by $.4 million to $.9 million for the three-month period ending October 31, 2006 compared to $1.3 million for the previous year. This decrease is primarily attributable to the increase in operating, general and administrative expenses of $.5 million. Partially offsetting this decrease was an increase in gross profit margin of $.1 million.

Logistics Services

Net sales and other revenue for the three-month period ending October 31, 2006 decreased by $60 thousand. Net sales and other revenue for the three-month period ending October 31, 2006 totaled $76 thousand compared to $136 thousand for the same period in the previous fiscal year. This decrease is primarily attributable to decreased sales to other animal health wholesalers. The Company anticipates that this trend will continue.

Cost of sales for the three month period ending October 31, 2006 decreased $62 thousand to $62 thousand compared to $124 thousand from the same period the previous year. This decrease is primarily attributable to decreased cost of goods sold of $62 thousand. The cost of goods sold includes the Company’s inventory product cost.

Gross profit increased by $3 thousand to $14 thousand during the three-month period ending October 31, 2006 compared to $11 thousand for the same period during the previous fiscal year. Gross profit as a percentage of total revenue was 18.9% for the three-month period ending October 31, 2006 compared to 8.1% for the three month period ended October 31, 2005.

Operating, general and administrative expenses are nominal for this segment and for the three month periods ended October 31, 2006 and 2005.

Operating income increased by $3 thousand to $14 thousand for the three-month period ending October 31, 2006 compared to $11 thousand for the same period the previous year. This increase is primarily attributable to the increase in gross profit.

Direct Customer Services

Net sales and other revenue for the three-month period ending October 31, 2006 increased by 14.9% or $2.0 million. Net sales and other revenue for the three-month period ending October 31, 2006 totaled $15.4 million compared to $13.4 million for the same period the previous year. The increase in net sales and other revenue resulted primarily from an increase in sales to new customers of $1.1 million and an increase in sales to existing customers of $.9 million. For the purpose of calculating revenue growth rates of new and existing customers, the Company has defined a new customer as a customer that did not purchase product from the Company in the corresponding fiscal quarter of the prior year, with the remaining customer base being considered an existing customer. Revenues from new customers for each fiscal quarter are summed to arrive at the year-to-date revenue for new customers.

Cost of sales for the three month period ending October 31, 2006 increased by $1.8 million to $13.5 million compared to $11.7 million for the same period the previous year. This increase is primarily attributable to the increase of cost of goods sold of $1.9 million. Partially offsetting this increase was an increase in sales performance incentives earned by the Company of $.1 million. The cost of goods sold includes the Company’s inventory product cost. Sales performance incentives are recorded based on the terms of the contracts or programs with each vendor. Sales performance incentives are classified in the accompanying consolidated statements of income as a reduction to cost of goods sold at the time of the sales performance measures are achieved.

Gross profit increased by $.2 million to $1.9 million in the three-month period ending October 31, 2006 compared to $1.7 million for the same period the previous fiscal year. This increase was primarily attributable due to the increase in sales performance incentives earned from manufacturers of animal health products of $.1 million. Gross profit as a percentage of total revenue was 12.3% for the three-month period ending October 31, 2006 compared to 12.7% for the three month period ended October 31, 2005.

Operating, general and administrative expenses increased by $.1 million to $1.7 million for three month period ending October 31, 2006 compared to $1.6 million for the previous year. The increase in operating, general and administrative expenses resulted primarily from an increase in employee related expenses of $.2 million. Partially offsetting this increase was a decrease in payroll, payroll taxes, and employee benefits of $.1 million. Such operating, general and administrative expenses as a percentage of total revenue for the three month period ending October 31, 2006 were 11.1% and compared to 11.8% during the same three month period ending October 31, 2005.

Operating income increased by $.1 million to $.2 million for the three month period ending October 31, 2006 compared to an operating income of $.1 million for the same period in the previous year. This increase is primarily attributable to an increase in gross profit of $.2 million. Partially offsetting this increase was an increase in operating, general and administrative expenses of $.1 million.

Results of Operations for the Years ended 2006, 2005 and 2004

The following discussion is based on the historical results of operations for fiscal 2006, 2005 and 2004.

Summary Consolidated Results of Operations Table

	July 31,	July 31,	July 31,
	2006	2005	2004
			(Restated)
	(In thousands)

Net sales and other revenue	$368,926	$387,249	$335,421
Cost of sales	328,961	349,375	301,393

Gross profit	39,965	37,874	34,028
Operating, general and administrative expenses	34,876	33,264	28,736
Operating income	5,089	4,610	5,292
Interest expense, net	(1,320)	(680)	(678)
Other income (expense)	121	98	113

Income before taxes	3,890	4,028	4,727
Income tax expense	1,498	1,492	1,749

Net income	$2,392	$2,536	$2,978
Beginning retained earnings	11,731	9,195	6,217

Ending retained earnings	$14,123	$11,731	$9,195

Net sales and other revenue were $368.9 million in 2006, $387.2 million in 2005 and $335.4 million in 2004. The decrease in net sales and other revenue in 2006 over 2005 resulted primarily from a decrease in sales to existing customers of $31.5 million of which $12.0 million is a result of a 2006 vendor contract change which moved previous invoiced sales to a commission-based agency relationship. Under an agency relationship, when the Company receives orders for products from a customer, the Company transmits the order to the vendor who then picks, packs, ships, invoices and collects for the products ordered. Offsetting this decrease was an increase in sales to new customers of $13.2 million. The increase in net sales and other revenue in 2005 over 2004 resulted primarily from an increase in sales to new customers of $23.0 million and an increase in sales to existing customers of $28.8 million.

Gross profit was $40.0 million in 2006, $37.9 million in 2005 and $34.0 million in 2004. The increase in gross profit in 2006 over 2005 resulted primarily from an increase in agency sales commission of $.6 million and an increase of sales performance incentives of $1.3 million. The increase in gross profit in 2005 over 2004 resulted primarily from increased net sales and other revenue while cost of sales remained constant as a percentage of net sales and other revenue. Cost of sales increased due to an increase of freight expense of $.7 million and an increase of sales performance incentives of $2.8 million.

Operating, general and administrative expenses were $34.9 million in 2006, $33.3 million in 2005 and $28.7 million in 2004. The increase in operating, general and administrative expenses in 2006 over 2005 resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $1.1 million, an increase in computer supplies and computer support of $.4 million, an increase in depreciation expense of $.2 million and an increase in credit card fees of $.2 million. The increase in operating, general and administrative expenses in 2005 over 2004 resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $2.0 million and an increase in other operating, general and administrative expenses of $2.5 million to support the increase in revenue.

Operating income was $5.1 million in 2006, $4.6 million in 2005 and $5.3 million in 2004. The increase in operating income in 2006 over 2005 resulted primarily from a decrease in cost of sales of $20.4 million. Offsetting this increase was a decrease in net sales and other revenue of $18.3 million to customers and an increase in operating, general and administrative expenses of $1.6 million. The decrease in operating income in 2005 over 2004 resulted primarily from an increase in cost of sales of $48.0 million and an increase in operating, general and administrative expenses of $4.5 million. Offsetting this decrease was an increase in net sales and other revenue of $51.8 million.

The Company’s other income and interest (expense) was $(1.2) million in 2006, $(582) thousand in 2005 and $(565) thousand in 2004. The increase in the Company’s other income and interest (expense) in 2006 over 2005 resulted primarily from an increase in interest expense of $456 thousand, which was due principally on outstanding debt, a decrease in the finance charges on past due accounts receivable of $184 thousand, and a decrease to other income primarily attributable to assets sold of $35 thousand. Partially offsetting this increase was an increase in equity earnings of unconsolidated affiliate of $58 thousand. The increase in the Company’s other income and interest (expense) in 2005 over 2004 resulted primarily from an increase in interest expense of $84 thousand, which was due principally on outstanding debt and a decrease in equity earnings of unconsolidated affiliate of $53 thousand. Partially offsetting this increase was an increase in the finance charges on past due accounts receivable of $82 thousand and an increase to other income primarily attributable to assets sold of $38 thousand.

Contractual Obligations and Commitments

The Company’s contractual obligations (in thousands) at July 31, 2006 mature as follows:

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Loans payable to banks	$6,103	$6,103	$—	$—	$—
Capital lease commitments	133	76	57	—	—
Operating lease commitments	525	317	208	—	—
Long-term debt obligations (including current portion)(1)	5,755	1,307	4,448	—	—

Total contractual Obligations(2)	$12,516	$7,803	$4,713	$—	$—

(1)	Interest payments due on long-term debt for less than 1 year are $316, 1-3 years are $452, 3-5 years are $0, and after 5 years are $0.

(2)	See Notes 8 and 11 of the 2006 Consolidated Financial Statements for additional information.

The Company’s Bylaws allow the Company to repurchase stock upon receipt of written notice from a shareholder requesting redemption of his, her, or its stock. The Company may, but is not obligated to repurchase the stock. The redemption amount is the original purchase price of the stock paid by the shareholder, which is fixed at $3,000 per share as provided in the Articles of Incorporation.

Operating Segments

The Company has three reportable segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products. This segment distributes products primarily to licensed veterinarians or business entities comprised of licensed veterinarians.

The Logistics Services segment provides logistics and distribution service operations for vendors of animal health products and business to business type transactions. The Logistics Services segment distributes products primarily to other animal health companies.

The Direct Customer Services segment is a supplier of animal health products to the producer or consumer. Animal health products are shipped to locations closer to the final destination. The segment’s trucking operations transport the products directly to the producer or consumer.

The Company’s reportable segments are strategic business units that serve different types of customers in the animal health industry. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. See Note 12 of the Company’s 2006 Consolidated Financial Statements for additional quantitative segment information.

The following table summarizes the Company’s operations by business segment:

	Year Ended
	July 31,	July 31,	July 31,
	2006	2005	2004
	(In thousands)

NET SALES AND OTHER REVENUE
Wholesale Distribution	$367,288	$386,073	$333,290
Logistics Services	426	1,930	1,246
Direct Customer Services	50,412	42,926	31,479
Eliminations	(49,200)	(43,680)	(30,594)

Consolidated Total	$368,926	$387,249	$335,421

COST OF SALES
Wholesale Distribution	333,513	352,980	303,248
Logistics Services	380	1,877	1,190
Direct Customer Services	43,387	37,432	27,325
Eliminations	(48,319)	(42,914)	(30,370)

Consolidated Total	$328,961	$349,375	$301,393

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES
Wholesale Distribution	28,768	28,420	24,692
Logistics Services	—	1	—
Direct Customer Services	6,108	4,843	4,044
Eliminations	—	—	—

Consolidated Total	$34,876	$33,264	$28,736

BUSINESS SEGMENT ASSETS
Wholesale Distribution	$75,649	$84,574	$84,128
Logistics Services	346	300	248
Direct Customer Services	10,832	10,131	666
Eliminations	(10,428)	(9,739)	(291)

Consolidated Total	$76,399	$85,266	$84,751

Wholesale Distribution

Net sales and other revenue for our wholesale distribution segment were $367.3 million in 2006, $386.1 million in 2005 and $333.3 million in 2004. The decrease in net sales and other revenue in 2006 over 2005 resulted primarily from a decrease in sales to existing customers of $33.6 million of which $12.0 million is a result of a 2006 vendor contract change which moved previous invoiced sales to a commission-based agency relationship, an increase in sales returns of $.9 million, and an increase in the shareholder rebate of $.4 million. Partially offsetting this decrease was an increase in sales to new customers of $9.1 million, an increase in sales of consolidated affiliates of $6.6 million, an increase in agency sales commission of $.6 million, and an increase in equity earnings from consolidated affiliates of $.1 million. Under an agency relationship, when the Company receives orders for products from a customer, the Company transmits the order to the vendor who then picks, packs, ships, invoices and collects for the products ordered. The Company calculates rebates which are credited to its shareholders. The rebates are calculated, according to current practices of management, based on eligible purchases by the shareholder during the period. Such rebates are made on a pro rata basis to shareholders based on the aggregate amount of products purchased by each shareholder during the period. Rebates are netted against sales and accounts receivable on the Company’s financial statements. The increase in net sales and other revenue in 2005 over 2004 resulted primarily from an increase in sales to customers of $53.6 million and an increase in equity earnings from consolidated affiliates of $.5 million. Partially offsetting this increase was an increase in sales returns of $1.3 million.

Gross profit for our wholesale distribution segment was $33.8 million in 2006, $33.1 million in 2005 and $30.0 million in 2004. The increase in gross profit in 2006 over 2005 resulted primarily from a decrease in cost of sales of $18.8 million and an increase in sales performance incentives of $.5 million. This increase was offset primarily due to a decrease in sales to customers of $18.8 million. The increase in gross profit in 2005 over 2004 resulted primarily from an increase in net sales and other revenue of $52.8 million. This increase was offset primarily due to an increase in cost of sales of $49.7 million, which increased due to an increase in freight expense of $.5 million and an increase of sales performance incentives earned by this business segment of $1.8 million.

Operating, general and administrative expenses for our wholesale distribution segment were $28.8 million in 2006, $28.4 million in 2005 and $24.7 million in 2004. The increase in operating, general and administrative expense in 2006 over 2005 resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $.6 million, an increase in computer supplies and computer support of $.4 million, and an increase in depreciation expense of $.2 million. This increase was offset primarily due to a decrease in bad debt expense of $.6 million, a decrease in communication expense of $.1 million, and a decrease in professional services of $.1 million. The increase in operating, general and administrative expenses in 2005 over 2004 resulted primarily from an increase of payroll, payroll taxes, and employee benefits of $1.4 million and an increase of $2.3 million in other operating, general and administrative expenses to support the increase in revenue.

Operating income for our wholesale distribution segment was $5.0 million in 2006, $4.7 million in 2005 and $5.3 million in 2004. The increase in operating income from 2006 over 2005 resulted primarily from a decrease in cost of sales of $18.8 million and an increase in sales performance incentives of $.5 million. Offsetting this increase was a decrease in net sales and other revenue of $18.8 million to customers and an increase in operating, general and administrative expenses of $.3 million. The decrease in operating income from 2005 over 2004 resulted primarily from an increase in cost of sales of $49.7 million and an increase in operating, general and administrative expenses of $3.7 million to support the increased revenue. Partially offsetting this decrease was an increase of net sales and other revenue of $52.8 million.

Assets decreased by $8.9 million to $75.7 million for fiscal year 2006 compared to $84.6 million for the previous year. This decrease was primarily due to a decrease in accounts receivable and other assets which were partially offset by an increase in cash and inventories.

Logistics Services

Net sales and other revenue for our logistic services segment were $426 thousand in 2006, $1.9 million in 2005 and $1.2 million in 2004. The decrease in net sales and other revenue in 2006 over 2005 resulted primarily to decreased sales to other animal health wholesalers. The Company anticipates that this trend will continue. The increase in net sales and other revenue in 2005 over 2004 resulted primarily from an increase of $.8 million in sales to other animal health wholesalers. Partially offsetting this increase was an increase in sales returns of $.1 million.

Gross profit for our logistic services segment was $46 thousand in 2006, $53 thousand in 2005 and $56 thousand in 2004. The decrease in gross profit in 2006 over 2005 resulted primarily due to the decrease in revenue. The decrease in gross profit in 2005 over 2004 resulted primarily due to increased cost of sales of $687 thousand. Offsetting this decrease was an increase in net sales and other revenue of $684 thousand. Cost of sales included an increase of sales performance incentives for $35 thousand earned by this business segment.

Operating, general and administrative expenses for our logistic services segment were $0 in 2006, $1 thousand in 2005 and $0 in 2004. The decrease in operating, general and administrative expenses in 2006 over 2005 resulted primarily from a decrease in sales to other animal health wholesalers. The increase in operating, general and administrative expenses in 2005 over 2004 resulted primarily from an increase in sales to other animal health wholesalers.

Operating income for our logistic services segment was $46 thousand in 2006, $52 thousand in 2005 and $56 thousand in 2004. The decrease in operating income in 2006 over 2005 resulted primarily from a decrease in net sales and other revenue of $1.5 million. Offsetting this decrease was a decrease in cost of goods sold of $1.5 million and a decrease in operating, general and administrative expenses of $1 thousand. The decrease in operating income in 2005 over 2004 resulted primarily from an increase in cost of sales of $687 thousand and an increase in operating, general and administrative expenses of $1 thousand. Offsetting this decrease was an increase in net sales and other revenue of $684 thousand.

Assets increased by $46 thousand to $346 thousand for fiscal year 2006 compared to $300 thousand for the previous year. This increase was primarily due to an increase in accounts receivable.

Direct Customer Services

Net sales and other revenue for our direct customer services segment were $50.4 million in 2006, $43.0 million in 2005 and $31.5 million in 2004. The increase in net sales and other revenue in 2006 over 2005 resulted primarily from an increase in sales of $7.6 million to producers. Partially offsetting this increase was an increase in sales returns of $.2 million from producers. The increase in net sales and other revenue in 2005 over 2004 resulted primarily from an increase in sales of $11.7 million to producers. Partially offsetting this increase was an increase in sales returns of $.4 million.

Gross profit for our direct customer services segment was $7.0 million in 2006, $5.5 million in 2005 and $4.2 million in 2004. The increase in gross profit in 2006 over 2005 resulted primarily from an increase in sales performance incentives of $1.6 million. The increase in gross profit in 2005 over 2004 resulted primarily from an increase in net sales and other revenue of $11.5 million. Partially offsetting this increase was an increase in cost of sales of $10.1 million. Cost of sales included an increase of freight expense of $.2 million and an increase of sales performance incentives of $1.2 million earned by this business segment.

Operating, general and administrative expenses for our direct customer services segment were $6.1 million in 2006, $4.8 million in 2005 and $4.0 million in 2004. The increase in operating, general and administrative expenses in 2006 over 2005 resulted primarily from an increase in payroll, payroll taxes, and employee expenses and benefits of $.6 million, and an increase in distribution center and administrative support expenses of $.5 million. The increase in operating, general and administrative expenses in 2005 over 2004 resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $.6 million and an increase of $.2 million in other operating, general and administrative expenses in order to support the increase in revenue.

Operating income for our direct customer services segment was $.9 million in 2006, $.7 million in 2005 and $.1 million in 2004. The increase in operating income in 2006 over 2005 resulted primarily from an increase in net sales and other revenue of $7.5 million. Offsetting this increase was an increase of cost of sales of $6.0 million and an increase in operating, general and administrative expenses of $1.3 million. The increase in operating income in 2005 over 2004 resulted primarily from an increased net sales and other revenue of $11.5 million. Offsetting this increase was an increase of cost of sales of $10.1 million and an increase in operating, general and administrative expenses of $.8 million.

Assets increased by $.7 million to $10.8 million for fiscal year 2006 compared to $10.1 million for the previous year. This increase was primarily due to an increase in accounts receivable, inventory, and net property and equipment.

Seasonality in Operating Results

The Company’s quarterly sales and operating results have varied in the past and will likely continue to do so in the future. Historically, the Company’s sales are seasonable with peak sales in the spring and fall. The cyclical nature is directly tied to the significant amount of business the Company does in the livestock sector. Product use cycles are directly related to certain medical procedures performed by veterinarians on livestock during the spring and fall.

In the last few years the Company has been selling more companion animal related products. These products tend to have a different seasonal nature which minimally overlaps the livestock business cycles. The net result is a reduction of the cyclical seasonal nature of the business. Minimizing the cyclical nature of the Company’s business has allowed for more efficient utilization of all resources.

Liquidity and Capital Resources

The Company expends capital primarily to fund day-to-day operations and expand those operations to accommodate sales growth. It is necessary for the Company to expend necessary funds to maintain significant inventory levels in order to fulfill its commitment to its customers. Historically, the Company has financed its cash requirements primarily from short term bank borrowings and cash from operations. At October 31, 2006, there were no additional material commitments for capital expenditures other than as noted below.

The Company also expended significant funds in the lease and purchase of its facilities. The Company leases a total of 87,500 square feet from Kinsley Equities II Limited Partnership for warehouse space in York, Pennsylvania. For additional information, see the section “BUSINESS-Properties”.

In April 2005, the Company signed a lease agreement with U.S. Bancorp Equipment Finance for voice picking equipment to be used in the Omaha, Nebraska and York, Pennsylvania facilities. The initial amount of the lease is $207,996, with interest at 6.19% and monthly payments of $6,346 through April 2008.

Effective October 1, 2005, the Company entered into a Lease with two individuals who are both residents of the State of Texas. Pursuant to the Lease, the Company leases these premises located in a building, which contains approximately 15,625 rentable square feet, in Hereford, Texas. The Lease has an initial term of five (5) years, ending on September 30, 2010. The Company also has the option to renew the initial term of the Lease for two successive three year periods by providing the landlord notice of its election to renew thirty days prior to the commencement of such renewal term. The Company intends to use the premises for storing and warehousing veterinary products. The initial amount of the lease is $4,557 per month.

On November 7, 2005, the Company executed a lease agreement with Independent Veterinary Group LLC, a Kentucky limited liability company. Pursuant to the lease agreement, the Company leases certain premises located in Lexington, Kentucky. The lease agreement has an initial term of seventeen months, commencing November 1, 2005 and ending March 31, 2007. The Company uses the premises for storing and warehousing animal health products. On August 2, 2006, the Company executed a lease extension and addendum with ACH BRO LLC (successor lessor to IVG) extending the lease through July 31, 2007. The amount of the lease is $4,308 per month.

The Company and its subsidiaries, ProConn, LLC and Exact Logistics, LLC, executed a Loan Agreement dated November 14, 2006 (the “Loan Agreement”) and related loan documents (collectively, the “Loan Documents”) with First National Bank of Omaha, a national banking association (the “Lender”). The obligations of the Company and its subsidiaries under the Loan Agreement and Loan Documents commenced November 16, 2006, and are joint and several.

Pursuant to the terms of the Loan Documents, the Lender may loan to the Company and its subsidiaries up to forty-four million six hundred sixty-six thousand dollars ($44,666,000), which includes a forty million dollar ($40,000,000) revolving loan facility and a four million six hundred sixty-six thousand dollar ($4,666,000) term loan facility. The proceeds of such loan facilities will be used to repay existing indebtedness of the Company and provide working capital support.

The Loan Agreement imposes certain financial covenants, and the Company shall not, without the consent of Lender permit its minimum tangible net worth to be less than $17,000,000 or its cash flow leverage ratio to be equal to or greater than 3.50 to 1.00. The loans may be accelerated upon default. Event of default provisions include, among other things, the Company’s failure (i) to pay amounts when due and (ii) to perform any material condition or to comply with any material promise or covenant of the Loan Agreement or any of the Loan Documents. The Revolving Note and Term Note are secured by substantially all of the assets of the Company and its subsidiaries, including the Company’s headquarters in Omaha. We also currently are restricted from paying dividends by these credit facilities.

The loan proceeds from the Term Note were wired to U.S. Bank, N.A., the Company’s prior lender, on November 16, 2006, to repay the Company’s obligations under the U.S. Bank Loan Agreement (as discussed below). This Term Note is amortized over a ten year period with a final maturity date of December 1, 2016. The interest rate is fixed at 7.35% per annum for the term of the note. Upon an event of default, the Term Note shall bear interest at the LIBOR Rate as determined by Lender plus 7.50% per annum. This Term Note may not be prepaid without obtaining the consent of the Lender and payment of the prepayment fee as calculated therein.

Payments with respect to the Term Note shall be as follows: (i) interest only in advance at the rate of $953 per day shall be due and payable for the period beginning on November 16, 2006 and ending on November 30, 2006 and (ii) one hundred nineteen (119) installments of principal and interest in the amount of $55,282 each shall be payable commencing on January 1, 2007 and continuing on the first day of each month until and including November 1, 2016. On December 1, 2016, all unpaid principal and interest thereon shall be due and payable.

The Lender shall provide advances to the Company from the Revolving Note in the maximum aggregate amount of Forty Million ($40,000,000), which advances will be used as needed by the Company for working capital, through the termination date of December 1, 2009. Interest shall be paid at a variable rate, reset daily, equal to the LIBOR Rate as determined by Lender plus (i) 1.25% per annum when the cash flow leverage ratio is less than or equal to 3.00 to 1.00 or (ii) 1.50% per annum when the cash flow leverage ratio is more than 3.00 to 1.00. Upon an event of default, the Revolving Note shall bear interest at the LIBOR Rate as determined by Lender plus 7.50% per annum. The Lender advanced funds under the Revolving Note on November 16, 2006, which were wired to U.S. Bank, to repay the Company’s obligations under the U.S. Bank Loan Agreement.

The Loan Agreement and Loan Documents executed with First National Bank of Omaha (described above) replaced the Amended and Restated Loan Agreement with U.S. Bank, N.A. (“U.S. Bank”) dated May 12, 2003, as amended (the “U.S. Bank Loan Agreement”), and related loan documentation (collectively, the “U.S. Bank Loan Documents”). Under the U.S. Bank Loan Documents, the Company and its subsidiaries executed for the benefit of U.S. Bank a Term Promissory Note in the amount of $4,000,000 at a fixed rate of 5.77% per annum, which was to mature on June 1, 2008. The Company and its subsidiaries were jointly and severally liable for the obligations under the Term Promissory Note. The Term Promissory Note was payable in monthly installments of principal and interest in the amount of $76,904 through May 1, 2008. On June 1, 2008, all unpaid principal and interest would have been due.

On December 28, 2004, the Company and its subsidiaries increased its revolving line of credit with U.S. Bank from $25,000,000 to $40,000,000, which was evidenced by a Revolving Promissory Note. The Company and its subsidiaries were jointly and severally liable for the obligations under the Revolving Promissory Note, which was to mature on January 1, 2008. Advances made under the Revolving Promissory Note accrued interest at a variable rate, subject to change each fiscal quarter, equal to the LIBOR Rate plus a percentage based on the Company’s leverage ratio. As of October 31, 2006, the variable interest rate at which the Revolving Promissory Note accrued interest was 7.22%.

Both the Term Promissory Note and the Revolving Promissory Note were secured by a first mortgage held by U.S. Bank on the Company’s Omaha facility as well as a first security interest on all of the Company’s accounts receivable, inventory, chattel paper, equipment, instruments, investment property, deposit accounts, documents, letter of credit rights, fixtures, personal property and general intangibles. On November 16, 2006, the Company repaid all of its obligations in the amount of $22,275,901 under the U.S. Bank Loan Agreement and related Loan Documents, which amount includes a prepayment penalty of $112,448 of which $25,000 was reimbursed by First National Bank.

Under its Bylaws, the Company may, in its discretion, decide to repurchase shares of common stock upon request for redemption by a shareholder.

Operating Activities.  For the fiscal year ending July 31, 2004, net cash consumed by operating activities of $121 thousand was primarily attributable to decreases of $1.5 million in accounts receivable and $1.1 million in accounts payable. These were partially offset by an increase of $1.9 million in inventories. For the fiscal year ending July 31, 2005, net cash provided by operating activities of $9.8 million was primarily attributable to an increase of $6.4 million in accounts receivable and $6.3 million in accounts payable. These were partially offset by a decrease of $6 million in inventories. For the fiscal year ending July 31, 2006, net cash consumed by operating activities of $.9 million was primarily attributable to a decrease of $10.3 million in accounts receivable and $13.6 million in accounts payable. These were partially offset by an increase of $1.1 million in inventories.

Net cash consumed in operating activities of $7.3 million for three months ending October 31, 2005 was primarily attributable to an increase of $7.5 million in accounts receivable and an increase of $11.1 million in inventories, which was partially offset by an increase in accounts payable of $10.0 million. Net cash consumed in operating activities of $3.1 million for the three months ending October 31, 2006, was primarily attributable to an increase of $9.0 million in accounts receivable and an increase of $6.6 million in inventories, which was partially offset by an increase in accounts payable of $11.4 million.

Investing Activities.  Net cash consumed by investing activities of $1.4 million in fiscal year ending July 31, 2004 was primarily attributable to investments in equipment, including the purchase of office, warehouse and computer equipment. Net cash consumed by investing activities of $1.2 million in fiscal year ending July 31, 2005 was primarily attributable to investments in equipment, including the purchase of office, warehouse and computer equipment. Net cash consumed by investing activities of $1.1 million in fiscal year ending July 31, 2006 was primarily attributable to investments in equipment, including the purchase of office, warehouse and computer equipment.

Net cash consumed by investing activities of $457 thousand for the three months ending October 31, 2005 was primarily attributable to investments in equipment and furniture, including the purchase of office furniture, computer software, warehouse and computer equipment. Net cash consumed by investing activities of $117 thousand for the three months ending October 31, 2006 was primarily attributable to investments in equipment and furniture, including the purchase of office furniture, computer software, warehouse and computer equipment.

Financing Activities.  In the fiscal year ending July 31, 2004, net cash consumed by financing activities of $544 thousand was primarily attributable to $944 thousand in net loan payments, and $400 thousand from net proceeds from the issuance of shares subject to mandatory redemption and the issuance of redeemable common stock. In the fiscal year ending July 31, 2005, net cash consumed by financing activities of $9.0 million was primarily attributable to $9.3 million in net loan payments and capital lease obligations, and $.2 million from net proceeds from the issuance of shares subject to mandatory redemption and the issuance of redeemable common stock. In the fiscal year ending July 31, 2006, net cash provided by financing activities of $2.4 million was primarily attributable to $2.3 million in net loan proceeds, and $.1 million from net proceeds from the issuance of common stock.

Net cash provided by financing activities of $8.0 million for period ending October 31, 2005 was primarily attributable to net loan proceeds of $8.3 million. The loan proceeds were on the Company’s revolving line of credit. Net cash provided by financing activities of $2.0 million for the period ending October 31, 2006 was primarily attributable to net loan proceeds of $2.3 million. The loan proceeds were on the Company’s revolving line of credit.

Inflation

Most of our operating expenses are inflation-sensitive with inflation generally producing increased costs of operations. During the past three years, the most significant effects of inflation have been on employee wages and costs of products. We historically have limited the effects of inflation through certain cost control efforts.

Off-Balance Sheet Arrangements

At July 31, 2006, the Company did not have any off-balance sheet arrangements.

Critical Accounting Policies

The Securities and Exchange Commission (“SEC”) issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company’s significant accounting policies are described in Note 2 to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period they are determined to be necessary. Actual results could differ from those estimates. Following are some of the Company’s critical accounting policies impacted by judgments, assumptions and estimates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Revenue Recognition

The Company derives its revenue primarily from the sale of products, consignment sales and agency agreements. Revenues are recognized as product is received by the customer and related services are performed in accordance with all applicable revenue recognition criteria. For these transactions, the Company applies the provisions of SEC Staff Accounting Bulletin No. 101, “Revenue Recognition.” The revenue from “buy/sell” and consignment transactions are recorded at gross. Agency sales are transactions presented on a net basis. The Company recognizes revenue when there is pervasive evidence of an arrangement, title and risk of loss have passed, delivery has occurred or the contractual obligations are met, the sales price is fixed or determinable and collection of the related receivable is reasonably assured.

Inventories

Inventories consist substantially of finished goods held for resale and are valued at the lower of cost or market, not in excess of net realizable value. Cost is determined primarily by the weighted average cost method.

Major Customer, Major Suppliers and Credit Concentrations

Other financial instruments, which potentially subject the Company to concentrations of credit risk, are trade accounts receivable and trade payables. One customer comprised a significant individual receivable consisting of 15% of the Company’s receivables at July 31, 2006. One customer comprised a significant individual receivable consisting of 11.1% of the Company’s receivables at July 31, 2005. Two vendors comprised 36.1% and 8.8% of all purchases for fiscal year 2006. Two vendors comprised 29.5% and 13.1%, respectively, of all of the Company’s purchases for fiscal year 2005.

One customer comprised a significant individual receivable consisting of 10.6% and 15% at October 31, 2006 and July 31, 2006, respectively. Two vendors comprised 39.5% and 12% of all purchases at October 31, 2006.

Income Taxes

The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the estimated future tax effects attributable to temporary differences and carry-forwards that result from events that have been recognized either in the financial statements or the income tax returns, but not both. The measurement of current and deferred income tax liabilities and assets is based on provisions of enacted laws. Valuation allowances are recognized if, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized. For further discussion, see Note 7 to the 2006 Consolidated Financial Statements.

Goodwill and Other Intangible Assets

Beginning August 1, 2002, all goodwill amortization ceased in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 required the Company to evaluate its existing intangible assets and goodwill that were acquired in prior business purchase combinations, and to make any necessary reclassifications in order to conform to the new criteria in SFAS No. 141 “Business Combinations,” for recognition apart from goodwill. The Company then had up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and the liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. The Company’s policy is to perform its annual impairment testing for all reporting units as of the fourth quarter of each fiscal year. For further discussion of the Company’s adoption of SFAS No. 142, see Note 12 to the 2006 Consolidated Financial Statements.

Other identifiable intangible assets consist of the Company trademark and loan origination fees. Trademarks have an indefinite life and therefore are not amortized. Loan origination fees constitute the Company’s identifiable intangible asset subject to amortization. Amortization of the loan origination fees is computed on a straight-line basis over the term of the related note. Amortization expense for the years ended July 31, 2006, 2005, and 2004 is included in interest expense on the Consolidated Statements of Income and Retained Earnings.

New Accounting Pronouncements

In October 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 13-1, Accounting for Rental Cost Incurred During a Construction Period. No. FAS 13-1 addresses the accounting for rental costs associated with operating leases that are incurred during a construction period. No. FAS 13-1 requires that rental costs associated with group or building leases that are incurred during a construction period shall be recognized as rental expense. In addition, No. FAS 13-1 requires that rental costs shall be included in income from continuing operations. No. FAS 13-1 is effective and shall be applied to the first reporting period beginning after December 15, 2005. The adoption of this FASB Staff Position is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In February 2006, FASB issued FASB Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement improves financial reporting by eliminating the exemption from applying SFAS No. 133 to interests in securitized financial assets and improves financial reporting by allowing a preparer to elect fair value measurement at acquisition, at issuance, when a previously recognized financial instrument is subject to a remeasurement event, or on an instrument-by-instrument basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In March 2006, FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. SFAS No. 156 also amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement amends SFAS No. 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. This statement is effective for all servicing assets or servicing liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In June 2006, FASB issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In June 2006, FASB issued Emerging Issues Task Force (EITF) Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). This issue states that the presentation of all nondiscretionary amounts assessed by governmental authorities in connection with a transaction with a customer, or only sales, use and value added taxes shall be presented on either a gross (included in revenues or costs) or a net (excluded from revenues) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. The adoption of EITF Issue No. 06-3 is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In June 2006, FASB issued EITF Issue No. 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43. This issue states that an employee’s right to a compensated absence under a sabbatical or other similar benefit arrangement that requires the completion of a minimum service period and in which the benefits does not increase with additional years of service accumulates pursuant to paragraph 6(b) of SFAS 43 for arrangement in which the individual continues to be a compensated employee and is not required to perform duties for the entity during the absence. Therefore, assuming all of the other conditions of paragraph 6 of SFAS 43 are met, the compensation cost associated with a sabbatical or other similar benefit arrangement should be accrued over the requisite service period. The adoption of EITF Issue No. 06-2 is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements and accordingly, this statement does not require any new fair value measurements. This statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R). This statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the its year-end statement of financial position, with limited exceptions. This statement is effective for an employer without publicly traded equity securities to recognize the funded status of a defined postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end ended statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to market risks primarily from changes in interest rates. The Company does not engage in financial transactions for trading or speculative purposes.

The interest payable on the Company’s revolving line of credit is based on variable interest rates and is therefore affected by changes in market interest rates. If interest rates on variable rate debt increased by .72 percentage points (a 10% change from the interest rate as of October 31, 2006), assuming no change in the Company’s outstanding balance under the line of credit (approximately $8.4 million as of October 31, 2006), the Company’s annualized income before taxes and cash flows from operating activities would decline by approximately $61 thousand. On November 14, 2006, the Company and its subsidiaries executed a new Loan Agreement with First National Bank of Omaha, and such Loan Agreement may impact the market risk disclosed in this paragraph slightly.

First National Bank of Omaha shall provide advances to the Company from the Revolving Note in the maximum aggregate amount of Forty Million ($40,000,000), which advances will be used as needed by the Company for working capital, through the termination date of December 1, 2009. Interest shall be paid at a variable rate, reset daily, equal to the LIBOR Rate as determined by Lender plus (i) 1.25% per annum when the cash flow leverage ratio is less than or equal to 3.00 to 1.00 or (ii) 1.50% per annum when the cash flow leverage ratio is more than 3.00 to 1.00. Upon an event of default, the Revolving Note shall bear interest at the LIBOR Rate as determined by First National Bank of Omaha plus 7.50% per annum.

The Company’s Term Note with First National Bank of Omaha is amortized over a ten year period with a final maturity date of December 1, 2016. The interest rate is fixed at 7.35% per annum for the term of the note. Upon an event of default, the Term Note shall bear interest at the LIBOR Rate as determined by First National Bank of Omaha plus 7.50% per annum.

Payments with respect to the Term Note shall be as follows: (i) interest only in advance at the rate of $953 per day shall be due and payable for the period beginning on November 16, 2006 and ending on November 30, 2006 and (ii) one hundred nineteen (119) installments of principal and interest in the amount of $55,282 each shall be payable commencing on January 1, 2007 and continuing on the first day of each month until and including November 1, 2016. On December 1, 2016, all unpaid principal and interest thereon shall be due and payable.

BUSINESS

This registration statement contains forward-looking statements based on the Company’s current expectations, assumptions, estimates and projections about the Company and its industry. These forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described elsewhere in this registration statement. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

The Company is a leading wholesale distributor of animal health products to practicing veterinarians and their related businesses. The Company distributes to its customers approximately 20,000 different products including biologicals, pharmaceuticals, parasiticides, instruments and equipment. Approximately 11,000 products are inventoried for immediate shipment and the remaining items are either drop-shipped from the manufacturer to the customer or are special order items. The Company primarily sells branded products as marketed by the major animal health manufacturers and suppliers. The Company does not currently private label any products, but would consider a private label product agreement if there was a competitive advantage for doing so.

The Company operates through three operating segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of pharmaceuticals and other veterinary related items and accounted for approximately 88% of net sales and other revenue during fiscal year 2006. This segment distributes products primarily to Company shareholders, who are licensed veterinarians or business entities comprised of licensed veterinarians. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Segments” below and Note 12 of the Company’s 2006 Consolidated Financial Statements for quantitative segment information.

The Company’s business strategy is to be the leading supplier of animal health products to veterinarians and veterinary clinics by offering a complete assortment of items at competitive prices which are supported by superior levels of customer service. The Company believes that this strategy provides it with a competitive advantage by combining the broad product selection with everyday low prices and support from efficient operations. By purchasing products from the Company, veterinarians and veterinary clinics are able to lower their product acquisition costs which increase their profitability and give them a competitive market advantage.

The Company has heavily invested in electronic information systems to maximize efficiencies. All phases of the transactional process are electronically driven. The Company believes this advanced electronic technology will assist in earlier adoption of electronic commerce through the internet by both its customers and suppliers.

Background

The Company was founded in 1982 by veterinarians whose primary interests were “food animal” related and was chartered on August 2, 1982 as a Missouri corporation. Since January 1, 1983, the Company has operated from various facilities in Omaha, Nebraska. The Company surrendered its Missouri charter and became a Nebraska corporation on September 22, 1999.

Initially, the Company distributed its products predominately to existing shareholders who were veterinarians or business entities established to deliver veterinary services and/or products in which medical decisions were made by licensed veterinarians. Each shareholder was and is limited to ownership of one share of common stock. In fiscal year 2006, net sales and other revenues to shareholders totaled $273 million or 74.1% of total net sales and other revenue.

The Company’s fiscal year begins on August 1 and concludes on July 31 of the following year.

Value-Added Services

The Company offers its customers and suppliers a comprehensive menu of value-added services. These services allow individual customers to choose various selections based on their individual needs such as on-line ordering, inventory management, employee management, pharmacy and special order fulfillment. The Company manages a database of all transactions so that its customers may maximize their participation in promotions frequently offered by suppliers. Customers are periodically apprised, either by phone or mailings, of their level of participation in these promotions. This promotional tracking service gives customers the option to maximize their participation in promotions which can ultimately increase their profitability and allow them to more effectively compete in certain markets.

The Company has developed a multi-day inventory management and purchasing techniques seminar for its customers. This seminar is held at one of the four company locations. Customers are trained to better use the Company’s resources and also be increasingly efficient in managing their product and inventory activities.

The Company has developed a multi-day employee management and leadership seminar for its customers. This seminar is held at selected locations including onsite at company facilities. Customers are trained to effectively manage employees and learn effective leadership principles and skills for their clinics.

The Company has Electronic Data Interchange (EDI) capability which provides the supplier with product sales and movement. The supplier is able to monitor sales activities, advertising effectiveness and market trends in an efficient manner. The Company also assists the manufacturer in the design of effective promotions. The historical transactional database and the promotional tracking service are unique tools to assist the manufacturer in tailoring effective promotions.

As of May 1, 2005, the Company has enhanced the customer relationship by introducing and implementing e-commerce. E-commerce gives the customer the ability to place orders on-line and view purchasing history 24 hours a day, seven days a week through the Company’s website.

Our Shareholders

As of July 31, 2006, the Company had 2,042 shareholders, all of whom were veterinarians or veterinary clinics. These shareholders are principally located from the Rocky Mountains to the Atlantic Seaboard with some presence in the southern United States. Our shareholders also are our primary customers. No shareholder represented more than 2% of the Company’s total net revenues during fiscal year 2006.

Due to the geographical location of the majority of its shareholders, nearly 47% of the Company’s gross sales are related to products used for the treatment and/or prevention of diseases in food animals. The balance of product sales is for the treatment and/or prevention of diseases in companion animals and equine, which represents changing trends in veterinary medicine and is discussed further under “Business-Customers and Suppliers.”

Rebates to Shareholders

The Company issues rebates which are earned by its shareholders. Such rebates are calculated according to current practices of management, based on the gross profit the Company earns from eligible purchases by the shareholder during the period. Such rebates are made on a pro rata basis to shareholders based on the aggregate amount of gross profit the Company earns from products purchased by each shareholder during the period. Rebates are included in the Company’s financial statements and are netted against sales and accounts receivable on the Company’s financial statements.

Effective August 1, 2003, the Company modified its policies and procedures relating to the shareholder rebate in order to address concerns regarding late payments by shareholders. The determination of the amount rebated back to shareholders by credit memo during any fiscal year will include a review of whether the respective shareholder made timely payments to the Company and whether there are any past due invoices over 90 days as of the end of the fiscal year. The Company will determine the shareholder’s “average days to pay” which is the number of days past the due date on which the Company receives the shareholder payment. If the average days to pay exceed 30 days, the amount of the rebate credited back to the shareholder will be reduced according to the Company’s then current reduction percentage policy. If a shareholder has any unpaid amount which is more than 90 days past due as of the fiscal year end, no rebate will be issued to the shareholder for that fiscal year.

Effective May 26, 2006, the Company adopted amendments to its policies and procedures relating to the shareholder rebate. From time to time designated corporate officers shall determine the amount to be returned to each shareholder. Such amounts shall not include any amounts which the designated officers conclude are required for the ongoing conduct and or expansion of the Company’s business. The Company shall issue to shareholders these amounts (hereafter referred to as the “product price reduction rebates”) based upon the shareholders’ eligible product purchases from the Company. If a shareholder is entitled to a product price reduction rebate, the shareholder shall be issued a credit memo at least once per fiscal year. The determination by the designated officers, upon approval of the Board of Directors, of the terms of the product price reduction rebate and the communication of such terms to the shareholder shall constitute a legally binding obligation on the part of the Company to issue the credit memo.

Company Subsidiaries

The Company has two direct wholly-owned subsidiaries:  Exact Logistics, LLC (“Exact Logistics”) and ProConn, LLC (“ProConn”). Exact Logistics and ProConn were organized in the State of Nebraska on December 6, 2000 and are limited liability companies that are single member entities and 100% owned by the Company. The purpose of Exact Logistics is to provide logistics and distribution service operations for vendors of animal health products and business to business type transactions. Exact Logistics distributes products primarily to other animal health companies.

The purpose of ProConn is to act as a supplier of animal health products directly to the producer and/or consumer. Producers and end users order veterinary products directly from ProConn. ProConn then sells and delivers the products directly to producers and consumers. ProConn is responsible for all shipping, billing and related services. As part of its business operations, ProConn may enter into an agreement with “veterinarians of record” pursuant to which ProConn agrees to pay the “veterinarian of record” a percentage of the sale received by ProConn from qualified purchases. The “veterinarian of record” is responsible for providing various services to the producers and consumers, including, without limitation, conducting on-site visits of producers’ facilities, reviewing the producers’ or consumers’ data pertaining to purchases from ProConn, and maintaining compliance with all pharmaceutical-related laws, regulations and any applicable food safety guidelines.

Operating Segments

The Company has three reportable segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. Additional information including the sales and operating profits of each operating segment and the identifiable assets attributable to each operating segment for each of the three years in the period ended July 31, 2006 is set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 12 of the 2006 Consolidated Financial Statements.

Financial Information About Geographic Areas

All of the Company’s customers and assets are located in the United States. The Company does not export any products outside of the United States.

MARKETLink

In August 1999, the Company, American Animal Hospital Association (AAHA) and AAHA Services Corporation (SERVCO) d/b/a MARKETLink, a whole-owned subsidiary of AAHA, entered into an agreement pursuant to which the Company became the logistics partner for MARKETLink. MARKETLink is a buying group and provides distribution services to its veterinary clinic members. AAHA has over 36,000 members who hold different jobs in various veterinary clinics, including veterinarians, technicians, managers, and receptionists who provide services to companion animals. AAHA established MARKETLink based on a belief that it was possible to improve the purchasing economics of its members’ practices by allowing members to buy animal health products at low average prices while maintaining or exceeding the level of service obtained by existing distributors.

Through MARKETLink, members of AAHA are able to purchase products directly from MARKETLink at a cost savings. Under the terms of the August 1999 Agreement, SERVCO has certain responsibilities, including, without limitation, marketing the MARKETLink program, determining the mix, price, sales and shipping policies and line of products, and being responsible for all aspects of the credit approval, accounts receivable and collections in connection with the sale of MARKETLink products. The Company’s responsibilities include, without limitation, purchasing and managing the required inventory, paying all accounts payable and complying with other contract terms with manufacturers, suppliers or customers relating to shipping, receiving and billing for MARKETLink products, maintaining sales and service representatives for all in-bound and out-bound telephone sales necessary to process orders, cross-selling alternative products, implementing special promotional programs, and fulfilling and shipping all orders received via the Company’s MARKETLink sales and service representatives or the SERVCO email order entry system, including at the time of shipment a MARKETLink invoice in the shipment.

In June 2000, the Company purchased a 20% interest in MARKETLink for $1,500,000. After the transaction, the remaining 80% continued to be owned by AAHA. Lionel L. Reilly, the Company’s CEO and President serves on the Board of Directors of SERVCO.

During the fiscal year ended July 31, 2006, MARKETLink represented approximately 10.6% of the Company’s total net sales and other revenue. On July 1, 2006, the Company and SERVCO agreed to a temporary extension with a minor revision to the agreement ending June 30, 2006 for logistics and other operational services. The Company and SERVCO agreed to extend the agreement through September 30, 2006. In November 2006 The Company and SERVCO agreed to extend the agreement through January 31, 2007.

Customers and Suppliers

Management does not consider the Company’s business to be dependent on a single customer or a few customers, and the loss of any of our customers (excluding MARKETLink) would not have a material adverse effect on our results. Except for MARKETLink, no single customer accounted for more than 2% of the Company’s total net sales and other revenue for fiscal 2006. The Company currently has an agreement with MARKETLink and believes that its relationship with MARKETLink currently is good and will be a long lasting relationship. The Company typically does not enter into long-term contracts with its customers. To offset the loss of any customers, the Company continually seeks to diversify its customer base.

The changing trends of veterinary medicine have resulted in a gradual shift toward the sale of more “companion animal” products which accounted for 53% of the Company’s revenues in fiscal year 2006. We believe that consolidation of small privately owned veterinary clinics is likely and will result in an increasing number of larger veterinary practice business units. As a result, the larger veterinary practices will have increased purchasing leverage and will negotiate for lower product costs which will reduce margins at the distribution level and impact Company revenue and net income.

There are two major types of transactions that affect the flow of products to the Company’s customers. Traditional “buy/sell” transactions account for a significant majority of the Company’s business. In this type of transaction the customer places an order with the Company, which is then picked, packed, shipped, invoiced to the customer, followed by payment from the customer to the Company. There are a few product lines where the Company provides all transactional activities described above, except that the manufacturer retains title to the product. The manufacturer retains title in accordance with the distribution agreements for these products. The “consignment” transactions account for less than 2% of the Company’s total net sales and other revenue. The Company inventories these products for the manufacturer but does not pay the manufacturer until the product is sold to the customer and reported to the manufacturer. The Company is responsible for maintaining insurance on the products but the value of the product is not included in the inventory for accounting purposes. Animal health manufacturers create and implement sales promotions for the products they distribute to the veterinarian. These promotions reward veterinarians for their purchases of certain products or volume of products. The Company submits the relevant purchase data to the manufacturer. The Company is paid or reimbursed by the manufacturer, and the veterinarian receives value pursuant to the terms of the promotion.

A second transaction model used by the Company is termed the “agency agreement.” Under this approach, the Company receives orders for products from its customers. The Company transmits the order to the manufacturer who then picks, packs, ships, invoices and collects payment from the customer. The Company receives a commission payment for soliciting the order as well as for providing other customer service activities. The

Company’s operating expenses associated with this type of sale may be lower than the traditional buy/sell transaction. Agency selling allows the manufacturer and the Company to immediately react to market conditions. This arrangement allows the manufacturer to establish and standardize the price of its products in the market. This current information often is used by the Company and the various manufacturers to develop data based marketing programs. The mode of selling products to veterinarians is dictated by the manufacturer.

Product returns from our customers and to our suppliers occur in the ordinary course of business. The Company extends to its customers the same return of goods policies as extended to the Company by the various manufacturers. The Company does not believe its operations will be adversely impacted due to the return of products. Product returns have a minimal impact on the Company’s performance.

Our two largest vendors comprised 36.1% and 8.8%, respectively, of all of the Company’s purchases for fiscal year 2006. Two vendors comprised 29.5% and 13.1%, respectively, of all of the Company’s purchases for fiscal year 2005. Management believes the loss of any major vendor may have a material adverse effect on our results of operation, including the loss of one or both of our two largest vendors. Currently, the Company believes that its relationships with its two largest vendors are good.

The Animal Health Industry

A national veterinary organization lists over 24,000 veterinary practices in the United States. There are nearly 60,000 veterinarians practicing in the various disciplines of veterinary medicine. Two-thirds of the veterinarians in private clinical practice predominantly specialize in companion animal medicine. The Company provides products and services to this segment of business and intends to meet the product and supply needs of the private clinical practice specialized in this area. The actual Compounded Annual Growth Rate was 2% for the last 5 years and is forecasted to remain in the 2% to 3% range for the next 5 years.

Based on industry sources, the U.S. animal health manufacturer sales of biologicals, pharmaceuticals, insecticides and other packaged goods exceeded $5 billion for calendar year 2005, an increase of 5% compared to 2004. Gains for 2007 will be driven by the continuing threat of animal disease, ongoing food safety concerns and the rapid growth in the pet population. Diagnostic chemicals and vaccines will be the fastest growing animal health products. Large animal producers, farms and households will help lead the market gains. In recent years, spending on companion animals, including dogs, cats and horses, has overtaken spending on farm animals. In 2005, companion animal products accounted for nearly 55% of the total sales in the industry.

The companion animal market is experiencing considerable growth driven by strong product developments, general aging in the pet population, and increased spending per animal. Several new therapeutic and preventative products have contributed to most of this increased sales volume. Nutraceuticals (nutritional pharmaceuticals) have an increasing presence in the companion animal market.

Consolidation is a primary force reshaping the animal health industry. We believe, based on industry sources, sales by the top ten animal health product manufacturers globally account for over 82% of the U.S. market. At this time, the top five U.S. animal health product companies have a market share that nears 54% of the total animal health business.

Livestock production continues the consolidation trend that started a number of years ago. Agribusiness integrators continue to build larger livestock raising facilities. Improved management systems coupled with new preventative products have resulted in an ongoing reduction in food producing animal product sales for the past several years. There also has been a loss of market share in several key product groups due to generic competition. The generic products generally sell for lower prices which causes a pricing deflation in the market.

Competition

Distribution of animal health products is characterized by either “ethical” or “OTC” channels of product movement. Ethical distribution is defined as those sales of goods to licensed veterinarians for use in their professional practice. Many of these products are prescription and must only be sold to a licensed professional. OTC (over-the-counter) distribution is the movement of non-prescription goods to the animal owner and the end user.

Many of these products will also be purchased by licensed veterinarians for professional use or for resale to their clients.

There are numerous ethical distribution companies operating in the same geographical regions as the Company and competition in this distribution industry is intense. Our competitors include other animal health distribution companies and manufacturers of animal health products who sell directly to veterinarians and veterinary clinics. Most of the animal health distribution competitors generally offer a similar range of products at prices often comparable to the Company’s. The Company seeks to distinguish itself from its competitors by offering a higher level of customer service and having its principal customers also be its shareholders/owners. In addition to competition from other distributors, the Company also faces existing and potentially increased competition from manufacturers who distribute their products directly to veterinarians. Although the Company competes against direct sales by manufacturers and suppliers, it is often able to compete with such direct sales by adding new value-added services and pricing differentiation.

The role of the animal health distributor has changed dramatically during the last decade. Successful distributors have shifted from a selling mentality to providing products and services in a consultative environment. Declining profit margins typify current financial trends. Currently, there is over capacity in the animal health distribution network, although there have been few animal health distributor mergers or acquisitions. We believe the Company must continue to add value to the distribution channel, and reduce the redundancies that exist, while removing unnecessary costs associated with product movement.

Government Regulation

Both state and federal government agencies regulate the manufacturing and distribution of certain animal health products such as pharmaceuticals, vaccines, insecticides and certain controlled substances. Our suppliers of these products are typically regulated by one or more of the following federal agencies, the U.S. Department of Agriculture (USDA), the Food and Drug Administration (FDA) and the Drug Enforcement Administration (DEA), as well as several state agencies; and therefore, the Company is subject, either directly or indirectly, to regulation by the same agencies. Several states and the DEA require the Company to be registered or otherwise keep a current permit or license to handle controlled substances. Manufacturers of vaccines are required by the USDA to comply with various storage and shipping criteria and requirements for the vaccines. To the extent the Company distributes such products, the Company must comply with the same USDA, FDA and DEA requirements including, without limitation, the storage and shipping requirements for vaccines.

Several State Boards of Pharmacy require the Company to be licensed in their respective states for the sale of animal health products within their jurisdictions. Some states (as well as certain cities and counties) require the Company to collect sales/use taxes on differing types of animal health products.

Environmental Considerations

The Company does not manufacture, re-label or in any way alter the composition or packaging of products. All products are distributed in compliance with the relevant rules and regulations as approved by various state and federal regulatory agencies. The Company’s business practices create no or minimal impact on the environment.

Employees

As of July 31, 2006, the Company had 350 employees. We are not subject to any collective bargaining agreements and have not experienced any work stoppages. We believe that we have a stable and productive workforce and consider our relationships with our employees to be good.

Trademarks

The Company has registered the marks “PVP LTD.” and design, “PVPL”, and “PROCONN” and is in the process of registering the mark “EXACT LOGISTICS” with the United States Patent and Trademark Office. The Company believes that the marks are well recognized in the animal health products industry and by veterinarians and therefore are valuable assets. Once registered, the trademarks will be valid as long as they are in use and/or the registrations are properly maintained, and the marks have not been found to have become generic.

Properties

The Company owns its building, which contains nearly 100,000 square feet of open warehouse space and 40,000 square feet of finished office area. The building is a facility the Company constructed and completed in late 1999 and is located on 9.6 acres of land in a newly developed industrial subdivision near Omaha, Nebraska. The latest in technology was incorporated into the design of the new facility to maximize distribution efficiencies. The building is subject to a first mortgage held by First National Bank of Omaha. In October 2002, the Company purchased 10 acres of land adjacent to the current Omaha corporate facility for approximately $808 thousand in order to provide the Company with land available for future expansion of its Omaha facility.

On March 15, 2002, the Company signed a lease agreement with Kinsley Equities II Limited Partnership for 70,000 square feet of warehouse space in York, Pennsylvania. The initial term of the lease is five years. The Company uses this facility to ship products to its customers in that geographical area of the United States. In June 2003, the Company exercised an option to lease an additional 17,500 square feet of space in the York facility for a total of 87,500 square feet of leased space in York, Pennsylvania.

In February 2005, the Company entered into a written understanding to construct a 15,625 square foot building (the Building) in Hereford, Texas. The Building was completed in October 2005. Effective October 1, 2005, the Company entered into a lease with two individuals who are residents of the State of Texas. Pursuant to the lease, the Company leases the premises located in a building, which contains approximately 15,625 rentable square feet, in Hereford, Texas. The lease has an initial term of five years, ending on September 30, 2010. The Company also has the option to renew the initial term of the lease for two successive three year periods by providing the landlord notice of its election to renew thirty days prior to the commencement of such renewal term. The Company intends to use the premises for storing and warehousing veterinary products.

On November 7, 2005, the Company executed a lease agreement with Independent Veterinary Group LLC, a Kentucky limited liability company (“IVG”). Pursuant to the lease agreement, the Company leases certain premises located in Lexington, Kentucky. The lease agreement has an initial term of seventeen months, commencing November 1, 2005 and ending March 31, 2007. The Company uses the premises for storing and warehousing animal health products. On August 2, 2006, the Company executed a lease extension and addendum with ACH BRO LLC (successor lessor to IVG). The lease extension and addendum continues the lease agreement to and until July 31, 2007.

On November 17, 2006, the Company and AAHA Services, Corp. (SERVCO) agreed to a temporary extension with one revision to the agreement ending June 30, 2006 for logistics and other operational services. The Company and SERVCO agreed to extend the agreement to January 31, 2007 while final changes to the agreement are under discussion. It is likely that the Company will extend the agreement with SERVCO.

Management believes that our existing facilities are and will be adequate for the conduct of our business during the next fiscal year.

Legal Proceedings

The Company is not currently a party to any material pending legal proceedings and has not been informed of any claims that could have a material adverse effect on its financial position or results of operations.

MANAGEMENT

Board Composition

The Company currently has a total of eight (8) shareholder directors who are veterinarians and elected from eight geographic districts and one non-shareholder director. Pursuant to the Company’s Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”), the Company is required to elect the eight shareholder directors, may elect up to two additional non-shareholder directors, and may elect the Company’s President as a non-voting director. Shareholder directors are divided into three (3) classes with each class serving a three-year term. Class I consists of two (2) directors, one from District 3 and one from District 7. Class II consists of three (3) directors, one from each of the following Districts: 1, 2 and 6. Class III consists of three (3) directors, one from each of the following Districts: 4, 5 and 8. The geographic boundaries of the districts are provided for in the Company’s Bylaws and may be revised by the Board from time to time but no more frequently than annually to accurately represent an equitable number of shareholders. Each director’s professional practice must be located in the district in which he or she is elected at the time of the election. The non-shareholder directors are not required to be affiliated with any geographic districts.

Executive Officers and Directors

The table below sets forth information concerning our officers and directors.

Name	Age	Position	District	Class

Lionel L. Reilly, D.V.M	63	President and Chief Executive Officer	—	—
Neal B. Soderquist	51	Chief Financial Office and Vice President	—	—
Stephen J. Price	47	Chief Operating Officer and Vice President	—	—
Steven E. Wright, D.V.M.	58	Director	1	II
William Swartz, D.V.M.	64	Director	8	III
Buddy D. Ray, D.V.M	54	Director	6	II
G.W. Buckaloo, Jr., D.V.M.	59	Director	4	III
Tom Latta, D.V.M.	62	Director	5	III
Scott A. Shuey, D.V.M.	39	Director	2	II
Eileen Sam Holly Morris, D.V.M.	55	Director	3	I
Thomas E. Wakefield, D.V.M.	34	Director	7	I
A. Donald Janezic, Jr.	60	Director	N/A	N/A

Class I directors serve until the 2009 annual meeting of shareholders; Class II directors serve until the 2007 annual meeting; and Class III directors serve until the 2008 annual meeting.

The following map illustrates the geographic breakdown of the eight districts.

Executive Officers

Lionel L. Reilly, D.V.M., has served as President and CEO of the Company since 1994. Prior to that, he was Vice President, Business Operations and functioned as the CEO. He has been with the Company since 1983, shortly after its founding. Dr. Reilly spent several years as a military veterinarian, over five years in private clinical veterinary practice and five years in the industry as a researcher and technical services veterinarian. He has a degree from Kansas Wesleyan University in Salina, Kansas. Dr. Reilly graduated in 1970 from the College of Veterinary Medicine, Kansas State University, Manhattan, Kansas. See “Employment Contract.”

Neal B. Soderquist was appointed Chief Financial Officer in 1994 and elected Vice President of Finance and Technology in July 2005. From 1989 to 1994, he served in that position and managed most of the human resource functions. In 1975, he received an Associate’s Degree in accounting from the Lincoln School of Commerce in Lincoln, Nebraska.

Stephen J. Price was appointed department Director of Sales and Marketing and was elected Chief Operating Officer and Vice President of Sales and Marketing in 2005. Prior to that, from 2002 through 2005, Mr. Price was the General Manager for ProConn, LLC, a wholly-owned subsidiary of the Company. From 2000 through 2002, Mr. Price was employed by Hi-Pro Animal Health in Friona, Texas, and his responsibilities included Business Development and Special Projects. Hi-Pro Animal Health is an animal health supplier. From 1998 through 2000, Mr. Price was the Manager of Farm Centers, Inc. in Shawnee, Oklahoma. Mr. Price earned his Bachelor’s Degree in agriculture (animal science) from Oklahoma State University, Stillwater in 1982.

Current Directors

Steven E. Wright, D.V.M., has served as a Director since December 7, 2001. Dr. Wright previously served as Chairman from 2003 to 2004 and as Vice Chairman from 2002 to 2003. He is an exclusive small animal practitioner and owner of Millard Veterinary Clinic located in Omaha, Nebraska. Dr. Wright received a Doctor of Veterinary Medicine degree from Kansas State University in 1974.

Buddy D. Ray, D.V.M., has served as a Director since December 7, 2001 and has served as Chairman since December 8, 2006. Dr. Ray previously served as Vice Chairman in 2005. Dr. Ray previously served as Secretary from 2003 to 2004. He is a mixed practitioner and partner with Mayfield Veterinary Clinic located in Mayfield, Kentucky. Dr. Ray received a Doctor of Veterinary Medicine degree from the Auburn University School of Veterinary Medicine in 1978.

Scott A. Shuey, D.V.M., has served as a Director since December 10, 2004. He has been a large animal veterinarian for and the Corporate Secretary of Southern Hills Veterinary Services, Inc. in Corning, Iowa since 1997. Dr. Shuey received a Doctor of Veterinary Medicine Degree from Kansas State University in 1996.

G. W. Buckaloo, Jr., D.V.M., has served as a Director since December 6, 2002 and has served as Vice Chairman since December 8, 2006. Dr. Buckaloo previously served as Secretary from 2004 — 2006. He is a companion animal practitioner and President of Crysler Animal Hospital located in Independence, Missouri. Dr. Buckaloo received a Doctor of Veterinary Medicine degree from the University of Missouri in 1972.

Tom Latta, D.V.M., has served as a Director since December 6, 2002. Dr. Latta has served as Secretary since December 8, 2006. He is senior partner of Hansford County Veterinary Hospital located in Spearman, Texas. Dr. Latta received a Doctor of Veterinary Medicine degree from the Oklahoma State University in 1968.

William Swartz, D.V.M., has served as a Director since December 6, 2002. Dr. Swartz previously served as Chairman from 2004 to 2005 and as Vice Chairman from 2003 to 2004. He is the owner and medical director of Clocktower Animal Hospital located in Herndon, Virginia. Dr. Swartz received a Doctor of Veterinary Medicine degree from the Ohio State University in 1966.

A. Donald Janezic, Jr. has served as a Director since December 16, 2005. He has been Chief Financial Officer of R.C. Bigelow since August 1987. Mr. Janezic has acted as a financial consultant to the Company’s Board of Directors during 2005. Mr. Janezic earned his Master’s degree in accounting from the University of New Hampshire in 1983 and has been a CPA since 1972.

Eileen Sam Holly Morris, D.V.M., has served as a Director since December 8, 2006. She has been the Hospital Director of Plum Creek Regional A.M.C. in Crete, Illinois since November 1981, and has been an independent consultant associated with the Veterinary Practice Consultants since 2003. Dr. Morris received a Doctor of Veterinary Medicine Degree from the University of Illinois in 1976. Dr. Morris also is a member of several veterinarian associations.

Thomas E. Wakefield, D.V.M., has served as a Director since December 8, 2006. He has been a partner of the Perry Veterinary Clinic since January 2004. Prior to that, Dr. Wakefield was an associate veterinarian for that clinic. Dr. Wakefield received a Doctor of Veterinary Medicine degree from The Ohio State University College of Veterinary Medicine in 1997.

Board Committees

To facilitate deeper penetration of certain key areas of oversight, the Board has established three committees: Executive, Audit, and Corporate Governance. The functions performed by these committees are summarized below:

Executive Committee

The Executive Committee is comprised of Dr. Buddy D. Ray, Dr. G. W. Buckaloo, Jr. and Dr. Tom Latta. Dr. Ray is the Chairman of the Committee. The Committee’s duties include, among other things, involvement in long-range planning, the formulation of corporate policies, and making recommendations to the Board concerning salaries and incentive compensation for our officers and employees.

Audit Committee

The Audit Committee is comprised of Dr. Scott Shuey, Dr. Buddy D. Ray, Dr. Tom Latta, Dr. Tom Wakefield and Don Janezic. Dr. Shuey is the Chairman of the Committee.. This Committee serves as a direct link between the Board and the independent registered public accounting firm and regularly meets with such public accounting firm to review the audit function. The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal control. The Audit Committee reviews the services provided by the Company’s independent registered public accounting firm, consults with the public accounting firm, and reviews the need for internal auditing procedures and the adequacy of internal controls.

The Board of Directors has determined that Don Janezic currently is considered the “audit committee financial expert” as defined under the rules of the SEC issued pursuant to Section 407 of the Sarbanes-Oxley Act. In addition to Mr. Janezic, the Board of Directors believes that its members are capable of analyzing and evaluating its financial statements and understanding internal controls and procedures for financial reporting and that their experience and non-financial expertise as practicing veterinarians is appropriate for the Company and in the best interest of its shareholders who are all practicing veterinarians. Prior to his election as a director in December 2005, Mr. Janezic was retained as a financial consultant to advise the Audit Committee and the Board. On March 23, 2000, the Board of Directors adopted an Audit Committee Charter.

Corporate Governance Committee

The Board of Directors established the Corporate Governance Committee, to replace the Nominating Committee, in June 2003. This Committee is comprised of Dr. William Swartz, Dr. Steve Wright, Dr. G.W. Buckaloo, Jr. and Dr. Sam Morris. Dr. Swartz is the Chairman of the Committee.

The purposes of the Corporate Governance Committee, include, without limitation, identifying and endorsing qualified individuals for nomination and/or re-nomination as directors of the Board, recommending committee assignments to the full Board annually, designing and managing methods of evaluation for the Board’s collective performance, individual members’ performances and Chief Executive Officer’s performance, recommending appropriate levels and forms of director compensation to the Board of Directors, addressing current issues of corporate governance and making recommendations to the Board, and ensuring appropriate succession plans for the Chief Executive Officer and key employee positions. The Company believes that each member of the Corporate Governance Committee satisfies the independence standard for directors set forth in the listing standards of the American Stock Exchange.

Compensation

Directors are paid $2,000 per day for attendance at the Company’s Mid-Year and Annual Meetings, and any specially-called Board meetings if the director is present in person. In addition, directors are reimbursed for their expenses related to attendance of meetings, including travel and lodging at the meeting location, and directors whose travel time exceeds one-half day also receive $1,000 per travel day. Directors are paid $1,500 annually for participation in meetings via teleconference conference. No other compensation may be paid to directors without further action by the Board.

Compensation Committee Interlocks and Insider Participation

As noted above, the members of the Board of Directors performing functions equivalent to a compensation committee are Dr. Buddy D. Ray, Dr. G.W. Buckaloo, Jr., and Dr. Tom Latta. None of the directors was, during the recent fiscal year, an officer or employee of the Company or any of its subsidiaries, and no director has been formerly an officer except for Secretary.

Executive Compensation

The following table represents all compensation earned by the Company’s “named executive officers” for the fiscal years 2004 through 2006.

		Annual Compensation		All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation(5)

Lionel L. Reilly	2006	$330,012	$104,116	$31,152	(1)
President and Chief Executive Officer	2005	$279,301	$100,537	$33,353	(1)
	2004	$298,004	$131,711	$33,417	(1)
Neal B. Soderquist	2006	$151,313	$52,058	$14,798	(2)
Chief Financial Officer and Vice President	2005	$119,452	$25,134	$12,460	(2)
	2004	$120,225	$32,986	$13,782	(2)
Stephen J. Price	2006	$184,925	$52,058	$15,408	(3)
Chief Operating Officer and Vice President	2005	$99,394	$108,712	$8,962	(3)
	2004	$90,000	$80,691	$8,109	(3)
Cheryl E. Miller(4)	2006	$142,259	$52,058	$14,145	(4)
Vice President of Corporate Services	2005	$119,452	$25,334	$12,486	(4)
	2004	$120,225	$32,986	$13,782	(4)

(1)	For fiscal years 2006, 2005, and 2004, the Company contributed $6,300, $6,150, and $6,000, respectively, to Dr. Reilly’s 401(k) Plan and $9,108, $12,300, and $12,000, respectively, to Dr. Reilly’s profit-sharing Plan. For fiscal years 2006, 2005 and 2004, the Company contributed $15,743, $14,903 and $15,417, respectively, to Dr. Reilly’s life insurance policy.

(2)	For fiscal years 2006, 2005, and 2004, the Company contributed $6,050, $4,153, and $4,594, respectively, to Mr. Soderquist’s 401(k) Plan and $8,748, $8,307, and $9,188, respectively, to Mr. Soderquist’s profit-sharing Plan.

(3)	For fiscal years 2006, 2005 and 2004, the Company contributed $6,300, $2,986, and $2,700, respectively, to Mr. Price’s 401(k) Plan and $9,108, $5,976, and $5,409, respectively, to Mr. Price’s profit-sharing Plan.

(4)	For fiscal years 2006, 2005, and 2004, the Company contributed $5,783, $4,164, and $4,594, respectively, to Ms. Miller’s 401(k) Plan and $8,362, $8,322, and $9,188, respectively, to Ms. Miller’s profit-sharing Plan. On August 31, 2006, Ms. Miller was no longer an employee of the Company.

(5)	Each of the “named executive officers”, except for Cheryl E. Miller, are participants of the Company’s Supplemental Executive Retirement Plan as described below.

Employment Contract

The Company and Dr. Lionel L. Reilly entered into an employment contract pursuant to which Dr. Reilly will act as President and Chief Executive Officer of the Company. The contract provides that Dr. Reilly shall devote his full-time professional energy, skill, efforts and attention to the business of the Company. The contract automatically renews for successive one year periods unless terminated by either party. If the Company terminates the contract without cause, Dr. Reilly will remain employed by the Company for a one-year consulting period, during which period he will be paid his base salary at the level in effect upon termination. During the period of his employment, Dr. Reilly is entitled to a base salary of not less than $240,000 per year, to be increased in each year thereafter by an amount equal to not less than the percentage increase in the consumer price index over the previous year, with a minimum increase of 3% and a maximum increase of 6%. The Board of Directors determined that Dr. Reilly’s salary should be increased to $384,560, effective August 1, 2006, exceeding the maximum increase of 6%. Dr. Reilly is also entitled to quarterly bonuses equal to one percent of the quarterly net income before the shareholder rebate and income tax expense based on the Company’s unaudited consolidated financial statements. Under the contract, Dr. Reilly is bound by confidentiality provisions and covenants not to compete with us for a one year period after ceasing to be employed by the Company.

The Company has purchased two life insurance policies on the life of Dr. Reilly. Both policies are flexible premium adjustable life insurance policies for $500,000. The Company is the beneficiary of one of the policies and the Lionel Reilly Trust is the beneficiary of the other policy. For additional information, see “Certain Relationships and Related Transactions.”

For additional information on change-of-control agreements with executive officers, see “Management — Supplemental Executive Retirement Plan.”

Separation Agreement

On August 31, 2006, the Company eliminated the position of Vice President of Corporate Services as part of its internal realignment of the corporate services department. As a result of this realignment, Cheryl E. Miller ceased serving the Company as Vice President of Corporate Services, and effective August 31, 2006, she was no longer an employee of the Company. In connection with her departure, Ms. Miller and the Company entered into a Separation Agreement and Release (the “Separation Agreement”) effective September 28, 2006. Pursuant to the terms of the Separation Agreement, Ms. Miller will receive the following separation payments from the Company: (i) payment of her base salary, less applicable withholdings, in effect on August 31, 2006 for a period of twelve (12) months to be paid on a salary continuation basis; (ii) payment for eighteen (18) months of 100% of her medical/vision insurance premiums paid by the Company on August 31, 2006 if Ms. Miller elects continued coverage under the Company’s employee health insurance plan pursuant to COBRA; (iii) payment of the Company’s profitability incentive for fourth quarter of fiscal year 2006; and (iv) payment for a period of six months for the services of a mutually-agreed upon executive career counseling and outplacement service.

In consideration for the payments to be received by Ms. Miller under the Separation Agreement, Ms. Miller agreed (i) to cooperate with the Company with respect to the defense of any matter of which Ms. Miller has knowledge as a result of her employment with the Company, and (ii) to certain confidentiality and non-disparagement obligations.

Supplemental Executive Retirement Plan

The Company established the Professional Veterinary Products, Ltd. Supplemental Executive Retirement Plan effective January 1, 2003. The Plan provides benefits to certain management employees of the Company. On October 19, 2006, the Board of Directors approved amendments to and the restatement of the Company’s Supplemental Executive Retirement Plan (the “Plan”) retroactively effective on January 1, 2006. The Plan is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees’ years of service and compensation. The Executive Committee of the Board of Directors determines those highly compensated management employees who are eligible to participate in the Plan.

The Plan was previously administered by a Committee, consisting of the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer. The 2006 amendments to the Plan redefined the Committee to be the Executive Committee of the Board of Directors rather than Company employees. As part of this responsibility, the Committee has the discretionary authority necessary or appropriate to administer the Plan. The Board of Directors has the right to amend or terminate the Plan at any time. No change in the Plan, however, will result in the loss of benefits earned by a participant prior to such amendment or termination.

The Plan provides benefits upon a participant’s retirement, early retirement, disability before retirement, and in some cases, survivor benefits to a participant’s beneficiary. Benefits will also be paid to a participant if the participant’s employment is terminated within three years following a change in control as defined in the Plan document. Under the terms of this Plan, the Company is responsible for the premiums of the additional disability coverage purchased but the respective executive or employee owns the insurance policy. The Plan is an unfunded supplemental retirement plan and is not subject to the minimum funding requirements of the Employee Retirement Income Security Act.

Benefits payable under the Plan are paid exclusively from the Company’s general assets. Because these assets remain subject to the claims of the Company’s general creditors, no security is offered against the Company’s financial inability to pay due to insolvency or bankruptcy. While the Plan is an unfunded non-contributory plan, the Company is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values of $1.4 million at July 31, 2006. The amount of the annual benefit is based upon the final three-year average of base salary compensation paid to such executives. For participants (other than the Chief Executive Officer), benefits under this Plan can be illustrated as follows:

Average Final Three Years of
Base Salary Compensation	Plan Benefit

$150,000	$52,500
$200,000	$70,000
$300,000	$105,000
$400,000	$140,000

For the Chief Executive Officer, benefits under this Plan can be illustrated as follows:

Average Final Three Years of
Base Salary Compensation	Plan Benefit

$150,000	$90,000
$200,000	$120,000
$300,000	$180,000
$400,000	$240,000

The benefits shown in the above tables are based on base salary compensation at the time of payment. For additional information, see “Certain Relationships and Related Transactions.”

Limitation of Liability and Indemnification Matters

As permitted by the Nebraska Business Corporation Act, the Company’s Articles of Incorporation provide that no director will be personally liable to the Company or its shareholders for monetary damages for any action taken, or for any failure to take action as a director except for liability

•	for the amount of a financial benefit received by a director to which he or she is not entitled;

•	for intentional infliction of harm on the Company or its shareholders;

•	for a violation of Section 21-2096 of the Nebraska Business Corporation Act; and

•	for an intentional violation of criminal law.

The Company’s Articles of Incorporation provide that the Company must indemnify its directors, officers, employee or agent to the fullest extent permitted by law. Generally under Nebraska law, a director or officer may be indemnified if that individual acted in good faith and had reasonable basis to believe that (1) in the case of conduct in the individual’s official capacity with the company, that the individual’s conduct was in the company’s best interests; (2) in all other cases, that the individual’s conduct was at least not opposed to the Company’s best interest; and (3) regarding any criminal proceedings, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or agent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not made loans to, loan guarantees on behalf of, or engaged in material transactions with the Company officers, directors or shareholders except as otherwise disclosed herein. In 2002, the Sarbanes-Oxley Act made it unlawful for any publicly traded company to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit in the form of a personal loan to or for the benefit of executive officers and directors. The Sarbanes-Oxley Act also provides that an extension of credit maintained by such company on the date of enactment of the Sarbanes-Oxley Act will be “grandfathered” and therefore not subject to the Act as long as there is no material modification to any term of any such extension of credit or renewal of any such extension of credit on or after the enactment date. The Company does not believe that making additional payments under the pre-existing insurance arrangements should constitute banned personal loans, and to the extent certain policies may be considered loans, the Company’s current arrangements are grandfathered under the Sarbanes-Oxley Act and are not prohibited. Until further guidance is issued, the Company intends to continue paying such premiums for the benefit of Dr. Reilly.

From time to time, we have engaged in transactions with affiliated parties. The directors and/or their related practices, acting in their capacity as shareholders, have purchased items related to the practice of veterinary medicine from the Company on the same terms and conditions as every other shareholder. As a matter of policy, all future material transactions between the Company and any of its officers, directors, or shareholders or other affiliates (including SERVCO) will be approved by our Audit Committee or a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

The Company owns a 20% interest in SERVCO d/b/a MARKETLink. Dr. Reilly, the Company’s Chief Executive Officer and President serves on the board of SERVCO. During the fiscal year ended July 31, 2006, MARKETLink represented approximately 10% of the Company’s total net sales and other revenue.

PRINCIPAL SHAREHOLDERS

The Company’s Articles of Incorporation specifically provide that each shareholder is entitled to own only one share of stock. Thus, there is no shareholder that currently owns or will own more than one share in the future and no shareholder owns less than or a fractional portion of the single share. Accordingly, no single shareholder owns more than 5% of the outstanding Common Stock. The percentages shown prior to this offering are based on 2,043 shares of Common Stock outstanding on October 31, 2006. Except as indicated and subject to community property laws where applicable, the persons named in the table have sole voting and investment power for each share beneficially owned by them.

	Shares
	Beneficially		Percentage
Name of Beneficial Owner	Owned(1)	Nature of Beneficial Ownership	of Class

Dr. Buddy D. Ray	1	By Mayfield Veterinary Clinic(2)	*
Dr. Steven E. Wright	1	By Millard Veterinary Clinic	*
Dr. Chester L. Rawson(4)	1	By Alta Genetics(3)	*
Dr. G.W. Buckaloo, Jr.	1	By Crysler Animal Hospital(2)	*
Dr. Tom Latta	1	By Hansford County Veterinary Hospital	*
Dr. Amy L. Hinton(4)	1	By Companion Animal Veterinary Services	*
Dr. William Swartz	1	—	*
Dr. Scott A. Shuey	1	By Adams County Veterinary Services, Inc.(2)	*
Dr. Eileen Sam Holly Morris	1	By Plum Creek Regional Animal Hospital(2)	*
Dr. Thomas E. Wakefield	1	By Perry Veterinary Clinic, P.L.L.C.(2)	*
A. Donald Janezic, Jr.	0		—
Dr. Lionel L. Reilly	0		—
Neal B. Soderquist	0		—
Stephen J. Price	0		—
Cheryl E. Miller(5)	0		—
All executive officers and directors as a group (15 persons)	10		*

*	Less than one percent

(1)	No shareholder has the right to acquire beneficial ownership of any additional securities.

(2)	Voting power shared with owners of veterinary practice.

(3)	Dr. Rawson has no voting power and is a consultant of the shareholder, Alta Genetics.

(4)	Drs. Hinton and Rawson served two consecutive three year terms and because of such service, they were no longer eligible to be Board Members upon election of their successors who were elected at the Company’s 2006 Annual Meeting.

(5)	Ms. Miller ceased being an officer of the Company on August 31, 2006. See “Management — Separation Agreement” above.

DESCRIPTION OF COMMON STOCK

The following provisions of our common stock and provisions of our Articles of Incorporation and Bylaws are summaries of all of their material terms and provisions and are qualified by reference to our Articles of Incorporation and Bylaws, copies of which have been previously filed with the SEC as exhibits.

Common Stock

The Company has total authorized capital stock of 30,000 shares of common stock, with a par value of $1.00 per share. As of October 31, 2006, 2,043 shares of common stock were outstanding and were held by 2,043 shareholders.

There is no established public trading market for the Company’s common stock. Ownership of the Company’s stock is limited to licensed veterinarians and veterinary clinics. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Each veterinarian shareholder is limited to ownership of one share of stock, which is purchased at the fixed price of $3,000. The share of stock may not be sold, assigned, or otherwise transferred, except back to the Company at the same $3,000 price. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available. The Company does not anticipate paying dividends on the common stock in the foreseeable future. See “Dividend Policy.”

The Company has not and does not intend on engaging any underwriter or broker-dealer in connection with this offering and will not pay any commissions or any other compensation or remuneration to any underwriter, broker-dealer, finder or any other person, including the Company’s officers, directors or employees, in connection with this offering. The Company plans to offer the shares directly to prospective investors through certain officers of the Company. Each director and officer offering or selling securities in connection with this offering intends to comply with Rule 3a4-1 of the Securities Exchange Act of 1934 and is not considered a broker or underwriter for purposes of the Securities Act. In this regard the Company currently expects that any associated person participating in the sale of securities in the offering on its behalf will rely on the safe harbor from broker-dealer registration in Rule 3a4-1 under the Securities Exchange Act.

In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities and do not have cumulative voting rights. In the event that a shareholder is no longer qualified to own the Company stock, the shareholder must sell the share of stock back to the Company, which will repurchase the share at the price paid by the shareholder for such share of stock. The Company also has the option to repurchase its stock if a shareholder owes money to the Company and fails to make payments by the due date at the price the shareholder paid for the stock. Other than redemption by the Company set forth in the Articles of Incorporation and Bylaws, there are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock are, and the share of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. The Company does not have any preferred stock authorized, and has not issued any stock options, stock option plans, warrants, or other outstanding rights or entitlements to common stock.

Anti-Takeover Considerations and Special Provisions of our Articles of Incorporation, Bylaws and Nebraska Law

Shareholders Must Be Veterinarians or Related Businesses.  Our stock has several ownership restrictions. Under Article V of our Articles of Incorporation, unless otherwise approved by our Board of Directors, the Company can sell shares of stock only to: (1) individual licensed veterinarians; or (2) any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. No solo practitioner nor practice with multiple veterinarians may own more than one share, and veterinarians involved in a multiple veterinary practice may not own stock if the practice itself already owns one share or if any of that veterinarian’s fellow practitioners own one share.

Shareholder Can Sell Share Only To Company.  As a shareholder you are not permitted to sell, assign, or otherwise transfer (including through any pledge or hypothecation) your share of stock except in compliance with the Company’s Articles and Bylaws, which permit a sale only back to the Company. The Company has discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. The Company also has the option to repurchase its stock if a shareholder owes money to the Company and fails to make payments by the due date at the price the shareholder paid for the stock.

Board of Directors Represents Eight Geographic Districts.  Our Board of Directors is composed of eight (8) shareholders who are elected for 3-year staggered terms from eight geographic districts and up to two additional directors who are elected at-large. Each director’s professional practice must be located in the district in which he or she is elected from at the time of the election. Under our Bylaws, our Board of Directors, at its discretion, and no more frequently than annually, may alter the boundaries of each geographic district to more accurately represent an equitable number of shareholders.

Classified Board of Directors.  Our Board of Directors is divided into three staggered classes of directors. The appropriate class of directors is elected at each annual meeting of our shareholders. Each director serves a three year term and can be re-elected for one additional three-year term. In addition to the eight (8) voting directors, the Board of Directors also may include up to two (2) non-shareholder members which are nominated by the directors and are entitled to vote. The Company’s President can be nominated as a director, and if elected, is a non-voting member.

Vote of Greater than 75% Required.  Our Articles of Incorporation may be amended by the affirmative vote of more than 75% of the members of the Board of Directors unless the Nebraska Business Corporation Act, as amended, requires otherwise. Under the Nebraska Business Corporation Act, the Board of Directors may adopt the following amendments without shareholder action: (1) to extend the duration of the Company; (2) to delete the names and addresses of the initial directors; (3) to delete the name and address of the initial registered agent or registered office; (4) to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the Company has only shares of that class outstanding; (5) to change the Company name by substituting the word corporation, incorporated, company, or limited, or the abbreviation corp., inc., co., or ltd., for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution for the name; or (6) to make any other change expressly permitted by the Nebraska Business Corporation Act to be made without shareholder action. Otherwise, an amendment must be approved by a majority of shareholder votes entitled to be cast unless the amendment would create dissenters’ rights, in which case a two-thirds majority of the votes entitled to be cast on the amendment is required.

Preemptive Rights.  The shareholders do not have preemptive rights.

Other Anti-Takeover Provisions.  See “Management — Supplemental Executive Retirement Plan” for a discussion of certain provisions of the Plan which may have the effect of discouraging, delaying or preventing a change of control or unsolicited acquisition.

SHARES ARE NOT ELIGIBLE FOR FUTURE SALE

As a shareholder you are not permitted to sell, assign, or otherwise transfer (including through any pledge or hypothecation) your share of stock except in compliance with applicable SEC rules and regulations and the Company’s Articles and Bylaws. See “Description of Common Stock.”

SUBSCRIPTION TO COMPANY STOCK

Plan of Distribution

The Company intends to offer the stock directly by the Company through certain officers of the Company who also are licensed under applicable state blue sky laws, and no underwriting fees, finder’s fees or commissions will be paid in connection with such offers and sales.

Method of Subscribing

Subscription to the share of Company common stock offered hereby may be exercised by completing and signing the attached Subscription Agreement (Exhibit A3) and related Exhibit A documents in accordance with the accompanying Instruction Packet (Exhibit Al) and this Prospectus, and mailing or delivering such Subscription Agreement and related documents together with payment to the Company as designated in the Instruction Packet.

An investor may choose from two payment plans:  (1) one payment for the full $3,000 cost of the share; or (2) three installments of $1,000 each, with the second and third installments due thirty and sixty days after the first installment is paid. The second payment plan is not available to investors located in Nebraska or Louisiana. Under the second payment plan, an investor will not receive a stock certificate until the final installment payment is received by the Company. If an investor fails to make any scheduled installment payments, the Company has the option of returning the installment payments previously paid by the investor, less any amounts due to the Company for products purchased by such investor.

By executing and submitting the Subscription Agreement, each subscriber agrees to be bound by all the terms and conditions thereof. All Subscription Agreements are subject to acceptance by the Company and may be rejected by the Company in its sole discretion.

LEGAL MATTERS

The validity of the shares of common stock being offered by the Company and on certain other legal matters in connection with this offering will be passed upon for the Company by Baird Holm LLP, which has acted as counsel to the Company in connection with this offering.

EXPERTS

The financial statements of the Company as of October 31, 2006 and 2005 included in this prospectus have been reviewed by Quick & McFarlin, P.C. as stated in the report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of the Company as of July 31, 2006, 2005 and 2004 included in this prospectus have been audited by Quick & McFarlin, P.C. as stated in the report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

With respect to the shares of common stock offered hereby, the Company has filed with the SEC a registration statement on Form S-1 under the Securities Act. The term “registration statement” means the registration statement and all amendments thereto including the schedules and exhibits to the registration statement or any amendment. This prospectus is part of the registration statement. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the amendments and exhibits thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement and the amendments and exhibits thereto. Statements contained in this prospectus regarding the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such agreement or other document has been filed as an exhibit to the registration statement or subsequent amendments, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any document that we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Company is an electronic filer. You also may access this information through our website at www.pvpl.com.

We intend to provide our shareholders with annual reports containing financial statements audited by an independent accounting firm and make available upon request quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements are filed as part of this report:

To the Board of Directors and Stockholders
Professional Veterinary Products, Ltd.
Omaha, NE

INDEPENDENT ACCOUNTANT’S REPORT

We have reviewed the accompanying consolidated balance sheet of Professional Veterinary Products, Ltd. (a Nebraska Corporation) and subsidiaries as of October 31, 2006, and the related statements of consolidated income for the three month periods ended October 31, 2006 and 2005 and the consolidated statements of cash flows for the three month periods ended October 31, 2006 and 2005. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Professional Veterinary Products, Ltd. and subsidiaries as of July 31, 2006, and the related statements of income and retained earnings and consolidated statement of cash flows for the year then ended (not presented herein); and in our report dated October 19, 2006, we expressed an unqualified opinion on those financial statements. In our opinion the information set forth in the accompanying consolidated balance sheet as of July 31, 2006, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Quick & McFarlin, P.C.
Omaha, Nebraska
December 7, 2006

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

Consolidated Balance Sheets
As of October 31, 2006 (unaudited) and July 31, 2006

	October 31,	July 31,
	2006	2006
	(In thousands, except share data)

ASSETS
CURRENT ASSETS
Cash	$1,354	$2,521
Accounts receivable, less allowance for doubtful accounts $536 and $569, respectively	27,046	18,042
Accounts receivable, related parties	3,492	3,481
Inventory, less allowance for obsolete inventory $67 and $63, respectively	42,350	35,761
Deferred tax asset	1,292	1,171
Other current assets	1,287	1,621

Total current assets	76,821	62,597

NET PROPERTY AND EQUIPMENT	9,896	10,124

OTHER ASSETS
Intangible assets, less accumulated amortization $17 and $16, respectively	8	9
Intangible retirement asset	169	254
Investment in unconsolidated affiliates	1,946	1,946
Cash value of life insurance	1,743	1,468
Other assets	2	1

Total other assets	3,868	3,678

TOTAL ASSETS	$90,585	$76,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Note payable, bank	$8,380	$6,103
Current portion of long-term debt and capital lease obligation	1,077	1,061
Accounts payable	48,377	37,955
Accounts payable, related parties	1,869	844
Other current liabilities	5,282	4,897

Total current liabilities	64,985	50,860

LONG-TERM LIABILITIES
Long-term debt and capital lease obligation, less current portion	3,778	4,052
Accrued retirement benefits, less current portion	169	254
Deferred tax liability	1,049	1,069

Total long-term liabilities	4,996	5,375

TOTAL LIABILITIES	69,981	56,235

COMMITMENTS AND CONTINGENT LIABILITIES — SEE NOTE 8
STOCKHOLDERS’ EQUITY
Common stock, $1 par value; authorized 30,000 shares; issued and outstanding, 2,043 shares and 2,042, respectively	2	2
Paid-in capital	6,060	6,039
Retained earnings	14,542	14,123

Total stockholders’ equity	20,604	20,164

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$90,585	$76,399

See notes to the condensed, consolidated financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

Consolidated Statements of Income
Three Month Periods Ended October 31, 2006 and 2005

	Three Months Ended
	October 31,	October 31,
	2006	2005
	(Unaudited)
	(In thousands, except per share data)

NET SALES AND OTHER REVENUE	$89,816	$98,611
COST OF SALES	79,768	88,843

Gross profit	10,048	9,768
OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES	9,056	8,439

Operating income	992	1,329

OTHER INCOME (EXPENSE)
Interest income	64	112
Interest expense	(386)	(337)

Other expense — net	(322)	(225)

Income before taxes	670	1,104
Income tax expense	251	449

NET INCOME	$419	$655

EARNINGS PER COMMON SHARE	$205.18	$—

EARNINGS PER REDEEMABLE COMMON SHARE	$—	$509.21

Weighted average common shares outstanding	2,043	—

Weighted average redeemable common shares outstanding	—	1,287

SUPPLEMENTAL INFORMATION
Net sales and other revenue — related parties	$10,328	$11,379
Purchases — related parties	$3,541	$2,833

See notes to the condensed, consolidated financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Three Month Periods Ended October 31, 2006 and 2005

	October 31,	October 31,
	2006	2005
	(Unaudited)
	(In thousands, except per share data)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$419	$655

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	346	343
Retirement benefits	86	108
Cash value of life insurance	(275)	(180)
Deferred income tax	(141)	(26)
Allowance for doubtful accounts	(34)	25
Allowance for obsolete inventory	4	—
(Increase) decrease in:
Receivables	(8,982)	(7,507)
Inventory	(6,593)	(11,131)
Other current assets	334	411
Other assets	(1)	—
Increase (decrease) in:
Accounts payable	11,448	9,946
Other current liabilities	299	96

Total adjustments	(3,509)	(7,915)

Net cash consumed by operating activities	(3,090)	(7,260)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(117)	(457)

Net cash consumed by investing activities	(117)	(457)

CASH FLOWS FROM FINANCING ACTIVITIES
Net short-term borrowings (repayment)	2,277	8,266
Payments of long-term debt and capital lease obligation	(258)	(272)
Net payments from issuance of shares subject to mandatory redemption	—	(5)
Net proceeds from issuance of common stock	21	—
Net proceeds from issuance of redeemable common stock	—	5

Net cash provided by financing activities	2,040	7,994

Net increase (decrease) in cash	(1,167)	277
Cash at beginning of year	2,521	2,118

Cash at end of period	$1,354	$2,395

Supplemental disclosure of cash flow information:
Interest paid	$319	$309

Income taxes paid	$24	$26

See notes to the condensed, consolidated financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2006 (unaudited)
(In thousands, except per share data)

NOTE 1 — BASIS OF PRESENTATION:

The accompanying condensed, consolidated financial statements of Professional Veterinary Products, Ltd., and its wholly-owned subsidiaries (the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the SEC). Accordingly, these condensed, consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

The information contained in the financial statements is unaudited. The statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented. All significant intercompany accounts and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

These condensed, consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006 filed with the SEC. The Company follows the same accounting policies in preparation of interim financial statements. These policies are presented in Note 2 to the Consolidated Financial Statements included on Form 10-K referred to above.

The results of operations and cash flows for the three months ended October 31, 2006 are not necessarily indicative of the results to be expected for the fiscal year ending July 31, 2007 or any other period. Certain amounts from prior periods have been reclassified to conform to the current period’s presentation.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS:

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements and accordingly, this statement does not require any new fair value measurements. This statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R). This statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the its year-end statement of financial position, with limited exceptions. This statement is effective for an employer without publicly traded equity securities to recognize the funded status of a defined postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end ended statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows and results of operations.

NOTE 3 — PROPERTY AND EQUIPMENT:

Major classes of property and equipment consists of the following:

	October 31,	July 31,
	2006	2006

Land	$1,762	$1,762
Buildings	5,088	5,088
Leasehold improvements	601	595
Equipment	8,837	8,824

	16,288	16,269
Less — Accumulated depreciation	6,574	6,229

	9,714	10,040
Construction in progress	182	84

Net property, plant, and equipment	$9,896	$10,124

NOTE 4 — LINE OF CREDIT:

In December 2004, the Company increased the amount of the revolving line of credit from $25,000 to $40,000. The short-term borrowing amounts outstanding under this credit facility were $8,380 and $6,103 at October 31, 2006 and July 31, 2006, respectively. Interest is payable at a variable rate, subject to change each fiscal quarter, equal to the London InterBank Offered Rate (LIBOR) plus a percentage based on the Company’s leverage ratio. The weighted average interest rates of borrowing outstanding under the revolving credit agreement were 7.12% and 6.45% at October 31, 2006 and July 31, 2006, respectively. The average dollar amounts of the borrowing were $11,431 and $20,113 at October 31, 2006 and July 31, 2006, respectively. The line of credit is secured by substantially all of the Company’s assets.

Under these debt and credit agreements, the Company is required to maintain certain net worth and leverage ratios. In addition, our debt agreements contain a number of covenants, among other things, that restrict our and our subsidiaries’ ability to pay dividends. The Company was in compliance with all covenants under the borrowing agreements at October 31, 2006 and July 31, 2006. On November 16, 2006, the Company executed a loan agreement (the “Loan Agreement”) with First National Bank of Omaha, a national banking association (the “Lender). For further discussion of the loan agreements, refer to Note 8 to condensed, consolidated financial statements.

NOTE 5 — EARNINGS PER SHARE:

SFAS No. 128, Earnings per Share promulgates accounting standards for the computation and manner of presentation of the Company’s earnings per share data. Under SFAS No. 128, the Company is required to present basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There are no securities that are convertible to common stock that would cause further dilution. The weighted average number of redeemable common shares outstanding was 0 and 1,287 at October 31, 2006 and 2005, respectively. The weighted average number of common shares outstanding was 2,043 and 0 at October 31, 2006 and 2005, respectively.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 — COMMON STOCK:

The Company is authorized to issue 30,000 shares of common stock with a par value of $1. Issued and outstanding shares amounted to 2,043 at October 31, 2006 and 2,042 at July 31, 2006. Holders of common stock are entitled to a) one vote for each share held on matters submitted to a vote of stockholders, b) a ratable share of dividends declared and c) in the event of liquidation or dissolution, a ratable share of monies after liabilities. Shareholders are not permitted to dispose of their stock except by a sale back to the Company.

On May 26, 2006, the Company’s Board of Directors adopted an amendment to the Company’s Bylaws. Prior to the amendment, Article II (Stock); Section 5 (Share Redemption) of the Bylaws allowed each shareholder the right to have his, her or its share of common stock redeemed by the Company for the price paid by the shareholder for such share. The amendment deleted and replaced Section 5 (Share Redemption) with language granting the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. Based on this amendment, management and its auditors concluded that the Company no longer is required to classify its stock as redeemable and mandatorily redeemable. All stock is now classified as common stock on the balance sheet as of the fiscal year ending July 31, 2006.

There were 1 and 10 Common Shares subscribed but unissued as of October 31, 2006 and July 31, 2006, respectively. The amounts receivable on these shares reduced paid-in capital by $2 and $20 at October 31, 2006 and July 31, 2006, respectively. Accounts receivable arising from common stock are presented as a deduction from paid-in capital to the extent such receivables were not paid in cash prior to the date of the report. No finance charges have been generated on any existing payment plan for any common share.

NOTE 7 — POST RETIREMENT BENEFITS:

On January 1, 2003, the Company adopted a Supplemental Executive Retirement Plan (SERP). The SERP is a nonqualified defined benefit plan to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees’ years of service and compensation. For the three months ended October 31, 2006 and 2005, benefits accrued and expensed were $86 and $108, respectively. The plan is an unfunded supplemental retirement plan and is not subject to the minimum funding requirements of the Employee Retirement Income Security Act (ERISA). While the SERP is an unfunded plan, the Company is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values of $1,644 and $1,369 at October 31, 2006 and July 31, 2006, respectively.

On October 19, 2006, the Board of Directors of the Company approved amendments to and the restatement of the Company’s SERP retroactively effective on January 1, 2006. The Board of Directors approved several amendments to the SERP. Except for the Company’s Chief Executive Officer, each participant shall receive a monthly benefit payable for life with a period of 10 years certain equal to 35% of each participant’s monthly pay. The Chief Executive Officer shall receive a monthly benefit payable for life with a period of 15 years certain equal to 60% of his monthly pay. The monthly benefit for all participants shall commence on the date of retirement upon reaching the participant’s Social Security Full Retirement Age or date of permanent disability, death or early retirement.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net periodic benefit costs for the Company’s SERP for the three months ended October 31, 2006 and October 31, 2005 include the following components:

	October 31,
	2006	2005

Service cost	$36	$38
Interest cost	37	36
Amortization of prior losses	3	—
Amortization of unrecognized prior service cost	10	34

Net periodic benefit cost	$86	$108

NOTE 8 — COMMITMENTS AND CONTINGENT LIABILITIES:

Stock Redemption — The Bylaws grant the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. See Note 6 for additional information.

Major Customer, Major Suppliers and Credit Concentrations — Other financial instruments, which potentially subject the Company to concentrations of credit risk, are trade accounts receivable and trade payables. One customer comprised a significant individual receivable consisting of 10.6% and 15% of the Company’s receivables at October 31, 2006 and July 31, 2006, respectively. Two vendors comprised 39.5% and 12% of all purchases at October 31, 2006. Two vendors comprised 36.1% and 8.8% of all purchases at July 31, 2006.

Other — The Company is subject to claims and other actions arising in the ordinary course of business. Some of these claims and actions may result in lawsuits where the Company is a defendant. Management believes that the ultimate obligations if any, which may result from unfavorable outcomes of such lawsuits, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company and such obligations, if any, would be adequately covered by insurance.

Agreements — On November 7, 2005, the Company executed a lease agreement with Independent Veterinary Group LLC, a Kentucky limited liability company. Pursuant to the lease agreement, the Company will lease certain premises located in Lexington, Kentucky. The lease agreement has an initial term of seventeen months, commencing November 1, 2005 and ending March 31, 2007. The Company uses the premises for storing and warehousing animal health products. On August 2, 2006, the Company executed a lease extension and addendum with ACH BRO LLC (successor lessor to IVG) extending the lease agreement through July 31, 2007.

Subsequent Events — The Company executed a Loan Agreement dated November 14, 2006 and related loan documents (collectively, the “Loan Documents”) with First National Bank of Omaha, a national banking association. The obligations of the Company under the Loan Agreement and Loan Documents commenced November 16, 2006, and are joint and several.

Pursuant to the terms of the Loan Documents, the Lender may loan to the Company and its subsidiaries up to $44,666, which includes a $40,000 revolving loan facility and a $4,666 term loan facility. The proceeds of such loan facilities will be used to repay existing indebtedness of the Company and provide working capital support.

The Loan Agreement imposes certain financial covenants, and the Company shall not, without the consent of Lender permit its minimum tangible net worth to be less than $17,000 or its cash flow leverage ratio to be equal to or greater than 3.50 to 1.00. The loans may be accelerated upon default. Event of default provisions include, among other things, the Company’s failure (i) to pay amounts when due and (ii) to perform any material condition or to comply with any material promise or covenant of the Loan Agreement or any of the Loan Documents. The Revolving Note and Term Note are secured by substantially all of the assets of the Company and its subsidiaries,

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

including the Company’s headquarters in Omaha. We also currently are restricted from paying dividends by these credit facilities.

The loan proceeds from the Term Note were wired to U.S. Bank, N.A., the Company’s prior lender, on November 16, 2006, to repay the Company’s obligations under the U.S. Bank Loan Agreement. This Term Note is amortized over a ten year period with a final maturity date of December 1, 2016. The interest rate is fixed at 7.35% per annum for the term of the note. Upon an event of default, the Term Note shall bear interest at the LIBOR Rate as determined by Lender plus 7.50% per annum. This Term Note may not be prepaid without obtaining the consent of the Lender and payment of the prepayment fee as calculated therein.

Payments with respect to the Term Note shall be as follows: (i) interest only in advance at the rate of $1 per day shall be due and payable for the period beginning on November 16, 2006 and ending on November 30, 2006 and (ii) one hundred nineteen (119) installments of principal and interest in the amount of $55 each shall be payable commencing on January 1, 2007 and continuing on the first day of each month until and including November 1, 2016. On December 1, 2016, all unpaid principal and interest thereon shall be due and payable.

The Lender shall provide advances to the Company from the Revolving Note in the maximum aggregate amount of $40,000, which advances will be used as needed by the Company for working capital, through the termination date of December 1, 2009. Interest shall be paid at a variable rate, reset daily, equal to the LIBOR Rate as determined by Lender plus (i) 1.25% per annum when the cash flow leverage ratio is less than or equal to 3.00 to 1.00 or (ii) 1.50% per annum when the cash flow leverage ratio is more than 3.00 to 1.00. Upon an event of default, the Revolving Note shall bear interest at the LIBOR Rate as determined by Lender plus 7.50% per annum. The Lender advanced funds under the Revolving Note on November 16, 2006, which were wired to U.S. Bank, to repay the Company’s obligations under the U.S. Bank Loan Agreement.

The Loan Agreement and Loan Documents executed with First National Bank of Omaha are intended to replace the Amended and Restated Loan Agreement with U.S. Bank, N.A. dated May 12, 2003, as amended and related loan documentation.

On November 17, 2006, the Company and AAHA Services, Corp. (SERVCO) agreed of a temporary extension with one revision to the agreement ending June 30, 2006 for logistics and other operational services. The Company and SERVCO agreed to extend the agreement to January 31, 2007 while final changes to the agreement are under discussion. It is likely that the Company will extend the agreement with SERVCO.

NOTE 9 — SEGMENT INFORMATION:

The Company has three reportable segments:  Wholesale Distribution, Logistics Services and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products. This segment distributes products primarily to licensed veterinarians or business entities comprised of licensed veterinarians. The Logistics Services segment provides logistics and distribution service operations for vendors of animal health products and business to business type transactions. The Logistics Services segment distributes products primarily to other animal health companies. The Direct Customer Services segment acts as a supplier of animal health products to the producer or consumer. Animal health products are shipped to locations closer to the final destination. The segment’s trucking operations transport the products directly to the producer or consumer.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies as detailed in the Company’s consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K for the year ended July 31, 2006, filed with the SEC. The Company evaluates performance based on profit or loss from operations before income taxes. The Company’s reportable segments are strategic business units that serve different types of customers in the animal health industry. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since the Company’s reportable segments all provide essentially the same products and services, the Company believes it would be impracticable to report the revenue from external customers for each product and service or each group of similar products and services in accordance with paragraph 37 of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

The following table summarizes the Company’s operations by business segment:

			Direct
	Wholesale	Logistics	Customer		Consolidated
	Distribution	Services	Services	Eliminations	Total

Three months ended October 31, 2006
Net sales and other revenue	$89,595	$76	$15,396	$(15,251)	$89,816
Cost of sales	81,269	62	13,506	(15,069)	79,768
Operating, general and administrative expenses	7,340	—	1,716	—	9,056
Operating income	986	14	174	(182)	992
Income before taxes	$670	$14	$168	$(182)	$670
Business segment assets	$89,603	$360	$15,202	$(14,580)	$90,585
Three months ended October 31, 2005
Net sales and other revenue	$99,169	$135	$13,394	$(14,087)	$98,611
Cost of sales	90,979	124	11,697	(13,957)	88,843
Operating, general and administrative expenses	6,858	—	1,581	—	8,439
Operating income	1,332	11	116	(130)	1,329
Income before taxes	$1,104	$11	$119	$(130)	$1,104
Business segment assets	$103,091	$311	$14,552	$(13,969)	$103,985

NOTE 10 — RECLASSIFICATIONS:

Certain reclassifications have been made to the prior year condensed, consolidated financial statements to conform to the current year presentation. Such reclassifications had no impact on results of operations or shareholders’ equity.

To the Audit Committee
Professional Veterinary Products, Ltd.
Omaha, Nebraska

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Professional Veterinary Products, Ltd. and subsidiaries (“the Company”) as of July 31, 2006 and 2005, and the related consolidated statements of income and retained earnings, and cash flows for each of the years in the three-year period ended July 31, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Professional Veterinary Products, Ltd. and subsidiaries as of July 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Quick & McFarlin, P.C.
Omaha, Nebraska
October 19, 2006

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
July 31, 2006 and 2005

	July 31,	July 31,
	2006	2005
	(In thousands, except share data)

ASSETS
CURRENT ASSETS
Cash	$2,521	$2,118
Accounts receivable, less allowance for doubtful accounts $569 and $970, respectively	18,042	27,970
Accounts receivable, related parties	3,481	3,802
Inventory, less allowance for obsolete inventory $63 and $152, respectively	35,761	34,670
Deferred tax asset	1,171	1,178
Other current assets	1,621	933

Total current assets	62,597	70,671

NET PROPERTY AND EQUIPMENT	10,124	10,483

OTHER ASSETS
Intangible assets, less accumulated amortization $16 and $14, respectively	9	11
Intangible retirement asset	254	1,107
Investment in unconsolidated affiliates	1,946	1,803
Cash value of life insurance	1,468	1,190
Other assets	1	1

Total other assets	3,678	4,112

TOTAL ASSETS	$76,399	$85,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Note payable, bank	$6,103	$2,721
Current portion of long-term debt and capital lease obligation	1,061	1,070
Accounts payable	37,955	51,544
Accounts payable, related parties	844	809
Other current liabilities	4,897	4,704

Total current liabilities	50,860	60,848

LONG-TERM LIABILITIES
Long-term debt and capital lease obligation, less current portion	4,052	5,109
Accrued retirement benefits, less current portion	254	1,107
Deferred tax liability	1,069	504
Shares subject to mandatory redemption, $1 par value; issued and outstanding 0 shares and 731 shares, respectively	—	2,170

Total long-term liabilities	5,375	8,890

TOTAL LIABILITIES	56,235	69,738

COMMITMENTS AND CONTINGENT LIABILITIES — SEE NOTE 11
REDEEMABLE COMMON STOCK — SEE NOTE 6	—	3,797

STOCKHOLDERS’ EQUITY
Common stock, $1 par value; authorized 30,000 shares; issued and outstanding, 2,042 shares and 0, respectively	2	—
Paid-in capital	6,039	—
Retained earnings	14,123	11,731

Total stockholders’ equity	20,164	11,731

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,399	$85,266

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
Years Ended July 31, 2006, 2005 and 2004 (Restated)

	July 31,	July 31,	July 31,
	2006	2005	2004
			(Restated)
	(In thousands, except per share amounts)

NET SALES AND OTHER REVENUE	$368,926	$387,249	$335,421
COST OF SALES	328,961	349,375	301,393

Gross profit	39,965	37,874	34,028
OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES	34,876	33,264	28,736

Operating income	5,089	4,610	5,292

OTHER INCOME (EXPENSE)
Interest income	369	553	471
Interest expense	(1,689)	(1,233)	(1,149)
Equity in earnings of unconsolidated affiliate	142	84	137
Other	(21)	14	(24)

Other expense — net	(1,199)	(582)	(565)

Income before taxes	3,890	4,028	4,727
Income tax expense	1,498	1,492	1,749

NET INCOME	2,392	2,536	2,978
BEGINNING RETAINED EARNINGS	11,731	9,195	6,217

ENDING RETAINED EARNINGS	$14,123	$11,731	$9,195

EARNINGS PER COMMON SHARE	$1,697.62	$—	$—

EARNINGS PER REDEEMABLE COMMON SHARE	$—	$2,022.61	$2,487.77

Weighted average common shares outstanding	1,409	—	—

Weighted average redeemable common shares outstanding	—	1,254	1,197

SUPPLEMENTAL INFORMATION
Net sales and other revenue — related parties	$41,400	$40,193	$33,718
Purchases — related parties	$11,987	$11,855	$15,616

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended July 31, 2006, 2005 and 2004

	July 31,	July 31,	July 31,
	2006	2005	2004
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,392	$2,536	$2,978

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,456	1,265	1,105
(Gain) loss on sale of property	21	(14)	24
Retirement benefits	472	516	418
Cash value of life insurance	(278)	(462)	(433)
Deferred income tax	572	(179)	(484)
Allowance for doubtful accounts	(401)	149	61
Allowance for obsolete inventory	(89)	23	129
Equity in loss (income) from affiliate	(143)	(84)	(137)
(increase) decrease in:
Receivables	10,651	(6,556)	1,425
Inventory	(1,001)	5,989	(1,865)
Other current assets	(688)	(97)	(476)
Other assets	—	19	(4)
Increase (decrease) in:
Accounts payable	(13,554)	6,297	(1,120)
Other current liabilities	(279)	374	(1,500)

Total adjustments	(3,261)	7,240	(2,857)

Net cash provided (consumed) by operating activities	(869)	9,776	121

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,118)	(1,200)	(1,378)
Proceeds from sale of assets	—	32	—

Net cash consumed by investing activities	(1,118)	(1,168)	(1,378)

CASH FLOWS FROM FINANCING ACTIVITIES
Net short-term borrowings (repayment)	3,382	(7,453)	409
Proceeds from capital lease obligation	—	208	—
Payments of long-term debt and capital lease obligation	(1,066)	(2,011)	(1,353)
Net proceeds from issuance of shares subject to mandatory redemption	—	60	117
Net proceeds from issuance of common stock	74	—	—
Net proceeds from issuance of redeemable common stock	—	161	283

Net cash provided (consumed) by financing activities	2,390	(9,035)	(544)

Net increase (decrease) in cash	403	(427)	(1,801)
Cash at beginning of year	2,118	2,545	4,346

Cash at end of year	$2,521	$2,118	$2,545

Supplemental disclosure of cash flow information:
Interest paid	$1,662	$1,198	$1,139

Income taxes paid	$1,544	$1,822	$3,866

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended July 31, 2006, 2005 and 2004 (Restated)
(In thousands, except per share data)

NOTE 1 — BUSINESS DESCRIPTION:

Professional Veterinary Products, Ltd. (the Company), a Nebraska corporation, is a wholesale distributor of animal health related pharmaceuticals and other veterinary related items. Founded in 1982 and headquartered in Omaha, Nebraska, the Company provides products and other services primarily to its shareholders. Shareholders are limited to the ownership of one share of stock and must be a licensed veterinarian or business entity comprised of licensed veterinarians.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The term “the Company” used herein means Professional Veterinary Products, Ltd. and its subsidiaries unless otherwise indicated by the context. All material intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company exercises significant influence, but not control, are accounted for using the equity method of accounting. Investments in companies in which the Company has less than a 20% ownership interest, and does not exercise significant influence, are accounted for at cost.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Revenue Recognition — The Company derives its revenue primarily from the sale of products, consignment sales and agency agreements. Revenues are recognized as product is received by the customer and related services are performed in accordance with all applicable revenue recognition criteria. For these transactions, the Company applies the provisions of SEC Staff Accounting Bulletin No. 101, “Revenue Recognition.” The revenue from “buy/sell” and consignment transactions are recorded at gross. Agency sales are transactions presented on a net basis. The Company recognizes revenue when there is pervasive evidence of an arrangement, title and risk of loss have passed, delivery has occurred or the contractual obligations are met, the sales price is fixed or determinable and collection of the related receivable is reasonably assured.

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable — The accounts receivable arise in the normal course of business and are reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. In addition to reviewing delinquent accounts receivable, management considers many factors in estimating its general allowance, including historical data, experience, credit worthiness and economic trends. From time to time, management may adjust its assumptions for anticipated changes in any of those or other factors expected to affect collectability. The allowance for doubtful accounts was $569 and $970 for 2006 and 2005, respectively.

Inventory — Inventories consist substantially of finished goods held for resale and are valued at the lower of cost or market, not in excess of net realizable value. Cost is determined primarily by the weighted average cost method. The reserve for inventory obsolescence was $63 and $152 for 2006 and 2005, respectively.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Equipment and Depreciation — Property and equipment are stated at cost. Depreciation expense was $1,454, $1,263 and $1,103 for 2006, 2005 and 2004, respectively. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Building	40 years
Furniture, fixtures and equipment	7 years
Computer equipment	5 years
Software	3-5 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method. Major additions and betterments that extend the useful lives of property and equipment are capitalized and depreciated over their estimated useful lives. Expenditures for maintenance and repairs are charged to expense as incurred. Property and equipment are reviewed annually for impairment in accordance with Statement of Financial Accounting Standard (SFAS) No. 121.

Capitalized Leases — Property under capital leases is amortized over the lives of the respective leases. Amortization of capital leases is included in depreciation expense.

Goodwill and Other Intangible Assets — Beginning August 1, 2002, all goodwill amortization ceased in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 required the Company to evaluate its existing intangible assets and goodwill that were acquired in prior business purchase combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 Business Combinations for recognition apart from goodwill. The Company then had up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and the liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. The Company’s policy is to perform its annual impairment testing for all reporting units as of the fourth quarter of each fiscal year. For further discussion of the Company’s adoption of SFAS No. 142, see Note 12 to the consolidated financial statements.

Other identifiable intangible assets consist of the Company trademark and loan origination fees. Trademarks have an indefinite life and therefore are not amortized. The original trademark subject to amortization was $5. Accumulated amortization was $1 for 2006 and 2005. Loan origination fees constitute the Company’s identifiable intangible asset subject to amortization. The original loan origination fee subject to amortization was $20. Accumulated amortization was $15 and $13 for July 31, 2006 and 2005, respectively. Amortization of the loan origination fees is computed on a straight-line basis over the term of the related note. Amortization expense of $2, for the years ended July 31, 2006, 2005, and 2004, is included in interest expense on the Consolidated Statements of Income and Retained Earnings. The estimated aggregate amortization expense for the four succeeding fiscal years is $5.

Long-Lived Assets — SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the estimated fair market value to the recorded value of the asset. No current impairment exists and none have been recognized.

Income Taxes — The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the estimated future tax effects attributable to temporary differences and carry-forwards that result from events that have been recognized either in the financial statements or the income tax

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

returns, but not both. The measurement of current and deferred income tax liabilities and assets is based on provisions of enacted laws. Valuation allowances are recognized if, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

Advertising — The Company expenses advertising costs as incurred. Advertising expense was $47, $72 and $64 for 2006, 2005 and 2004, respectively.

Direct Shipping and Handling Costs — Freight and other direct shipping costs are included in “Cost of sales” on the Consolidated Statements of Income and Retained Earnings. Direct handling costs are reflected in “Operating, general and administrative expenses.” Such costs represent direct compensation costs of employees who store, move and prepare products for shipment to the Company’s customers. Direct handling costs were $4,615, $4,237, and $4,184 for 2006, 2005, and 2004 respectively.

Fair Value of Financial Instruments — The carrying amounts reported on the balance sheets approximate the fair value for cash, accounts receivable, short-term borrowings and all other variable rate debt (including borrowings under credit agreements). The carrying amounts reported for long-term debt approximate fair value because the interest approximates current market rates for financial instruments with similar maturities and terms.

Concentrations of Credit Risk — The Company’s cash funds are located in financial institutions in the United States. Deposits in these bank accounts may, at times, exceed the $100,000 federally insured limit.

Major Customer, Major Suppliers and Credit Concentrations — Other financial instruments, which potentially subject the Company to concentrations of credit risk, are trade accounts receivable and trade payables. One customer comprised a significant individual receivable consisting of 15% and 11.1% of the Company’s receivables at July 31, 2006 and 2005, respectively. Two vendors comprised 36.1% and 8.8% of all purchases for fiscal year 2006. Two vendors comprised 29.5% and 13.1% of all purchases for fiscal year 2005.

Common Stock — In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS No. 150 must be classified as a liability. SFAS No. 150 is effective for the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. Management adopted SFAS No. 150 during the first quarter of fiscal year ending July 31, 2004. Prior to the amendment to the Bylaws discussed below, the Company’s shares of common stock issued to single member limited liability companies and sole proprietorships were subject to mandatory redemption upon death of the shareholder at the price the shareholder paid for the share. These shares were presented as liabilities under the provision of SFAS No. 150 within the long-term liability section of the Consolidated Balance Sheets. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated results of operations. However, the adoption of SFAS No. 150 did impact the Company’s consolidated presentation of financial position. Single member limited liability companies and sole proprietorships comprised 731 shares at July 31, 2005. These shares, including associated additional paid-in capital net of amounts receivable, were reclassified to long-term liabilities in the amount of $2,170 (see Note 6).

On May 26, 2006, the Company’s Board of Directors adopted an amendment to the Company’s Bylaws. Prior to the amendment, Article II (Stock); Section 5 (Share Redemption) of the Bylaws allowed each shareholder the right to have his, her or its share of common stock redeemed by the Company for the price paid by the shareholder for such share. The amendment deleted and replaced Section 5 (Share Redemption) with language granting the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. Based on this amendment, management and its auditors concluded that the Company no longer is required to classify its stock as redeemable and mandatorily redeemable. All stock is now classified as common stock on the balance sheet for the fiscal year ending July 31, 2006.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share — SFAS No. 128, Earnings per Share promulgates accounting standards for the computation and manner of presentation of the Company’s earnings per share data. Under SFAS No. 128 the Company is required to present basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. In accordance with SFAS No. 150, the weighted-average number of redeemable common shares outstanding for the period does not include the shares subject to mandatory redemption. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There are no securities that are convertible to common stock that would cause further dilution. The weighted average number of redeemable common shares outstanding was 0, 1,254 and 1,197 for 2006, 2005 and 2004, respectively. The weighted average number of common shares outstanding was 1,409, 0, and 0 for 2006, 2005 and 2004, respectively

Recent Accounting Pronouncements — In October 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 13-1, Accounting for Rental Costs Incurred During a Construction Period. No. FAS 13-1 addresses the accounting for rental costs associated with operating leases that are incurred during a construction period. No. FAS 13-1 requires that rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense. In addition, No. FAS 13-1 requires that rental costs shall be included in income from continuing operations. No. FAS 13-1 is effective and shall be applied to the first reporting period beginning after December 15, 2005. The adoption of this FASB Staff Position is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments.  SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement improves financial reporting by eliminating the exemption from applying SFAS No. 133 to interests in securitized financial assets and improves financial reporting by allowing a preparer to elect fair value measurement at acquisition, at issuance, when a previously recognized financial instrument is subject to a remeasurement event, or on an instrument-by-instrument basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In March 2006, FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets.  SFAS No. 156 also amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement amends SFAS No. 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. This statement is effective for all servicing assets or servicing liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In June 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of this Interpretation is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In June 2006, FASB issued Emerging Issues Task Force (EITF) Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

versus Net Presentation). This Issue states that the presentation of all nondiscretionary amounts assessed by governmental authorities, in connection with a transaction with a customer, or only sales, use and value added taxes shall be presented on either a gross (included in revenues or costs) or a net (excluded from revenues) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. The adoption of EITF Issue No. 06-3 is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In June 2006, FASB issued EITF Issue No. 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43. This Issue states that an employee’s right to a compensated absence under a sabbatical or other similar benefit arrangement that requires the completion of a minimum service period and in which the benefits does not increase with additional years of service accumulates pursuant to paragraph 6(b) of SFAS No. 43 for arrangement in which the individual continues to be a compensated employee and is not required to perform duties for the entity during the absence. Therefore, assuming all of the other conditions of paragraph 6 of SFAS No. 43 are met, the compensation cost associated with a sabbatical or other similar benefit arrangement should be accrued over the requisite service period. The adoption of EITF Issue No. 06-2 is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

Reclassifications — Certain prior year amounts have been reclassified to conform to the July 31, 2006 presentation. Such reclassifications had no impact on results of operation or shareholders’ equity.

NOTE 3 — REBATES:

At each fiscal year end, the Company nets rebates due to stockholders against accounts receivable. Rebates are paid in the form of credits against future purchases, never in cash. The Company offset accounts receivable as follows:

	2006	2005

Accounts receivable, net of allowance	$27,181	$36,995
Less — rebates	5,658	5,223

Accounts receivable, net	$21,523	$31,772

Net sales and other revenue reported on the Consolidated Statements of Income and Retained Earnings were reduced by rebates as follows:

	2006	2005	2004

Gross sales and other revenues	$374,584	$392,472	$340,681
Less — rebates	5,658	5,223	5,260

Net sales and other revenue	$368,926	$387,249	$335,421

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 — PROPERTY AND EQUIPMENT:

Major classes of property and equipment consist of the following:

	2006	2005

Land	$1,762	$1,762
Buildings	5,088	5,045
Leasehold improvements	595	550
Equipment	8,824	7,911

	16,269	15,268
Less — accumulated depreciation	6,229	4,908

	10,040	10,360
Construction in progress	84	123

Net property, plant, and equipment	$10,124	$10,483

NOTE 5 — INVESTMENT IN UNCONSOLIDATED AFFILIATES:

The Company purchased a 20% interest in SERVCO in June 2000 for $1,500. American Animal Hospital Association (AAHA) owns the remaining 80%. The Company determined that it has significant influence over SERVCO and accordingly should account for its 20% ownership interest using the “equity method” of accounting for investments. The excess of purchase price over underlying equity (which represents goodwill) is being tested for impairment in accordance with applicable accounting standards. The amount of unamortized goodwill tested for impairment was $1,350 at July 31, 2006 and 2005. No current impairment exists and none has been recognized. The Company holds a 5% interest in Agri-Laboratories, Ltd., which is carried at cost. The amounts presented on the balance sheet consisted of:

	2006	2005

Investment in SERVCO (equity method)	$1,802	$1,659
Investment in Agri-Laboratories, Ltd. (cost method)	144	144

	$1,946	$1,803

Included in the Company’s consolidated retained earnings are $452 undistributed earnings of SERVCO.

NOTE 6 —	SHARES SUBJECT TO MANDATORY REDEMPTION, REDEEMABLE COMMON STOCK AND COMMON STOCK:

The Company is authorized to issue 30,000 shares of common stock with a par value of $1. Issued and outstanding shares amounted to 2,042 at July 31, 2006 and 2,019 at July 31, 2005. Holders of common stock are entitled to a) one vote for each share held on matters submitted to a vote of stockholders, b) a ratable share of dividends declared and c) in the event of liquidation or dissolution, a ratable share of monies after liabilities. Shareholders are not permitted to dispose of their stock except by a sale back to the Company. Effective August 1, 2003, in accordance with SFAS No. 150, shares held by single member limited liability companies and sole proprietorships that are mandatorily redeemable upon death of the holder at the price the shareholder paid for the share were reclassified to long-term liabilities as Shares Subject to Mandatory Redemption. All other shares are designated as Redeemable Common Stock.

On May 26, 2006, the Company’s Board of Directors adopted an amendment to the Company’s Bylaws. Prior to the amendment, Article II (Stock); Section 5 (Share Redemption) of the Bylaws allowed each shareholder the right to have his, her or its share of common stock redeemed by the Company for the price paid by the shareholder

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for such share. The amendment deleted and replaced Section 5 (Share Redemption) with language granting the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. Based on this amendment, management and its auditors concluded that the Company no longer is required to classify its stock as redeemable and mandatorily redeemable. All stock is now classified as common stock on the balance sheet for the fiscal year ending July 31, 2006.

The Company no longer has redeemable and mandatorily redeemable stock. All stock is classified as common stock on the balance sheet for the fiscal year ending July 31, 2006.

An analysis of redeemable common stock, shares subject to mandatory redemption and common stock for the three years ended July 31 is as follows:

	Redeemable	Shares Subject
	Common	to Mandatory	Common
	Stock	Redemption	Stock	Total

Number of shares issued and outstanding July 31, 2003	1,845	—	—	1,845
Issuance of redeemable common stock	144	—	—	144
Redemption of redeemable common stock	(37)	—	—	(37)
Recognition of liability per SFAS No. 150	(716)	716	—	—

Number of shares issued and outstanding July, 31, 2004	1,236	716	—	1,952
Issuance of redeemable common stock	67	39	—	106
Redemption of redeemable common stock	(15)	(24)	—	(39)

Number of shares issued and outstanding July 31, 2005	1,288	731	—	2,019
Issuance of common stock	—	—	58	58
Redemption of common stock	—	—	(35)	(35)
Amended and Restated Bylaws May 26, 2006	(1,288)	(731)	2,019	—

Number of shares issued and outstanding July 31, 2006	—	—	2,042	2,042

Carrying amount/redemption amount — July 31, 2003	$5,346	$—	$—	$5,346
Issuance of redeemable common stock	432	—	—	318
Redemption of redeemable common stock	(109)	—	—	(109)
Net change in accounts receivable, stock	77	—	—	77
Recognition of liability per SFAS No. 150	(2,110)	2,110	—	—

Carrying amount/redemption amount — July 31, 2004	3,636	2,110	—	5,746
Issuance of redeemable common stock	201	117	—	318
Redemption of redeemable common stock	(45)	(72)	—	(117)
Net change in accounts receivable, stock	5	15	—	20

Carrying amount/redemption amount — July 31, 2005	3,797	2,170	—	5,967
Issuance of common stock	—	—	181	181
Redemption of common stock	—	—	(108)	(108)
Amended and Restated Bylaws May 26, 2006	(3,797)	(2,170)	5,967	—
Net change in accounts receivable, stock	—	—	1	1

Carrying amount/redemption amount — July 31, 2006	$—	$—	$6,041	$6,041

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There were 0, 10, and 14 redeemable common shares subscribed but unissued as of July 31, 2006, 2005, and 2004, respectively. The amounts receivable on these shares reduced Redeemable Common Stock by $0, $16, and $20 at July 31, 2006, 2005, and 2004, respectively. Accounts receivable arising from Redeemable Common Stock sales is presented as a deduction from Redeemable Common Stock to the extent such receivables were not paid in cash prior to the date of the report. Accounts receivable arising from Redeemable Common Stock sales excludes Shares Subject to Mandatory Redemption. No finance charges have been generated on any existing payment plan for any share of Redeemable Common Stock.

There were 0, 3, and 14 Shares Subject to Mandatory Redemption subscribed but unissued as of July 31, 2006, 2005, and 2004, respectively. The amounts receivable on these shares reduced Shares Subject to Mandatory Redemption by $0, $6, and $22 at July 31, 2006, 2005, and 2004, respectively. Accounts receivable arising from Shares Subject to Mandatory Redemption sales are presented as a deduction from Shares Subject to Mandatory Redemption to the extent such receivables were not paid in cash prior to the date of the report. No finance charges have been generated on any existing payment plan for any Share Subject to Mandatory Redemption.

There were 10, 0, and 0 Common Shares subscribed but unissued as of July 31, 2006, 2005, and 2004, respectively. The amounts receivable on these shares reduced paid-in capital by $20, $0, and $0 at July 31, 2006, 2005, and 2004, respectively. Accounts receivable arising from common stock are presented as a deduction from paid-in capital to the extent such receivables were not paid in cash prior to the date of the report. No finance charges have been generated on any existing payment plan for any common share.

NOTE 7 — INCOME TAXES:

Significant components of income tax expense are as follows:

	2006	2005	2004

Current
Federal	$828	$1,486	$1,931
State	97	186	302

	925	1,672	2,233

Deferred
Federal	487	(170)	(420)
State	86	(10)	(64)

	573	(180)	(484)

Total	$1,498	$1,492	$1,749

A reconciliation of income tax expense computed using the U.S. federal statutory income tax rate of 34% of income before income taxes to the actual provision for income taxes is as follows:

	2006	2005	2004

Expected tax at U.S. statutory rate	$1,323	$1,370	$1,607
State taxes, net of federal effect	150	95	199
Other, net	25	27	(57)

	$1,498	$1,492	$1,749

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets and liabilities reflect the future tax consequences of events that have already been recognized in the consolidated financial statements or income tax returns. At July 31, the deferred tax asset and liability consisted of the following:

	2006	2005

Current deferred tax asset (liability):
Uniform capitalization	$262	$262
Allowance for doubtful accounts	228	388
Inventory valuation	25	61
Deferred compensation	656	467

	$1,171	$1,178

Noncurrent deferred tax asset (liability):
Excess of tax over book depreciation	$(1,028)	$(482)
Amortization	43	42
Profit in SERVCO	(84)	(64)

	$(1,069)	$(504)

On July 27, 2006 the Company’s management engaged Neff-Ernst Consulting Group, LLC Capital Recovery Specialists to conduct a study. The study was to segregate the construction and other related project costs for the various components of property according to their functions; identify and classify recovery property into the recovery classes defined in the 1986 Tax Reform Act (the “Act” or “TRA 86”) Cost Recovery System and the Omnibus Budget Reconciliation Act of 1993; identify those components and their respective costs which, under the provisions of the Internal Revenue Code (the “Code”), are considered to be Section 1245 property and those considered to be Section 1250 property. The study concluded that the Company had a Section 481(a) adjustment of $1,476 of depreciation expense.

The Company’s management approved the Section 481(a) adjustment of $1,476 of depreciation expense for tax year ending July 31, 2006. The adjustment is included in the above tax disclosure.

NOTE 8 — LONG-TERM DEBT:

At July 31, long-term debt is summarized as follows:

	2006	2005

Note payable, maturing in 2008, secured by certain assets, 5.77% interest	1,694	2,492
Note payable, maturing in 2009, secured by certain assets, 7.42% interest	3,293	3,425
Capital lease obligation, expiring in 2006, secured by computer equipment, 4.58% interest	—	70
Capital lease obligation, expiring in 2008, secured by computer equipment, 6.19% interest	126	192

	5,113	6,179
Less — current portion	1,061	1,070

	$4,052	$5,109

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate schedule of maturities of long-term debt obligations for the five years subsequent to July 31, 2006 are as follows:

2007	$1,061
2008	1,058
2009	2,994
2010	—
2011	—

$5,113

In December 2004, the Company increased the amount of the revolving line of credit from $25,000 to $40,000. This agreement is scheduled to expire in January 2008. The short-term borrowing amounts outstanding under this credit facility were $6,103 and $2,721 at July 31, 2006 and 2005, respectively. Interest is payable at a variable rate, subject to change each fiscal quarter, equal to the London InterBank Offered Rate (LIBOR) plus a percentage based on the Company’s leverage ratio. The weighted average interest rates of borrowings outstanding under the revolving credit agreement were 6.45%, 4.73%, and 3.86% for the years ended July 31, 2006, 2005 and 2004, respectively. The average dollar amounts of the borrowing were $20,113 and $15,506 for the years ended July 31, 2006 and 2005, respectively. The line of credit is secured by substantially all of the Company’s assets.

Under these debt and credit agreements, the Company is required to maintain certain net worth and leverage ratios. In addition, our debt agreements contain a number of covenants, among other things, that restrict our and our subsidiaries’ ability to pay dividends. The Company was in compliance with all covenants under the borrowing agreements at July 31, 2006 and 2005.

NOTE 9 — RELATED PARTY TRANSACTIONS:

In the normal course of business the Company sells to its affiliate, board of directors and key employees under normal terms and conditions. Accounts receivable, related parties on the balance sheet include amounts receivable on demand as of July 31 from the following:

	2006	2005

Affiliate (SERVCO)	$3,325	$3,621
Board of Directors	148	173
Officer and employees	8	8

	$3,481	$3,802

Net sales on the Consolidated Statements of Income and Retained Earnings include sales to related parties as follows:

	2006	2005	2004

Affiliate (SERVCO)	$38,995	$37,771	$31,725
Board of Directors	2,330	2,340	1,914
Officer and employees	75	82	79

	$41,400	$40,193	$33,718

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts payable, related parties on the balance sheet include amounts payable on demand as of July 31 from the following:

	2006	2005

Affiliate (SERVCO)	$409	$422
Agri-Laboratories	435	387

	$844	$840

Purchases from Agri-Laboratories were $11,987, $11,855 and $15,616 for 2006, 2005 and 2004, respectively.

NOTE 10 — PROFIT-SHARING AND 401(k) RETIREMENT PLAN:

The Company provides a non-contributory profit-sharing plan covering all full-time employees who qualify as to age and length of service. It has been the Company’s policy to make contributions to the plan as provided annually by the Board of Directors. The total provision for the contribution to the plan was $466, $528 and $439 for 2006, 2005 and 2004, respectively.

The Company also provides a contributory 401(k) retirement plan covering all full-time employees who qualify as to age and length of service. It is the Company’s policy to match a maximum allowable 100% employee contribution with a 3% contribution. The total provision to the plan was $288, $240 and $229 for 2006, 2005 and 2004, respectively.

On January 1, 2003, the Company adopted a Supplemental Executive Retirement Plan (SERP). The SERP is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees’ years of service and compensation. For the year ended July 31, 2006 and 2005, benefits accrued and expensed were $472 and $516, respectively. The vested benefit obligation and accumulated benefit obligation were $1,558 and $1,893, respectively, at July 31, 2006 and $1,973 and $2,273, respectively, at July 31, 2005. The plan is an unfunded supplemental retirement plan and is not subject to the minimum funding requirements of the Employee Retirement Income Security Act (ERISA). While the SERP is an unfunded plan, the Company is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values of $1,369 and $1,106 at July 31, 2006 and 2005, respectively.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following set forth the change in benefit obligations, change in plan assets, funded status and amounts recognized in the balance sheet as of July 31 for the Company’s SERP:

	2006	2005

Change in Benefit Obligation:
Projected benefit obligation — July 31	$2,754	$2,743
Service cost	190	192
Interest cost	156	171
Actuarial loss	363	(352)
Plan Amendments	(1,073)	—

Projected benefit obligation — July 31	$2,390	$2,754

Fair Value of Plan Assets — July 31	$—	$—

Funded Status:
Funded status	$(2,390)	$(2,754)
Unrecognized actuarial loss	377	103
Unrecognized prior service cost	374	1,485

Net amount recognized	$(1,639)	$(1,166)

Balance Sheet Amounts:
Accrued retirement benefits	$(1,893)	$(2,273)
Intangible retirement asset	254	1,107

Net amount recognized	$(1,639)	$(1,166)

Net periodic benefit costs for the Company’s SERP for the year ended July 31 included the following components:

	2006	2005

Service cost	$190	$192
Interest cost	155	171
Amortization of prior losses	89	17
Amortization of unrecognized prior service costs	38	136

Net periodic cost	$472	$516

The weighted average discount rate and rate of increase in compensation levels used to compute the actuarial present value of projected benefit obligations were 6.25% and 4.00%, respectively, at July 31, 2006 and 5.25% and 4.00%, respectively, at July 31, 2005.

NOTE 11 — COMMITMENTS AND CONTINGENT LIABILITIES:

Operating and Capital Leases — The Company has operating and capital leases covering certain property, equipment, and computer hardware and software expiring at various dates through 2010. Capitalized lease property consists of computer equipment having a net carrying cost of $388 at July 31, 2006. Future minimum lease

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payments under operating and capital leases that have initial or remaining noncancelable lease terms in excess of one year at July 31, 2006 are as follows:

	Operating	Capital

2007	$317	$76
2008	160	57
2009	47	—
2010	1	—

Total minimum payments	$525	133

Less — interest on capital leases		7

Present value of net minimum lease payments (incl. in Note 8)		$126

Lease expense was $1,078, $1,030 and $955 for the years ended July 31, 2006, 2005 and 2004, respectively.

Stock Redemption — The Bylaws grant the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. See Note 6 for additional information.

Other — The Company is subject to claims and other actions arising in the ordinary course of business. Some of these claims and actions have resulted in lawsuits where the Company is a defendant. Management believes that the ultimate obligations if any, which may result from unfavorable outcomes of such lawsuits, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company and such obligations, if any, would be adequately covered by insurance.

Agreements — On November 7, 2005, the Company executed a lease agreement with Independent Veterinary Group LLC, a Kentucky limited liability company. Pursuant to the lease agreement, the Company will lease certain premises located in Lexington, Kentucky. The lease agreement has an initial term of seventeen months, commencing November 1, 2005 and ending March 31, 2007. The Company uses the premises for storing and warehousing animal health products. On August 2, 2006, the Company executed a lease extension and addendum with ACH BRO LLC. The lease extension and addendum continues the lease agreement to and until July 31, 2007.

On July 1, 2006, the Company and AAHA Services, Corp. (SERVCO) agreed of a temporary extension with one revision to the agreement ending June 30, 2006 for logistics and other operational services. The Company and SERVCO agreed to extend the agreement to September 30, 2006 while final changes to the agreement are under discussion. The temporary agreement expired on September 30, 2006. It is likely that the Company will extend the agreement with SERVCO.

NOTE 12 — SEGMENT INFORMATION:

The Company has three reportable segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products. This segment distributes products primarily to licensed veterinarians or business entities comprised of licensed veterinarians. The Logistics Services segment provides logistics and distribution service operations for vendors of animal health products and business to business type transactions. The Logistic Services segment distributes products primarily to other animal health companies. The Direct Customer Services segment acts as a supplier of animal health products to the producer or consumer. Animal health products are shipped to locations closer to the final destination. The segment’s trucking operations transport the products directly to the producer or consumer.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies as detailed in Note 2 to these consolidated financial statements. The Company evaluates performance based on profit or loss from operations before income taxes.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s reportable segments are strategic business units that serve different types of customers in the animal health industry. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Since the Company’s reportable segments all provide essentially the same products and services, the Company believes it would be impracticable to report the revenue from external customers for each product and service or each group of similar products and services in accordance with paragraph 37 of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

The following table summarizes the Company’s operations by business segment:

			Direct
	Wholesale	Logistics	Customer		Consolidated
	Distribution	Services	Services	Eliminations	Total

For the year ended July 31, 2006
Net sales and other revenue	$367,288	$426	$50,412	$(49,200)	$368,926
Cost of sales	333,513	380	43,387	(48,319)	328,961
Operating, general and administrative expenses	26,768	—	6,108	—	34,876
Operating income	5,008	46	917	(882)	5,089
Income before taxes	$3,890	$46	$836	$(882)	$3,890
Business segment assets	$75,649	$346	$10,832	$(10,428)	$76,399
For the year ended July 31, 2005
Net sales and other revenue	$386,073	$1,930	$42,926	$(43,680)	$386,249
Cost of sales	352,980	1,877	37,432	(42,914)	349,375
Operating, general and administrative expenses	28,420	1	4,843	—	33,264
Operating income	4,673	52	651	(766)	4,610
Income before taxes	$4,028	$52	$714	$(766)	$4,028
Business segment assets	$84,574	$300	$10,131	$(9,739)	$85,266
For the year ended July 31, 2004
Net sales and other revenue	$333,290	$1,246	$31,479	$(30,594)	$335,421
Cost of sales	303,248	1,190	27,325	(30,370)	301,393
Operating, general and administrative expenses	24,692	—	4,044	—	28,736
Operating income	5,350	56	111	(225)	5,292
Income before taxes	$4,727	$56	$169	$(225)	$4,727
Business segment assets	$84,128	$248	$666	$(291)	$84,751

NOTE 13 — RESTATEMENT OF FINANCIAL STATEMENTS:

Subsequent to the issuance of the Company’s 2004 consolidated financial statements and the filing of its 2004 Annual Report on Form 10-K with the SEC, review by the SEC Division of Corporation Finance initiated discussions among the Company, its external auditor, and the SEC relating to accounting treatment of the Company’s common stock. Based on these discussions, management concluded that for accounting purposes, certain common stock of the Company should be reclassified from permanent stockholders’ equity to temporary equity in the accompanying consolidated balance sheets according to accounting principles generally accepted in the United States. The shares of common stock that have been reclassified are subject to certain put options, which

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are outside of the control of the Company. As a result, the Company has restated its consolidated balance sheets as of July 31, 2004 and consolidated statements of income and retained earnings as of July 31, 2004. This change in balance sheet presentation does not have an impact on the Company’s cash flows or results of operations.

On May 26, 2006, the Company’s Board of Directors adopted an amendment to the Company’s Bylaws. Prior to the amendment, Article II (Stock); Section 5 (Share Redemption) of the Bylaws allowed each shareholder the right to have his, her or its share of common stock redeemed by the Company for the price paid by the shareholder for such share. The amendment deleted and replaced Section 5 (Share Redemption) with language granting the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. Based on this amendment, management and its auditors concluded that the Company no longer is required to classify its stock as redeemable and mandatorily redeemable. All stock is now classified as common stock on the balance sheet for the fiscal year ending July 31, 2006.

NOTE 14 — SELECTED QUARTERLY FINANCIAL DATA:

The following presents certain unaudited quarterly financial data and certain audited year-end financial data:

	Quarters Ended				Year Ended
	October 31,	January 31,	April 30,	July 31,	July 31,
	2003	2004	2004	2004	2004
					(Restated)

Revenues	$88,442	$73,446	$85,075	$88,458	$335,421
Gross profit	8,624	9,462	8,427	7,515	34,028
Operating income	1,310	2,815	1,065	102	5,292
Net income	778	1,662	503	35	2,978
Net income per redeemable common share	$662.00	$1,403.25	$417.94	$27.86	$2,487.77
Redeemable common shares outstanding	1,176	1,185	1,202	1,225	1,197

	Quarters Ended				Year Ended
	October 31,	January 31,	April 30,	July 31,	July 31,
	2004	2005	2005	2005	2005

Revenues	$98,972	$90,718	$102,689	$94,870	$387,249
Gross profit	8,966	10,929	10,618	7,361	37,874
Operating income	939	2,465	1,847	(641)	4,610
Net income	498	1,452	1,017	(431)	2,536
Net income per redeemable common share	$403.45	$1,169.93	$807.97	$(337.02)	$2,022.61
Redeemable common shares outstanding	1,234	1,241	1,260	1,279	1,254

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarters Ended				Year Ended
	October 31,	January 31,	April 30,	July 31,	July 31,
	2005	2006	2006	2006	2006

Revenues	$98,611	$103,808	$85,487	$81,020	$368,926
Gross profit	9,768	11,978	9,795	8,424	39,965
Operating income	1,329	2,485	1,305	(30)	5,089
Net income	655	1,391	558	(212)	2,392
Net income per redeemable common share	$509.21	$1,084.48	$434.70	$—	$—
Net income per common share	$—	$—	$—	$(119.07)	$1,697.62
Redeemable common shares outstanding	1,287	1,282	1,285	—	—
Common shares outstanding	—	—	—	1,783	1,409

NOTE 15 — SUBSEQUENT EVENTS:

On July 1, 2006, the Company and AAHA Services, Corp. (SERVCO) agreed to a temporary extension with a minor revision to the agreement ending June 30, 2006 for logistics and other operational services. The Company and SERVCO agreed to extend the agreement through September 30, 2006. Final changes to the agreement are under discussion, and it is likely that the Company will extend the agreement with SERVCO.

On September 28, 2006, the Company entered into a revolving and term loan commitment with First National Bank of Omaha. This commitment does not constitute a formal loan agreement containing all the terms and provisions necessary to define a lending relationship, but is merely the preliminary step in the process of negotiating and preparing final loan documents.

On October 19, 2006, the Company’s Board of Directors adopted an amendment to the Company’s SERP. The SERP is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employee’s years of service and compensation.

EXHIBIT A1

INSTRUCTIONS TO SUBSCRIBERS

Qualified persons wishing to subscribe for one share of Common Stock (the “Stock”), par value $1.00, of Professional Veterinary Products, Ltd. (the “Company”), are required to complete the documents in this Subscription Booklet. PLEASE DO NOT REMOVE ANY OF THE DOCUMENTS. An additional copy of the documents in this Subscription Booklet will be delivered to you.

1. Purchaser Questionnaire.  (Exhibit A2) Please provide all information requested on the Purchaser Questionnaire.

2. Subscription Agreement.  (Exhibit A3) Please complete the Subscription Agreement in the following manner:

a. Complete the appropriate signature page.

b. If the subscriber is a partnership, corporation, limited liability company or other business entity the appropriate signature page in the Subscription Agreement should be completed. Special procedures are required for execution and additional documentation may be required as set forth in the Subscription Agreement.

3. Delivery Instructions.  After you have completed the Purchaser Questionnaire and Subscription Agreement, please deliver or mail this entire Subscription Booklet to:

Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, Nebraska 68138
Attn: Vicki Frederick

If you have any questions concerning completion of the documentation, please call Vicki Frederick at (402) 331-4440.

A1-1

EXHIBIT A2

PURCHASER QUESTIONNAIRE

1.	The Name of the Practice is: _ _ .

2.	The Practice is a: _ _ Sole Proprietorship; _ _ Partnership; _ _ Corporation; _ _ Single Member Limited Liability Company; _ _ Multi-Member Limited Liability Company

3. I	f the Practice is a Sole Proprietorship, the Doctor’s name is: _ _ .

4.	If the Practice is a Partnership, the partners’ names are: _ _ .

5.	If the Practice is a Partnership, the managing partner with whom Professional Veterinary Products, Ltd. is to communicate: _ _ .

6.	If the Practice if a Corporation, the President’s name is: _ _ .

7.	If the Practice is a Limited Liability Company, the name of the manager is or designate that the company is managed by its members: _ _ .

8.	If the Practice is a Limited Liability Company managed by its members, the member Professional Veterinary Products, Ltd. is to communicate with is: _ _ .

9.	The mailing address of the Practice for correspondence and product delivery is:

Practice name: _ _

Address: _ _

City, State Zip Code: _ _

Phone Number: _ _

Fax Number: _ _

Email Address: _ _

Federal Employer I.D. Number: _ _

  or Social Security Number: _ _

Please attach a copy of your Federal D.E.A. Certificate.

Computer System:     Hardware: _ _      Software: _ _

Names of persons placing orders with PVPL: _ _

_ _ .

Names of veterinarians (other than partners listed above) in the practice:
 _ _ .

10.	Bank name and address: _ _ .

Bank phone number: _ _ .

Contact person at the Bank: _ _ .

11.	Exact name of Individual, Partnership, Corporation or Limited Liability Company to whom stock certificate is to be issued: _ _ .

A2-1

EXHIBIT A3

SUBSCRIPTION AGREEMENT

Professional Veterinary Products, Ltd.

Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, Nebraska 68138

Ladies and Gentlemen:

1. Subscription.  Subject to acceptance by the Company, the undersigned hereby subscribes to purchase one share of Common Stock (the “Stock”), par value $1.00, indicated below in accordance with the terms of this Agreement, and the Prospectus of the Company dated          ,           relating to the Stock.

This subscription may be rejected by the Company in its sole discretion.

2. Representations and Warranties.  The undersigned represents and warrants to the Company as follows:

(a) The undersigned has received the Prospectus.

(b) The undersigned is:           an individual licensed veterinarian; or           any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. (Please check appropriate status).

3. Miscellaneous.

(a) The undersigned agrees not to transfer or assign this Agreement, or any of the undersigned’s interest herein, and further agrees that the transfer or assignment of the Stock acquired pursuant hereto shall be made only in accordance with the Prospectus and all applicable laws.

(b) Notwithstanding any of the representations, warranties, acknowledgments, or agreements made herein by the undersigned, the undersigned does not thereby or in any other manner waive any rights granted to the undersigned under federal or state securities laws.

(c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(d) This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Nebraska without regard to its conflicts of laws provisions.

(e) Upon request from the Company, the undersigned agrees to provide such information and to execute and deliver such documents as reasonably may be necessary to comply with any and all laws and ordinances to which the Company is subject.

4. Subscription and Method of Payment.  There are two payment plans from which to choose, please check the appropriate plan. The second payment plan is not available to investors located in Nebraska or Louisiana. The undersigned hereby subscribes for the Stock as follows:

Plan 1:           One payment for the full $3,000 cost of the share.

Plan 2:           Three installments of $1,000 each, with the second and third installments due thirty and sixty days after the first installment is paid.

All subscriptions are subject to acceptance by the Company and may be rejected by the Company in its sole discretion.

A3-1

TYPE OF OWNERSHIP

(Check One)

☐	Sole Proprietorship (One signature required)
☐	Single Member Limited Liability Company
☐	Multi-Member Limited Liability Company
☐	Corporation
☐	Partnership
☐	Other — please designate below. Please print here the exact name (registration) investor desires for Stock.

A3-2

SIGNATURE PAGE
FOR SOLE PROPRIETORSHIP INVESTORS

Signature*

Social Security Number

Print or Type Name

Email Address: _ _

Residence Address:

Executed at:*

City

State

this _ _ day of _ _, 20 _ _.

Mailing Address:

SUBSCRIPTION ACCEPTED:

Professional Veterinary Products, Ltd.

By:
Dr. Lionel L. Reilly, President

Date: _ _

* No notary necessary

A3-3

SIGNATURE PAGE
FOR PARTNERSHIP, CORPORATE, LIMITED LIABILITY COMPANY
OR OTHER BUSINESS ENTITY INVESTORS

Name of partnership, corporation or other business entity (please print or type)

By: _ _
(Signature of authorized agent)*

Title: _ _

Taxpayer Identification No.: _ _

Email Address: _ _

Address of Principal Partnership, Corporate or Business Office:

Mailing Address, if different:

Attention: _ _

Executed at* _ _ effective this _ _ day of _ _ , 20 _ _ .

SUBSCRIPTION ACCEPTED:

Professional Veterinary Products, Ltd.

By:
Dr. Lionel L. Reilly, President

Date: _ _

* No notary necessary

A3-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$160.50
Legal fees and expenses	100,000.00
Blue Sky filing fees and expenses	40,000.00
Printing and engraving expenses	75,000.00
Accounting fees and expenses	5,000.00
Miscellaneous expenses	20,000.00

Total	$240,160.50

All of the above items except the registration fee are estimated.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Directors, officers, employees and agents of Professional Veterinary Products, Ltd. (the “Company”) may be entitled to benefit from the indemnification provisions contained in the Company’s Articles of Incorporation and the Nebraska Business Corporation Act. The general effect of these provisions is summarized below:

The Articles of Incorporation provide that to the extent permitted by law, the Company shall indemnify any director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise or as a trustee, officer, employee or agent of an employee benefit plan. Such indemnification shall be against expenses, including attorney fees, and except for actions by or in the right of the Company, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Generally under Nebraska law, any individual who is made a party to a proceeding because the individual is or was a director may be indemnified if the individual acted in good faith and had reasonable basis to believe that (1) in the case of conduct in the individual’s official capacity with the Company, that the individual’s conduct was in the Company’s best interests; (2) in all other cases, that the individual’s conduct was at least not opposed to the Company’s best interest; and (3) regarding any criminal proceedings, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Nebraska law also extends such indemnification to officers of the Company and provides that the Company may advance expenses to a director or officer of the Company. Further, Nebraska law provides that neither a director nor officer is liable for any action taken as a director or officer, or any failure to take any action, as long as the individual discharged his or her duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) in a manner the individual reasonably believes to be in the best interests of the Company.

The Articles of Incorporation also provide that to the extent permitted by law, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against such person while acting in such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability. Nebraska law provides that the Company may purchase and maintain insurance on behalf of an individual who is or was a director or officer of the Company, or who, while a director or officer of the Company, serves at the Company’s request as a director, officer, member of a limited liability company, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by that individual in that capacity or arising from the individual’s status as a director or officer, whether or not the Company would have the power to indemnify or advance expenses under Nebraska law.

The Articles of Incorporation provide that the indemnity provided for in the Articles of Incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be otherwise entitled, nor shall the provisions of the Articles of Incorporation be deemed to prohibit the Company from extending its indemnification to cover other persons or activities to the extent permitted by law or pursuant to any provisions in the Articles of Incorporation. Under the Nebraska Business Corporation Act, the Company may provide indemnification or advance expenses to a director or officer only as permitted under Nebraska law; however, the Company may, by a provision in its Articles of Incorporation or Bylaws, or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds under Nebraska law.

There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or agent.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the last three fiscal years, the Company did not issue any unregistered shares of common stock.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

3.1	Second Amended and Restated Articles of Incorporation of Professional Veterinary Products(1)
3.2	Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(2)
3.3	Amendment to Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(3)
4.1	Certificate of Professional Veterinary Products, Ltd.(4)
4.2	Second Amended and Restated Articles of Incorporation of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered(1)
4.3	Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered(2)
4.4	Amendment to Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(3)
5	Form of Opinion of Baird Holm LLP (#)
10.1	Sales Agency Agreement between Professional Veterinary Products, Ltd. and Bayer Corporation(4)*
10.2	Sales Agent Agreement between Professional Veterinary Products, Ltd. and Merial LLC(4)*
10.3	Select Distributors Marketing Agreement between Professional Veterinary Products, Ltd. and the Animal Health Group of Pfizer, Inc.(4)*
10.4	Supply and Distribution Agreement between Professional Veterinary Products, Ltd. and Schering-Plough Animal Health Corporation(4)*
10.5	Distribution Agreement between Professional Veterinary Products, Ltd. and Fort Dodge Animal Health(4)
10.6	Purchase and Sale Agreement between Professional Veterinary Products, Ltd., AAHA Services Corporation and American Animal Hospital Association(5)
10.7	Lease of building located in York, Pennsylvania between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(6)
10.8	Supplemental Executive Retirement Plan(7)
10.9	Lease dated October 1, 2005 among Professional Veterinary Products, Ltd. and Steve Lewis and Mike Mimms(8)
10.10	Lease Agreement dated November 8, 2005 between Professional Veterinary Products, Ltd. and Independent Veterinary Group, LLC(8)

Exhibit No.	Description

10.11	Supplemental Executive Retirement Plan (effective January 1, 2006)(9)
10.12	Separation Agreement and Release between Professional Veterinary Products, Ltd. and Cheryl E. Miller(14)
10.13	Loan Agreement with First National Bank of Omaha dated November 14, 2006(10)
10.14	Revolving Note dated November 14, 2006, to First National Bank of Omaha(10)
10.15	Term Note dated November 14, 2006, to First National Bank of Omaha(10)
10.16	Form of Security Agreement dated November 14, 2006, with First National Bank of Omaha(10)
10.17	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated November 14, 2006, in favor of First National Bank of Omaha(10)
10.18	Assignment of Rents and Leases dated November 14, 2006, in favor of First National Bank of Omaha(10)
10.19	Commercial Lease Extension and Addendum with The Independent Veterinary Group LLC and ACH BRO LLC(11)
10.20	Amendment No. 1 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(16)
10.21	Amendment No. 2 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(16)
10.22	Amendment No. 3 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(16)
11	Statement re Computation of Per Share Earnings(12)
12	Computation of Ratio of Earnings to Fixed Charges(12)
21	List of Subsidiaries(13)
23.1	Consent of Quick & McFarlin, P.C. for the year ended July 31, 2006(#)
23.2	Form of consent of Baird Holm LLP (see Exhibit 5)
23.3	Consent of Quick & McFarlin, P.C. for the quarter ended October 31, 2006(#)
24.1	Power of Attorney executed by G.W. Buckaloo, Jr., D.V.M.(15)
24.2	Power of Attorney executed by Tom Latta, D.V.M.(15)
24.3	Power of Attorney executed by Buddy D. Ray, D.V.M.(15)
24.4	Power of Attorney executed by Scott A. Schuey, D.V.M.(15)
24.5	Power of Attorney executed by William Swartz, D.V.M.(15)
24.6	Power of Attorney executed by Thomas E. Wakefield, D.V.M.(15)
24.7	Power of Attorney executed by Steven E. Wright, D.V.M.(15)
24.8	Power of Attorney executed by A. Donald Janezic, Jr.(15)
24.9	Power of Attorney executed by Eileen Sam Holly Morris, D.V.M.(#)
99	Schedule of Allowances(12)

The following footnotes indicate a document previously filed as an exhibit to and incorporated by reference from the following:

(1)	Form 10-Q Quarterly Report for the period ended January 31, 2005 filed March 17, 2005.

(2)	Form 8-K Current Report dated March 7, 2005 and filed March 11, 2005.

(3)	Form 8-K Current Report dated May 26, 2006 and filed June 2, 2006.

(4)	Form S-1 Registration Statement No. 333-86629 filed on September 7, 1999.

(5)	Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-86629 filed on November 3, 2000.

(6)	Form 10-K for the fiscal year ended July 31, 2002 filed on October 29, 2002.

(7)	Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-72962 filed on August 29, 2003.

(8)	Post-Effective Amendment No. 2 to the Form S-1 Registration Statement No. 333-120426 filed on December 13, 2005.

(9)	Form 8-K Current Report dated October 19, 2006 and filed October 25, 2006.

(10)	Form 8-K Current Report dated November 14, 2006 and filed November 20, 2006

(11)	Form 8-K Current Report dated August 2, 2006, and filed October 25, 2006.

(12)	Form 10-K for the fiscal year ended July 31, 2006 filed on October 30, 2006

(13)	Form S-1 Registration Statement No. 333-72962 filed on November 8, 2001.

(14)	Form S-1 Registration Statement No. 333-138982 filed on November 28, 2006.

(15)	Pre-Effective Amendment No. 1 to Form S-1/A Registration Statement No. 333-138982 filed on January 3, 2007.

(16)	Form 8-K Current Report dated January 3, 2007 and filed January 9, 2007.

The following footnotes are references to the following:

(#)	Filed herewith.

(*)	Portions of these exhibits have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission.

ITEM 17.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on this 2nd day of February, 2007.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly
President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated. on the 2nd day of February, 2007.

Signature	Capacity

/s/ Dr. Lionel L. Reilly Dr. Lionel L. Reilly	President and Chief Executive Officer (principal executive officer)

/s/ Neal B. Soderquist Neal B. Soderquist	Chief Financial Officer and Vice President (principal financial officer and principal accounting officer)

/s/ Dr. G.W. Buckaloo, Jr.* Dr. G.W. Buckaloo, Jr.	Director

/s/ Dr. Tom Latta* Dr. Tom Latta	Director

/s/ Dr. Buddy D. Ray* Dr. Buddy D. Ray	Director

/s/ Dr. Scott A. Shuey* Dr. Scott A. Shuey	Director

/s/ Dr. William Swartz* Dr. William Swartz	Director

/s/ Dr. Thomas E. Wakefield* Dr. Thomas E. Wakefield	Director

Signature		Capacity

/s/ Dr. Steven E. Wright* Dr. Steven E. Wright		Director

/s/ A. Donald Janezic, Jr.* A. Donald Janezic, Jr.		Director

/s/ Dr. Eileen Sam Holly Morris* Dr. Eileen Sam Holly Morris		Director

*By:	/s/ Dr. Lionel L. Reilly As Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Articles of Incorporation of Professional Veterinary Products(1)
3.2	Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(2)
3.3	Amendment to Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(3)
4.1	Certificate of Professional Veterinary Products, Ltd.(4)
4.2	Second Amended and Restated Articles of Incorporation of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered(1)
4.3	Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered(2)
4.4	Amendment to Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(3)
5	Form of Opinion of Baird Holm LLP (#)
10.1	Sales Agency Agreement between Professional Veterinary Products, Ltd. and Bayer Corporation(4)*
10.2	Sales Agent Agreement between Professional Veterinary Products, Ltd. and Merial LLC(4)*
10.3	Select Distributors Marketing Agreement between Professional Veterinary Products, Ltd. and the Animal Health Group of Pfizer, Inc.(4)*
10.4	Supply and Distribution Agreement between Professional Veterinary Products, Ltd. and Schering-Plough Animal Health Corporation(4)*
10.5	Distribution Agreement between Professional Veterinary Products, Ltd. and Fort Dodge Animal Health(4)
10.6	Purchase and Sale Agreement between Professional Veterinary Products, Ltd., AAHA Services Corporation and American Animal Hospital Association(5)
10.7	Lease of building located in York, Pennsylvania between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(6)
10.8	Supplemental Executive Retirement Plan(7)
10.9	Lease dated October 1, 2005 among Professional Veterinary Products, Ltd. and Steve Lewis and Mike Mimms(8)
10.10	Lease Agreement dated November 8, 2005 between Professional Veterinary Products, Ltd. and Independent Veterinary Group, LLC(8)
10.11	Supplemental Executive Retirement Plan (effective January 1, 2006)(9)
10.12	Separation Agreement and Release between Professional Veterinary Products, Ltd. and Cheryl E. Miller(14)
10.13	Loan Agreement with First National Bank of Omaha dated November 14, 2006(10)
10.14	Revolving Note dated November 14, 2006, to First National Bank of Omaha(10)
10.15	Term Note dated November 14, 2006, to First National Bank of Omaha(10)
10.16	Form of Security Agreement dated November 14, 2006, with First National Bank of Omaha(10)
10.17	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated November 14, 2006, in favor of First National Bank of Omaha(10)
10.18	Assignment of Rents and Leases dated November 14, 2006, in favor of First National Bank of Omaha(10)
10.19	Commercial Lease Extension and Addendum with The Independent Veterinary Group LLC and ACH BRO LLC(11)
10.20	Amendment No. 1 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(16)
10.21	Amendment No. 2 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(16)
10.22	Amendment No. 3 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(16)
11	Statement re Computation of Per Share Earnings(12)
12	Computation of Ratio of Earnings to Fixed Charges(12)

Exhibit No.	Description

21	List of Subsidiaries(13)
23.1	Consent of Quick & McFarlin, P.C. for the year ended July 31, 2006(#)
23.2	Form of consent of Baird Holm LLP (see Exhibit 5)
23.3	Consent of Quick & McFarlin, P.C. for the quarter ended October 31, 2006(#)
24.1	Power of Attorney executed by G.W. Buckaloo, Jr., D.V.M.(15)
24.2	Power of Attorney executed by Tom Latta, D.V.M.(15)
24.3	Power of Attorney executed by Buddy D. Ray, D.V.M.(15)
24.4	Power of Attorney executed by Scott A. Schuey, D.V.M.(15)
24.5	Power of Attorney executed by William Swartz, D.V.M.(15)
24.6	Power of Attorney executed by Thomas E. Wakefield, D.V.M.(15)
24.7	Power of Attorney executed by Steven E. Wright, D.V.M.(15)
24.8	Power of Attorney executed by A. Donald Janezic, Jr.(15)
24.9	Power of Attorney executed by Eileen Sam Holly Morris, D.V.M.(#)
99	Schedule of Allowances(12)

The following footnotes indicate a document previously filed as an exhibit to and incorporated by reference from the following:

(1)	Form 10-Q Quarterly Report for the period ended January 31, 2005 filed March 17, 2005.

(2)	Form 8-K Current Report dated March 7, 2005 and filed March 11, 2005.

(3)	Form 8-K Current Report dated May 26, 2006 and filed June 2, 2006.

(4)	Form S-1 Registration Statement No. 333-86629 filed on September 7, 1999.

(5)	Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-86629 filed on November 3, 2000.

(6)	Form 10-K for the fiscal year ended July 31, 2002 filed on October 29, 2002.

(7)	Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-72962 filed on August 29, 2003.

(8)	Post-Effective Amendment No. 2 to the Form S-1 Registration Statement No. 333-120426 filed on December 13, 2005.

(9)	Form 8-K Current Report dated October 19, 2006 and filed October 25, 2006.

(10)	Form 8-K Current Report dated November 14, 2006 and filed November 20, 2006.

(11)	Form 8-K Current Report dated August 2, 2006, and filed October 25, 2006.

(12)	Form 10-K for the fiscal year ended July 31, 2006 filed on October 30, 2006

(13)	Form S-1 Registration Statement No. 333-72962 filed on November 8, 2001.

(14)	Form S-1 Registration Statement No. 333-138982 filed on November 28, 2006.

(15)	Pre-Effective Amendment No. 1 to Form S-1/A Registration Statement No. 333-138982 filed on January 3, 2007.

(16)	Form 8-K Current Report dated January 3, 2007 and filed January 9, 2007.

The following footnotes are references to the following:

(#)	Filed herewith.

(*)	Portions of these exhibits have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission.